Exhibit 10.10

OPTION AND EQUITY PURCHASE AGREEMENT

by and among

BIOVENTUS LLC,

CARTIHEAL (2009) LTD.,

THE MAJOR SECURITYHOLDERS

AND

ELRON ELECTRONIC INDUSTRIES LTD.,

AS THE SECURITYHOLDER REPRESENTATIVE,

DATED AS OF

JULY 15, 2020

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF OR, IF APPLICABLE, ITS AFFILIATE, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

DEFINED TERMS

102 Plan	Section 4.14(n)
341 Legal Proceeding	Section 7.17(b)(viii)
Achievement Response Notice	Section 2.04(c)
Adjustment Dispute Notice	Section 3.04(b)(iii)
Aggregate Consideration	Section 3.03(a)
Agreed Modifications	Section 3.04(b)(v)
Agreement	Preamble
Anti-Corruption Laws	Section 4.09(e)
Antitrust Filings	Section 7.10(a)
Beneficial Enterprise	Section 4.14(w)
Bring Along Waiting Period	Section 7.17(b)(iii)
Bring-Along Notice	Section 7.17(b)(iii)
Bring-Along Provision	Section 7.17(b)(i)
Buyer	Preamble
Buyer Closing Date Calculations	Section 3.04(b)(i)
Buyer Closing Statement	Section 3.04(b)(i)
Buyer Dispute Notice	Section 2.04(c)
Buyer Indemnified Parties	Section 10.02(a)
Buyer Related Parties	Section 9.03(e)
Call Option	Section 2.01(a)
Call Option Exercise Notice	Section 2.01(c)(i)
Call Option Exercise Period	Section 2.01(b)
Certificates	Section 3.05(b)
Chosen Courts	Section 11.07(a)
Circular	Section 3.07(e)
Claim	Section 10.06
Claim Dispute Notice	Section 10.04(c)
Closing	Section 3.01
Closing Date	Section 3.01
Closing Escrow Amount	Section 3.05(g)
Closing Statement	Section 3.04(a)
COBRA	Section 4.08(c)
Company	Preamble
Company Benefit Plans	Section 4.08(a)
Company Board	Recitals
Company Dispute Notice	Section 2.04(d)
Company Indemnifiable Matter	Section 10.02(a)(ix)
Company Indemnifiable Matters	Section 10.02(a)(ix)
Company Material Adverse Change	Section 10.02(a)(i)
Company Permits	Section 4.09(f)
Company Transactions Legal Advice	Section 11.12
Consideration Spreadsheet	Section 7.07(a)
Continuing Claim	Section 10.05(c)
Covered Indebtedness	Section 7.07(c)
Data Protection Requirements	Section 4.17(c)

v

Page
Deductible	Section 10.03(a)
Deemed Achievement Notice	Section 2.04(b)
Deemed Achievement Response Notice	Section 2.04(d)
Deemed Achievement Response Period	Section 2.04(d)
Derivative Instruments	Section 3.05(b)
Designated Accounting Firm	Section 3.04(b)(v)
Designated Amount Allocation	Section 9.03(a)
Dispute Decision	Section 9.01(h)
Dispute Notice	Section 7.12(b)
Disputed Regulatory Approval Remedy	Section 9.03(c)
Divestiture Payment	Section 3.06(a)(viii)
Due Date	Section 7.04
Effective Time	Section 3.01
Equity Purchase	Section 2.01(a)
Escrowed Shares	Section 9.03(a)
Estimated Closing Cash	Section 3.04(a)
Estimated Closing Indebtedness	Section 3.04(a)
Estimated Closing Working Capital	Section 3.04(a)
Estimated Unpaid Company Transaction Expenses	Section 3.04(a)
Expert Calculations	Section 3.04(b)(v)
Expiration Notice	Section 2.02(b)
Expiration Notice Deadline	Section 2.02(b)
Export Approvals	Section 4.09(c)
Extension Request	Section 2.05
Failure to Close Remedy	Section 9.03(a)
Failure to Close Termination	Section 9.03(a)
Failure to Fund Remedy	Section 9.03(d)
Failure to Fund Termination	Section 9.03(d)
FCPA	Section 4.09(e)
Final Review Period	Section 2.05
Final Updated Disclosure Schedules	Section 2.06(b)
Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities	Section 4.18(d)
Fundamental Survival Date	Section 10.01(a)
Governmental Grant	Section 4.16(j)(i)
IDE	Section 4.18(c)
Independent Auditors	Section 7.19
Interim Option Tax Ruling	Section 7.16(c)
Interim Updated Disclosure Schedules	Section 2.06(a)
In-the-Money Company Option	Section 3.03(b)(i)
In-the-Money Company Optionholder	Section 3.03(b)(i)
In-the-Money Company Warrant	Section 3.03(c)(i)
In-the-Money Company Warrantholder	Section 3.03(c)(i)
Israeli Employees	Section 4.15(m)
Israeli Tax Certificate	Section 3.07(b)
Joint Written Instructions	Section 3.02(a)(xii)
Keren Tmura Status of Account	Section 4.16(j)(ii)

Page
Leased Real Property	Section 4.11(a)
Major Securityholders	Preamble
Malicious Code	Section 4.16(g)(ii)
Material Contract	Section 10.02(a)(i)
Material Contracts	Section 4.10(a)
Material Product and Trial Information	Section 4.18(a)
OFAC	Section 4.09(b)
Officer’s Claim Certificate	Section 10.04(a)
Option Acknowledgement	Section 3.02(a)(v)
Option Consideration	Section 3.03(b)(i)
Option Period	Section 2.03
Option Tax Ruling	Section 7.16(c)
Option Transmittal Materials	Section 3.05(a)
Other Interested Party	Section 7.08(c)
Out-of-the-Money Company Option	Section 3.03(b)(ii)
Out-of-the-Money Company Warrant	Section 3.03(c)(ii)
Outside Date	Section 9.01(c)(i)
Owned Equity Interests	Section 5.04
Payoff Letter	Section 7.07(c)
Payor	Section 3.07(a)
Payroll Portion	Section 3.05(j)
Permitted Equity Round	Section 7.02(d)
Pre-Close Financial Statements	Section 7.19
Preferred Enterprise	Section 4.14(w)
Preferred Technological Enterprise	Section 4.14(w)
Privacy Policies	Section 4.17(c)
Put Option	Section 2.02(a)
Put Option Exercise Notice	Section 2.02(c)(i)
Put Option Exercise Period	Section 2.02(b)
Qualifying Disputed Regulatory Approval Termination	Section 9.03(c)
Real Property Lease	Section 4.11(b)
Recovery	Section 10.03(g)
Relevant Individual	Section 4.16(f)
Relevant IP Contracts	Section 4.16(b)(i)(C)
Report	Section 3.06(a)(vii)
Representative Losses	Section 11.01(c)(iv)
Response Period	Section 2.04(c)
Retained Escrow Amount	Section 10.05(c)
Review Period	Section 3.04(b)(ii)
Sanctioned Country	Section 4.09(b)(iii)
SDN	Section 4.09(b)(iii)
Security Incident	Section 4.17(g)
Securityholder Indemnifiable Matter	Section 10.02(b)(iii)
Securityholder Indemnifiable Matters	Section 10.02(b)(iii)
Securityholder Material Adverse Change	Section 10.02(b)(i)
Securityholder Representative	Section 11.01(a)

Page
Series G Closing	Recitals
Series G SPA	Recitals
Set Off Right	Section 10.03(i)
Severance Pay Law	Section 4.15(m)
Share and Warrant Transmittal Materials	Section 3.05(a)
Share Transfer Deed	Section 2.07
Share Transfer Escrow Agent	Section 2.07
Shibolet	Section 11.11
Shortfall Amount	Section 3.04(b)(vi)
SIG	Section 4.16(i)
Solo Securityholder	Section 10.04(f)
Solo Securityholder Claim	Section 10.04(f)
SSA	Section 4.18(e)
Survival Date	Section 10.01(a)
Tail Insurance Coverage	Section 7.13(b)
Tax Matter	Section 7.12(h)
Tax Representations	Section 10.01(a)
Tax Survival Date	Section 10.01(a)
Termination for Convenience	Section 9.03(b)
Termination for Convenience Fee	Section 9.03(b)
The Angels Law	Section 4.14(w)
Trade Controls Laws	Section 4.09(b)
Transfer	Section 7.02(a)
Transmittal Materials	Section 3.05(a)
U.S. Subsidiary	Section 3.05(j)
UKBA	Section 4.09(e)
VAT	Section 4.14(s)
VDR	Section 1.02(n)
VEBA	Section 4.08(a)
W&C	Section 11.11
Warrantholder Acknowledgement	Section 3.02(a)(vi)
Withholding Drop Date	Section 3.07(c)

Exhibits and Schedules

EXHIBITS

Exhibit A	Investigational Plan
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Payment Agent Agreement
Exhibit D	SAP
Exhibit E	Form of Share Transfer Deed
Exhibit F	Form of Option Acknowledgement
Exhibit G	Form of Warrantholder Acknowledgment
Exhibit H	Form of Share and Warrant Transmittal Materials
Exhibit I	Form of Affidavit
Exhibit J	Form of Non-Israeli Residence Declaration
Exhibit K	Form of Consideration Spreadsheet
Exhibit L	Form of Joint Signing Press Release
Exhibit M	Form of Securityholder Representative Signing Press Release
Exhibit N	Form of Bring-Along Notice

SCHEDULES

Schedule 1.01(a)	Major Securityholders
Schedule 1.01(b)	Illustrative Working Capital Calculation
Schedule 1.01(c)	Disclosure Schedules
Schedule 1.01(d)	Key Employees
Schedule 1.01(e)	Company Equity Interests

OPTION AND EQUITY PURCHASE AGREEMENT

This Option and Equity Purchase Agreement (this “Agreement”), dated as of July 15, 2020, is entered into by and among (a) Bioventus LLC, a Delaware limited liability company (“Buyer”), (b) CartiHeal (2009) Ltd., an Israeli private company registered under number 514279645 (the “Company”), (c) the Securityholders set forth on Schedule 1.01(a) hereto (the “Major Securityholders”) and each other Securityholder that becomes a party hereto following the date of this Agreement pursuant to a Joinder Agreement and (c) Elron Electronic Industries Ltd., an Israeli public company, in its capacity as the Securityholder Representative. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, the Company is a medical device company that is focused on developing and commercializing proprietary implants for the aragonite based treatment of cartilage and osteochondral defects in traumatic and osteoarthritic joints;

WHEREAS, the Major Securityholders desire to enter into this Agreement in order to induce Buyer to consummate the subscription for Series G Preferred Shares of the Company at, and to effect the other transactions to occur at, the initial closing (the “Series G Closing”) contemplated by that certain Series G Preferred Share Purchase Agreement entered into by and among the Company, certain of the Securityholders and Buyer, dated on or around the date hereof (the “Series G SPA”);

WHEREAS, Buyer wishes to obtain from each of the Securityholders, and each Securityholder wishes to grant to Buyer, the exclusive option to acquire 100% of the Equity Interests of the Company held by each such Securityholder as of immediately prior to the Effective Time, subject to the terms hereof, as a condition precedent to Buyer’s willingness to consummate the Series G Closing;

WHEREAS, the Company wishes to obtain from Buyer, and Buyer wishes to grant to the Company, the option to require Buyer to acquire 100% of the Equity Interests of the Company held by the Securityholders as of immediately prior to the Effective Time, subject to the terms hereof;

WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has declared this Agreement and the transactions contemplated by this Agreement, including the Call Option, the Put Option and the Equity Purchase, in each case, upon the terms and subject to the conditions set forth herein, advisable to, and in the best interests of, the Company and the Shareholders, and approved entering into this Agreement, and the Shareholders of the Company have approved this Agreement in connection with the resolutions adopted with respect to the Series G Closing;

WHEREAS, the Major Securityholders set forth on the signature pages to this Agreement constitute the holders of no less than 85% of the outstanding Ordinary Shares and Preferred Shares (other than Shares held by any Buyer Entity (as defined below)), which is sufficient to approve this Agreement and consummate the transactions set forth in this Agreement;

WHEREAS, the board of managers of Buyer has approved this Agreement and the transactions contemplated by this Agreement, including the Call Option, the Put Option and the Equity Purchase, in each case, upon the terms and subject to the terms and condition set forth herein and in accordance with the Limited Liability Company Act of the State of Delaware; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Nir Altschuler is entering into a consulting agreement with Buyer in a form acceptable to the parties thereto and to become effective upon and subject to the Closing; and

WHEREAS, Buyer, the Securityholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions. As used in this Agreement:

“Action” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Actual Closing Working Capital Shortfall” means (a) if Closing Working Capital is less than Target Net Working Capital by an amount with an absolute value that is greater than the Floor Amount, an amount equal to the difference between Target Net Working Capital and Closing Working Capital, (b) if Closing Working Capital is less than Target Net Working Capital by an amount with an absolute value that is less than the Floor Amount, an amount equal to zero and (c) if Closing Working Capital is equal to or greater than Target Net Working Capital, an amount equal to zero.

“Adjustment Amount” means an amount, whether positive or negative, equal to the sum of (a) (i) Estimated Closing Working Capital Shortfall minus (ii) Actual Closing Working Capital Shortfall (but only to the extent Estimated Closing Working Capital Shortfall minus Actual Closing Working Capital Shortfall results in a negative number), plus (b) (i) Closing Cash minus (ii) Estimated Closing Cash, plus (c) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness, plus (d) (i) Estimated Unpaid Company Transaction Expenses minus (ii) Unpaid Company Transaction Expenses (in each case (b) through (d), whether a negative or positive number).

“Adjustment Escrow Fund” means an amount in cash equal to $1,000,000.

“Adverse Clinical Trial Event” means with respect to the Pivotal Clinical Trial for the Initial Device, any event occurring prior to the completion of the last subject’s 24-month follow-up visit in the Pivotal Clinical Trial (as currently defined in the Investigational Plan), that results in the placement by the FDA or any other Governmental Entity of a clinical stop on the Pivotal Clinical Trial.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person, including any general partner, managing member, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, more than 50% of the issued and outstanding equity or voting rights in an entity or the right to appoint a majority of its board of directors or other equivalent body.

“Affirmative Disclosure Obligation” means with respect to any representation and warranty set forth in Article IV, any requirement in such representation and warranty that the Company or any Company Subsidiary affirmatively deliver, make available, list, describe or otherwise set forth on the Disclosure Schedules any information.

“Aggregate Closing Consideration” means the difference of (i) the Equity Purchase Consideration minus (ii) the Adjustment Escrow Fund minus (iii) the Indemnity Escrow Fund minus (iv) the Securityholder Expense Fund.

“Aggregate Consideration” has the meaning set forth in Section 3.03(a).

“Aggregate Exercise Price” means the aggregate amount of the exercise prices payable upon the exercise in full of (i) all In-the-Money Company Options that are outstanding as of immediately prior to the Effective Time and (ii) all In-the-Money Company Warrants that are outstanding as of immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Agreed Milestone Achievement Date” means (a) following Buyer’s receipt of a Pre-Closing Milestone Notice, the date that is the earliest to occur of (i) the date on which the Company receives an Achievement Response Notice indicating Buyer’s agreement that the Regulatory Approval Milestone has been achieved, (ii) the expiration of the Response Period with respect to such Pre-Closing Milestone Notice without Buyer’s delivery to the Company of an Achievement Response Notice and (iii) the first Business Day after a determination pursuant to Section 2.04 that all of the conditions to the achievement of the Regulatory Approval Milestone were satisfied as of the date of Buyer’s receipt of such Pre-Closing Milestone Notice or (b) following the Company’s receipt of a Deemed Achievement Notice, the date that is the earliest to occur of (i) the date on which Buyer receives a Deemed Achievement Response Notice indicating the Company’s agreement that the Regulatory Approval Milestone has been achieved, (ii) the expiration of the Deemed Achievement Response Period with respect to such Deemed Achievement Notice without the Company’s delivery to Buyer of a Deemed Achievement Response Notice and (iii) the first Business Day after a determination pursuant to Section 2.04 that all of the conditions to the achievement of the Regulatory Approval Milestone were satisfied as of the date of the Company’s receipt of such Deemed Achievement Notice.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the IEC and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition through merger or acquisition or the creation or strengthening of a dominant position through merger or acquisition, in each case, that are applicable to the Equity Purchase.

“Balance Sheet Date” means the date of the most recent unaudited consolidated balance sheet of the Company included in the Financial Statements.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.

“Base Purchase Consideration” means an amount in cash equal to (a) $350,000,000 multiplied by (b) the Securityholder Ownership Percentage.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, CA, New York, NY or Tel Aviv, Israel, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Entity” means Buyer (including any successor thereof) and its controlled Affiliates.

“Buyer Fundamental Change” means (a) a merger or other consolidation involving Buyer where Buyer is not the surviving or resulting entity in the transaction or (b) a sale of all or substantially all of the assets of Buyer to another Person.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02(a).

“Buyer Ownership Percentage” means the quotient, expressed as percentage and rounded to five decimal places, of (a) the aggregate number of Ordinary Shares that are issuable upon the conversion in full of all Preferred Shares issued and outstanding immediately prior to the Effective Time and held by any Buyer Entity (for the avoidance of doubt, exclusive of any liquidation preference or accrued dividends payable with respect to any such Preferred Shares) divided by (b) the Fully Diluted Number.

“Clinical Trial” means any clinical study intended as a pivotal study for purposes of seeking regulatory approval of the Initial Device that is conducted on sufficient numbers of human subjects to establish that the Initial Device is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with the Initial Device in the field of use in which the Initial Device will be used. “Clinical Trial” shall include without limitation any clinical trial that would or does satisfy requirements of 21 C.F.R. § 814, and any foreign equivalent thereof.

“Closing Cash” means the aggregate amount of unrestricted cash and cash equivalents held by the Company and the Company Subsidiaries as of 12:01 am Israel time on the Closing Date, (a) net of all checks written (but not yet cashed), outbound wire transfers sent (but not yet cleared) and (b) credited for all checks received (but not yet cashed) and wire transfers received (but not yet cleared).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of 12:01 am Israel time on the Closing Date.

“Closing Working Capital” means Working Capital as of 12:01 am Israel time on the Closing Date. By way of illustration only, the calculation of Working Capital as of the close of business on March 31, 2020, is set forth on Schedule 1.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken under this Agreement with respect to the Initial Device, that measure of efforts and resources that is consistent with the efforts and resources that a company in the same industry as, and similarly situated to, such party normally commits to its own activities for products that are of a similar potential value, stage of research or development, life cycle and commercial potential.

“Company Divestiture” means the sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, to any Person other than a wholly-owned Subsidiary of Buyer, of (x) any material portion of the Company’s right, title and interest in the Initial Device or (y) any material portion of the Company IP that is necessary to the development, manufacture, marketing, distribution or sale of the Initial Device. For the avoidance of doubt, any such sale, transfer, or other disposition may occur in connection with or as the result of the sale, transfer or other disposition of such assets together with other assets of Buyer, or the transfer of the capital stock or other equity interests of a Subsidiary of Buyer (including the Company or any Company Subsidiary). For purposes of this definition of Company Divestiture, all references to Buyer will be deemed to include any successor-in-interest to Buyer or any direct or indirect parent entity or holding company of Buyer or such successor-in-interest (it being understood that (i) a sale of all or substantially all assets of Buyer or (ii) a change of control of Buyer, any successor-in-interest to Buyer or any direct or indirect parent entity or holding company of Buyer or such successor-in-interest shall not constitute a Company Divestiture for purposes of this Agreement).

“Companies Law” means the Israeli Companies Law, 1999.

“Company Material Adverse Change” means any event, occurrence, fact, condition, circumstance, development or change (each an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate with any other Effects, materially adverse to the business, results of operations, condition (financial or otherwise), assets or Liabilities of the Company and the Company Subsidiaries, taken as a whole; provided that the determination of whether a Company Material Adverse Change has occurred shall not include, either alone or in combination, any Effect arising out of, attributable to or relating to any of the following: (a) changes, conditions or other Effects generally effecting the Israeli economy or securities or financial markets, the United States economy or securities or financial markets or any foreign markets or economies in any location where the Company or any Company Subsidiary has operations or sales, (b) changes in IFRS or applicable Laws (or interpretation thereof), (c) changes, conditions or other Effects that generally affect the medical device industry in which the Company or any Company Subsidiary operates, (d) acts of God, calamities, natural disaster, epidemic, outbreak or escalation of acts of terrorism or war (whether or not declared), or national or international political or social conditions, (e) the public announcement or pendency of this Agreement or any transactions contemplated herein, or the identity of Buyer, (f) the taking of any action required by the express terms of this Agreement or at Buyer’s written request, or (g) any failure in and of itself (as distinguished from any Effect giving rise to or contributing to such failure) by the Company or any Company Subsidiary to meet any projections or forecasts for any period; provided, further, that the determination of whether a Company Material Adverse Change has occurred shall include any Effect referred to in clauses (a), (b), (c) or (d) to the extent that such Effect has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company or any Company Subsidiary operates.

“Company IP” means all IP Rights (a) that are owned by the Company or any Company Subsidiary (whether solely or jointly with any other Person(s)) or (b) to which the Company or any Company Subsidiary has exclusive license or other rights to under any IP Contract.

“Company Option” means each unexpired and unexercised option to purchase Ordinary Shares as of immediately prior to the Effective Time.

“Company Option Plan” means the Company’s 2011 Employee Stock Option Plan and the Company’s 2020 Employee Stock Option Plan.

“Company Subsidiary” means, collectively, the Subsidiaries of the Company.

“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company or any Company Subsidiary (but, for the avoidance of doubt, excluding any such amounts arising from actions of the Buyer following the Closing) arising from, in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and any similar transactions (with other potential acquirers), if any, in connection with the transactions leading hereto, including (a) third-party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated by this Agreement) arising from, incurred in connection with or related to this Agreement or the transactions contemplated by this Agreement (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing Date), together with any VAT or other Taxes payable in respect therewith, (b) all bonuses, incentive compensation, commissions, termination payments, retention or other change-in-control, separation, tax gross-up or other transaction-related payments to be paid to any Service Provider in connection with the Equity Purchase or any of the other transactions contemplated by this Agreement (whether paid before, on or following the Closing Date and whether or not in connection with any other contingency (including any termination of service)), but expressly excluding any Option Consideration payable to holders of In-the-Money Company Options and expressly excluding any retention bonuses or any other retention payments or benefits offered by Buyer or its Subsidiaries prior to or following the Closing or such payments that are triggered by the retention offered or a termination of service initiated by Buyer or its Subsidiaries following the Closing, (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Buyer or its Subsidiaries or the Company or any Company Subsidiary (whether paid before, on or following the Closing Date) arising from, incurred in connection with or related to this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any such Taxes arising from or incurred in connection with or related to (i) any of the foregoing in clause (b) or (ii) the payment of the Option Consideration to holders of In-the-Money Company Options), (d) the premium and any related fees, costs and expenses associated with the Company’s obligation to obtain the Tail Insurance Coverage, (e) fifty percent (50%) of the fees and expenses of the Escrow Agent and Payment Agent and (f) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of the Company or any Company Subsidiary arising from, incurred in connection with or related to the transactions contemplated by this Agreement.

“Company Warrant” means each unexpired and unexercised warrant to purchase Shares as of immediately prior to the Effective Time, if any.

“Competing Transaction Proposal” means any offer, proposal or inquiry (other than any such offer, proposal or inquiry from Buyer) relating to, or any Person’s indication of interest in, Competing Transaction.

“Competing Transaction” means any transaction or series of related transactions, other than the transactions contemplated by this Agreement involving (a) any issuance, grant, acquisition or Transfer of capital stock, other than as permitted by Section 7.01(b)(iii) or Section 7.02, (b) the sale, exclusive license, transfer, lease, exchange or disposition of all or any material portion of the assets of the Company or any Company Subsidiary (including for clarity the Initial Device), (c) any merger, consolidation, “option to purchase” transaction, share exchange, joint venture (or other similar partnership transaction), recapitalization, reorganization, liquidation, dissolution or other form of corporate business combination with or involving the Company or any Company Subsidiary, (d) the sale, assignment, transfer or license of all or any material portion of the IP Rights owned or controlled by the Company or any Company Subsidiary (including for clarity such IP Rights related to the Initial Device) or any other license, option or other rights with respect to the Initial Device, other than any (i) non-exclusive and non-commercial licenses granted to clinical research organizations, clinical sites, and/or clinical investigators who are conducting a clinical trial for the Initial Device or any other clinical trials on behalf of the Company or any Company Subsidiary, which licenses terminate at the conclusion of such clinical trial, (ii) non-exclusive licenses to use such IP Rights granted in connection with the commercial use of the Company’s or any Company Subsidiary’s products (including the Initial Device) by end-users (but which do not grant to such Persons rights to market, manufacture, sell, commercialize, or distribute such products (including the Initial Device) using such IP Rights), (iii) non-exclusive rights to manufacture the Company’s or any Company Subsidiary’s products (including the Initial Device) on behalf of the Company or a Company Subsidiary using such IP Rights granted to contract manufacturing organizations or similar vendors, sub-contractors and service providers pursuant to agreements that are terminable by the Company or a Company Subsidiary for convenience (subject to notice periods no longer than 30 days) and do not grant the other party the right to separately market, distribute, commercialize or sell such products (including the Initial Device) and (iv) coral supply agreements that (A) provide for exclusive supply rights, (B) are entered into in the ordinary course of business and (C) can be terminated by the Company or a Company Subsidiary for convenience within twelve (12) months of the Closing Date.

“Confidential Company Information” means proprietary, non-public information of the Company or any Company Subsidiary provided to or in the possession of a Company Securityholder, and all tangible embodiments thereof, including without limitation (i) any such information regarding or embodying the Company’s technology, intellectual property, products or product candidates (including the Initial Device), financial or other business information or objectives, and (ii) any other information concerning the Company or any Company Subsidiary or their respective businesses, but excluding for clarity the Confidential Transaction Information. Confidential Company Information shall not include information that (a) was publicly available prior to the date of this Agreement or hereafter becomes publicly available, other than as a result of any violation of any confidentiality provisions related thereto pursuant to this Agreement or otherwise on the part of any Securityholder, (b) was rightfully known by the applicable Securityholder prior to such Securityholder first receiving the same from Company or Buyer (as provable by the applicable Securityholder’s contemporaneous written records), (c) the applicable Securityholder lawfully received from a third party who, to the knowledge of such Securityholder, is not subject to any legally binding obligation or duty to any party hereto with respect to the confidentiality of such information, (d) is required to be disclosed by the applicable Securityholder or any of its Affiliates pursuant to an Order, the provisions of applicable Law or any stock exchange regulations applicable to such Securityholder or any of its Affiliates; provided, that, to the extent practicable and legally permissible, such Securityholder will (x) inform and disclose to Buyer in advance of any such required disclosure, and in any event shall notify Buyer of such requirement and (y) limit such disclosure to only such Confidential Company Information required to be disclosed; provided that none of the foregoing shall prevent or limit the ability of a Securityholder or its Affiliate from timely complying with any such mandatory disclosure obligations as required by an Order, the provisions of applicable Law or any stock exchange regulations or (e) if a Securityholder or any of its Affiliates is a public company, include in its or their periodic public reports to the relevant securities authorities and stock exchanges information with respect to the Company as required by applicable Law or stock exchange regulations and in a manner consistent with past practice.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of January 23, 2020, by and between Buyer and the Company.

“Confidential Transaction Information” means proprietary, non-public information or materials with respect to, regarding or embodying the terms and provisions of this Agreement, the Disclosure Schedules, the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiations hereof and thereof and the transactions contemplated hereby and thereby. Confidential Transaction Information shall not include information that (a) was publicly available prior to the date of this Agreement or hereafter becomes publicly available, other than as a result of any violation of any confidentiality provisions related thereto pursuant to this Agreement or otherwise on the part of the receiving party, (b) the receiving party lawfully received from a third party, to the knowledge of such receiving party, who is not subject to any legally binding obligation or duty to any party hereto with respect to the confidentiality of such information or (c) is required to be disclosed by the applicable receiving party or any of its Affiliates pursuant to an Order, the provisions of applicable Law or any stock exchange regulations applicable to such receiving party or any of its Affiliates; provided, that, to the extent practicable and legally permissible, such receiving party will (x) inform and disclose to Buyer (if such receiving party is not the Buyer) or the Securityholder Representative (if such receiving party is the Buyer) in advance of any such required disclosure, and in any event shall notify such party of such requirement and (y) limit such disclosure to only such Confidential Company Information required to be disclosed; provided that none of the foregoing shall prevent or limit the ability of a receiving party or its Affiliates from timely complying with any such mandatory disclosure obligations as required by an Order, the provisions of applicable Law or any stock exchange regulations.

“Consideration Spreadsheet” has the meaning ascribed to such term in Section 7.07.

“Contracts” means, with respect to any Person, any agreement, contract, lease, sublease, purchase order, credit agreement, bond, debenture, note, mortgage, deed of trust, indenture, guarantee, permit, concession, franchise or other instrument, arrangement, commitment, license, understanding or undertaking that is or purports to be legally binding on such Person, whether written or oral, including all amendments, supplements, exhibits and schedules thereto.

“D&O Indemnified Liability” has the meaning set forth in Section 7.13.

“D&O Indemnified Parties” has the meaning set forth in Section 7.13.

“Damages” means any and all Actions, losses, costs, damages (other than (i) any punitive or similar theories of damages, except to the extent actually paid to third party pursuant to a third party Claim, or (ii) consequential or similar theories of damages except to the extent reasonably foreseeable), penalties, assessments, Liabilities and out-of-pocket expenses, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees and court or arbitration costs.

“Data Protection Laws” means any and all applicable Laws concerning the privacy or security of Personal Data (including any applicable Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated and guidance issued by Governmental Entities thereunder, including as applicable, HIPAA, Federal Trade Commission Act, the California Consumer Privacy Act of 2018, and the General Data Protection Regulation 2016/679 (the “GDPR”), the EU ePrivacy Directive 2002/58/EC (as amended and replaced from time to time), the United Kingdom Data Protection Act 2018, the Israeli Privacy Protection Law, 1981, and any other data protection laws, implementing legislation, recommendations and deliberations of the relevant privacy commissioners and data protection authorities, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, regulatory requirements, rule or other binding instrument of any country where Company or any of the Company Subsidiaries has a presence, applicable to the Processing of Personal Data.

“Deductible” has meaning set forth in Section 10.03(a).

“Designated Amount” means an amount in cash equal to $50,000,000.

“Disclosure Schedules” means the disclosure schedules delivered by the Company and set forth as Schedule 1.01(c).

“Disqualifying Interim Action” means an action that (a) would or would reasonably be expected to prevent, impede or delay (i) the ability of the Company, the Securityholders, the Securityholder Representative or Buyer to consummate the Equity Purchase or (ii) the ability of the Company or any Company Subsidiary (or Buyer or any of its Affiliates after the Closing) to develop, manufacture, market, distribute or sell (including obtaining reimbursement for) the Initial Device (other than entry into coral supply agreements in the ordinary course of business consistent with past practice that provide for exclusive supply rights), (b) would or would reasonably be expected to result in an increase to the monthly cash burn rate of the Company following the Closing in an amount in excess of 30% of the average monthly cash burn rate of the Company for the consecutive twelve (12) months prior to the date of this Agreement or (c) is taken with the bad faith intention of delaying or shifting any financial or other Liability to Buyer after the Closing. For the avoidance of doubt, any action taken with the prior written consent of Buyer shall not be a “Disqualifying Interim Action.”

“Divestiture” means (a) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates (including, following the Effective Time, the Company or any Company Subsidiary), or the holding separate of any Equity Interests of the Company or any Company Subsidiary, (b) the imposition of any limitation or restriction on the ability of Buyer or any of its Affiliates (including, following the Effective Time, the Company or any Company Subsidiary) to conduct freely their respective businesses or own any of their respective assets, (c) any limitation or regulation on the ability of Buyer or any of its Affiliates to acquire ownership of Equity Interests of the Company or any Company Subsidiary pursuant to the Equity Purchase or to exercise full rights of ownership of the Company or any Company Subsidiary or (d) the making of any payment or commercial concession to any Person as a condition to obtaining any required consent of any Person in connection with the Equity Purchase.

“Effective Time” has the meaning set forth in Section 3.01.

“Encumbrance” means any charge (whether fixed or floating), claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, easement, encroachment, right of way, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law or any agreement with any Governmental Entity or other Person, relating to human health and safety, the environment, natural resources, flora and fauna or Hazardous Substances.

“Equity Interests” means, with respect to any Person, and (a) shares of capital stock or voting securities of such Person, (b) securities of such Person convertible into or exchangeable for shares of capital stock or voting securities of such Person or (c) options or other rights to acquire from such Person, or other obligation of such Person to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Person.

“Equity Purchase Consideration” means an amount in cash equal to (a) Base Purchase Consideration, plus (b) the Aggregate Exercise Price minus (c) the sum of (i) the amount of Estimated Closing Indebtedness and (ii) the amount of Estimated Unpaid Company Transaction Expenses and (iii) the Estimated Closing Working Capital Shortfall plus (d) the amount of Estimated Closing Cash.

“ERISA” has the meaning set forth in Section 4.08(a).

“ERISA Affiliate” means any trade or business employer (whether or not incorporated) that is treated together with the Company as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under of Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 3.05(g).

“Escrow Agreement” means that certain Escrow Agreement, dated as of even date herewith, by and among the Escrow Agent, Buyer, the Company and the Securityholder Representative.

“Escrow Release Notice” means a written notice by the Company to the Escrow Agent (with a copy delivered to Buyer concurrently) indicating that (i) a Failure to Close Termination has occurred pursuant to Section 9.03(a), (ii) the Escrow Agent is authorized and directed to release the Designated Amount to the Company and to the Payment Agent (for further disbursement to the Securityholders in accordance with the provisions hereon below), (iii) the Escrow Agent’s authority to release the Designated Amount in accordance with such Escrow Release Notice shall be effective at the Objection Deadline if, and only if, the Escrow Agent shall not have received an Escrow Release Objection prior to the Objection Deadline, (iv) the Escrow Agent’s authority to release the Designated Amount shall be revoked automatically with no required action by the Company or the Securityholder Representative if an Escrow Release Objection is received by the Escrow Agent prior to the Objection Deadline (and thereafter the Designated Amount shall be released only (A) pursuant to and in accordance with joint instructions executed by the Buyer and the Company or (B) pursuant to and in accordance with a final written decision of a Chosen Court), and (v) a copy of the Escrow Release Notice was delivered to Buyer concurrently with the delivery of the Escrow Release Notice to the Escrow Agent.

“Escrow Release Objection” means written notice from Buyer to the Escrow Agent (with a copy delivered to the Company concurrently) objecting to the Escrow Agent’s release of the Designated Amount pursuant to an Escrow Release Notice and stating in reasonable details the basis for such objection.

“Estimated Closing Working Capital Shortfall” means (a) if Estimated Closing Working Capital is less than Target Net Working Capital by an amount with an absolute value that is greater than the Floor Amount, an amount equal to the difference between Target Net Working Capital and Estimated Closing Working Capital, (b) if Estimated Closing Working Capital is less than Target Net Working Capital by an amount with an absolute value that is less than the Floor Amount, an amount equal to zero and (c) if Estimated Closing Working Capital is equal to or greater than Target Net Working Capital, an amount equal to zero.

“Excess Amount” has the meaning set forth in Section 3.04(b)(vii).

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Floor Amount” means an amount equal to twenty-five percent (25%) of the absolute value of Target Net Working Capital.

“Fully Diluted Number” means, without duplication, the sum of (a) the total number of Ordinary Shares that are issued and outstanding immediately prior to the Effective Time, (b) the total number of Ordinary Shares that are issuable upon the conversion in full of all Preferred Shares issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, exclusive of any liquidation preference or accrued dividends payable with respect to any such Preferred Shares) and (c) the total number of Ordinary Shares that are issuable upon the conversion or exercise in full of (i) all In-the-Money Company Options and (ii) In-the-Money Company Warrants, each case of (i) and (ii), that are outstanding immediately prior to the Effective Time. For the avoidance of doubt, the “Fully Diluted Number” shall exclude (x) Shares subject to any Company Options that are not In-the-Money Company Options as of immediately prior to the Effective Time and (y) Shares subject to Company Warrants that are not In-the-Money Company Warrants as of immediately prior to the Effective Time.

“Fully Diluted Ordinary Number” means, without duplication, the sum of (a) the total number of Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and (b) the total number of Ordinary Shares that are issuable upon the conversion or exercise in full of (i) all In-the-Money Company Options and (ii) In-the-Money Company Warrants, each case of (i) and (ii), that are outstanding immediately prior to the Effective Time. For the avoidance of doubt, the “Fully Diluted Ordinary Number” shall exclude (x) Shares subject to any Company Options that are not In-the-Money Company Options as of immediately prior to the Effective Time and (y) Shares subject to Company Warrants that are not In-the-Money Company Warrants as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 4.01 (Organization, Good Standing and Qualification), Section 4.02 (Due Authorization), Section 4.03 (Governmental Approvals; No Conflict), Section 4.04(a) (Capital Structure), Section 4.04(b) (Capital Structure), Section 4.14 (Taxes), Section 4.16 (Intellectual Property), Section 4.17 (Regulatory and Privacy Compliance) (solely to the extent relating to compliance with the rules and regulations of the FDA and the conduct of the Pivotal Clinical Trial), Section 4.18 (Product and Clinical Trials Disclosures) and Section 4.23 (Brokers and Finders).

“GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or other entity generally recognized as having the right to establish such principles in the United States.

“Governmental Entity” means any Israeli, United States, federal, state, local, foreign or international government or political subdivision thereof, any court, administrative body, agency or commission or other legislative, executive, judicial, governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, with competent jurisdiction, including, without limitation, the IIA. For clarity, the FDA is considered Governmental Entities.

“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law, (b) any petroleum or petroleum-derived product, radon, radioactive material, waste, asbestos in any form, lead or lead-containing material, urea formaldehyde foam insulation, medical waste, biohazards, mold and polychlorinated biphenyl and (c) any other substance that is regulated under or may be the subject of any Action by any Governmental Entity in connection with any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“IEC” means the Israeli Economic Competition Law, 1999.

“IFRS” means the then current International Financial Reporting Standards.

“IIA” mean the Israel Innovation Authority (formerly known as the Office of Chief Scientist), of the Ministry of the Economy and Industry.

“Initial Device” means aragonite based off-the-shelf implant for use in cartilage and osteochondral defects in traumatic and osteoarthritic joints proprietary to the Company that is the subject of the Pivotal Clinical Trial and that is currently known as Agili-C™, together with all improvements, modifications, or alterations thereto which may be implemented by or on behalf of Company during the Option Period.

“Initial Device IP” means Company IP which is related to the Initial Device.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, contingent or otherwise, all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing Liabilities (including any costs and fees incurred with prepaying or redeeming any such Liabilities and any related hedging arrangements), (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person in respect of any lease of (or other arrangement conveying the right to use) real property or personal property, or a combination thereof, which obligations are required to be classified and accounted for under IFRS as capital leases, (d) any payment obligation of such Person in respect of interest under any existing interest rate swap or hedge agreement, (e) any negative cash or overdraft balances with respect to any bank account in the name of such Person, (f) all Liabilities of others secured by any Encumbrance on any asset of such Person (whether or not the Liability secured thereby has been assumed by such Person); (g)

all Liabilities of such Person under any letter of credit, banker’s acceptance or similar credit transaction, (h) all guarantees by such Person of any of the foregoing Liabilities of any other Person and (i) the balance of the Company’s Liability to the IIA at the Closing Date, namely the total amount of grants received by the Company in NIS, converted to an amount in U.S. dollars, in accordance with the U.S. dollar rate published in the Wall Street Journal on the date of grant, plus the variable interest rate at the annual LIBOR interest rate for dollar deposits, as published in the Wall Street Journal on the first trading day of each year, or in accordance with an alternate rate published by the Bank of Israel less all amounts repaid on account of such Liability to the IIA by the Company prior to the Closing Date; but specifically excluding from clauses (a) through (i) above: (i) any Liabilities to the IIA solely to the extent payable in connection with any potential post-Closing transfer outside of Israel of technology or manufacturing rights of the Company; (ii) any Company Transaction Expenses; (iii) Liabilities repaid or terminated prior to the Closing; and (iv) intercompany Liabilities solely between the Company and any of its Subsidiaries.

“Indemnity Escrow Fund” means an amount in cash equal to $40,000,000.

“Investigational Plan” means the clinical study protocol for the Pivotal Clinical Trial, attached hereto as Exhibit A.

“IP Contract” means any of the following Contracts concerning IP Rights to which the Company or any Company Subsidiary is a party: (a) Contracts granting or obligating a Person to grant the Company or any Company Subsidiary a license, an option to license, or any other right or immunity with respect to any IP Rights owned or held by such granting Person; (b) Contracts under which the Company or any Company Subsidiary has granted or is obligated to grant a license, and option to license, or any other right or immunity under any Company IP (including by way of a sublicense under any IP Rights of an upstream licensor of the Company or any Company Subsidiary) to any other Person; (c) Contracts imposing restrictions on assertion of IP Rights (including prosecution and maintenance, enforcement, and defense rights) and covenants not to sue under IP Rights; (d) Contracts for settlement of matters with respect to IP Rights; (e) consortium, standards body and patent pool Contracts involving IP Rights; (f) Trademark Rights coexistence Contracts and (g) Contracts under which consents to use Trademark Rights are given or obtained, including in each case all amendments, supplements, exhibits and schedules thereto.

“IP Rights” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, and all applications therefor, including all (a) patents, patent applications (including provisional patent applications), invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patent Rights”), (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, and all applications therefor, together with the goodwill symbolized by any of the foregoing (“Trademark Rights”), (c) copyrights and all applications therefor and copyrightable subject matter (“Copyrights”), (d) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (e) rights of publicity, privacy, and rights to personal information, and (f) moral rights and rights of attribution and integrity.

“IRS” has the meaning set forth in Section 4.08(c).

“Israeli Code” means the Israeli Income Tax Ordinance of Israel New Version, 1961, as amended, and the rules and regulations promulgated thereunder, including, any publications and clarifications issued by the ITA.

“ITA” means the Israel Tax Authority.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment.

“Joinder Agreement” means a joinder agreement in the form attached hereto as Exhibit B.

“Key Employee” means each of the persons set forth (and the role of such person indicated beside their name) on Schedule 1.01(d), which, in the event of any departure of any Key Employee, may be updated from time to time by the Company following the date hereof with replacement individuals who can reasonably fulfill the same functions (an “Eligible Replacement”) and with the written consent of Buyer (not to be unreasonably withheld, conditioned or delayed, taking into account the relevant qualifications, experience and knowledge of the proposed replacement); provided, however, that Buyer shall be deemed to have approved an Eligible Replacement to the extent that Buyer has not objected to such Eligible Replacement in a writing delivered to the Company within ten (10) Business Days of the Company’s written request for Buyer’s consent with respect to such Eligible Replacement; provided further, that Buyer shall not have the right to withhold its consent with respect to any Eligible Replacement who is, at the time of the Company’s proposal that such Person be a Key Employee, an existing employee of the Company so long as such proposed Eligible Replacement has adequate qualifications, experience and knowledge (or combination of any two of qualifications, experience or knowledge) to fulfill the same functions as the Key Employee being replaced by such Eligible Replacement.

“Knowledge of the Company” “Company’s Knowledge” means, with respect to any matter in question relating to the Company and the Company Subsidiaries, the actual knowledge of (a) the Company’s Chief Executive Officer, Chief Financial Officer, Vice President of Research and Development, and Vice President of Quality Assurance and Regulatory Affairs and (b) the Chairman of the Company Board, in each case, after reasonable inquiry, none of whom shall have any personal Liability regarding such knowledge solely by virtue of being named a knowledge party hereunder (but, for the avoidance of doubt, nothing in this definition of “Knowledge of the Company” shall limit any Person’s obligations as set forth in this Agreement, including as set forth in Article X).

“Law” means any federal, state, local or foreign law, statute or ordinance, rule, regulation, directive, code, order, judgment, agency requirement, license, permit, injunction or decree enacted, issued, promulgated, enforced or entered by any Israeli, United States or foreign government or agency or by any other Governmental Entity.

“Liabilities” means, with respect to any Person, any and all debts, indebtedness (including Indebtedness of the Company with respect to Liabilities of the Company), liabilities, commitments and obligations of any kind or nature of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including those arising under any Law, principles of common law (including, whether arising out of any contract or tort based on negligence or strict liability), any award of any arbitrator or mediator of any kind, and those arising under any Contract, whether or not the same would be required by applicable accounting standards to be reflected in financial statements or disclosed in the notes thereto.

“Material Product and Trial Information” has the meaning set forth in Section 4.18(a).

“Milestone Set Off Amount” means, as of any relevant date of determination, an amount in cash equal to the aggregate Damages for which Buyer has elected to exercise the Set Off Right in accordance with Section 10.03(i) and that have not previously been applied in satisfaction of Buyer’s obligation to pay the Sales Milestone Consideration.

“Notified Body” means an organization that has been designated by a member state of the European Union to assess the conformity of certain products, before being placed on the E.U. market, with the applicable essential technical requirements.

“Objection Deadline” means with respect to an Escrow Release Notice, 5:01 p.m. Israel time on the fifth (5th) Business Day following the delivery to the Escrow Agent of such Escrow Release Notice.

“Open Source Software” means any software licensed, provided, or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Option Exercise Period” means the Call Option Exercise Period or the Put Option Exercise Period, as the context requires.

“Optionholders” means (a) with respect to any time before the Effective Time, collectively, the holders of record of outstanding Company Options as of such time and (b) with respect to any time from and after the Effective Time, collectively, the holders of record of outstanding Company Options as of immediately prior to the Effective Time.

“Order” means any order, writ, judgment, injunction, decree, ruling, verdict or award.

“Ordinary Shares” means the Company’s Ordinary Shares, NIS 0.01 nominal value per share.

“Ordinary Per Share Consideration” means an amount in cash equal to (a) the portion of the Aggregate Consideration payable to holders of Ordinary Shares, In-the-Money Company Options and In-the-Money Company Warrants (to the extent exercisable into Ordinary Shares) divided by (b) the Fully Diluted Ordinary Number.

“Organizational Documents” means, with respect to any Person, as applicable, the constitution, articles, memorandum, articles or certificate of incorporation, organization or association, the bylaws, the voting agreements, the shareholders agreement, the limited partnership agreement, the partnership agreement, the limited liability company agreement, operating agreement, formation agreement or similar organizational documents of such Person. For the avoidance of doubt, the Organizational Documents of the Company shall include the Company’s Amended and Restated Articles of Association, as in effect from time to time.

“Other Clinical Trials” means any clinical trial conducted by or on behalf of the Company or any Company Subsidiary, other than the Pivotal Clinical Trial.

“Party” means each of Buyer, the Company, the Securityholders and the Securityholder Representative.

“Payment Agent” has the meaning set forth in Section 3.05(a).

“Payment Agent Agreement” means an agreement to be entered into by the Payment Agent, Buyer and the Securityholder Representative, in the form attached hereto as Exhibit C.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or being contested in good faith by appropriate procedures for which a reserve has been established in accordance with IFRS on the Financial Statements, (b) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, (c) Encumbrances securing Indebtedness to the extent such Indebtedness is taken into account in computing Closing Indebtedness, (d) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation, (e) Encumbrances that will be released and discharged at or prior to the Closing and (f) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records.

“Permitted Transferee” shall have the meaning ascribed to such term under the Company’s Articles of Association as in effect on the date hereof.

“Person” means an individual, corporation (including not-for-profit), partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, estate, trust, association or other entity or group of any kind or nature.

“Personal Data” means information that identifies or could be used to identify an individual, including: (a) Protected Health Information as defined under HIPAA; (b) Personal Data as defined under the GDPR and (c) any information pertaining to an individual that is regulated or protected by Data Protection Laws.

“PHSA” means the Public Health Service Act of 1944, as amended.

“Pivotal Clinical Trial” means CLN 0021: A Prospective Multicenter Open-label Randomized Controlled Trial of Agili-C™ vs. Surgical Standard of Care (SSOC) for the Treatment of Joint Surface Lesions of the Knee with the ClinicalTrials.gov identifier NCT03299959.

“Pivotal Clinical Trial Success” means, with respect to the Pivotal Clinical Trial, (a) success in the Primary Endpoint, as defined in the Investigational Plan and SAP, (b) success in the change from baseline to 24 months in the average overall KOOS score (Pain, Symptoms, QOL, ADL & Sports) in patients with osteoarthritis (Kellgren-Lawrence grade 2-3) secondary endpoint and (c) success in the change from baseline to 24 months in the average overall KOOS score (Pain, Symptoms, QOL, ADL & Sports) in patients with total lesion(s) size >3cm² secondary endpoint.

“Pre-Closing Milestone Notice” means a written notice, executed by the Chief Executive Officer of the Company (or any other director authorized by the Board of Directors for such purpose), notifying Buyer of the Company’s achievement of the Regulatory Approval Milestone.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred Shares” means all series of the Company’s preferred shares, NIS 0.01 nominal value per share.

“Pre-Market Approval Application” means the first pre-market approval application submitted by the Company to the FDA with respect to Regulatory Approval.

“Processing” has the same meaning given to such term in the GDPR.

“Pro Rata Share” means, with respect to any Securityholder and referenced amount, a portion of such referenced amount equal to (a) such referenced amount multiplied by (b) the amount obtained by dividing (i) the portion of the Aggregate Consideration actually paid at the relevant time to such Securityholder pursuant to this Agreement by (ii) the total Aggregate Consideration actually paid at the relevant time to all Securityholders, in each case as set forth on the Consideration Spreadsheet. For the avoidance of doubt, any consideration which should have been paid but not paid solely due to offset in accordance with the provisions hereof shall be deemed as if actually paid to the applicable Securityholder(s).

“Qualifying Disclosure Update” means an update that (a) is set forth on the Final Updated Disclosure Schedule, (b) reflects facts, changes or circumstances (i) first arising after the date hereof in the ordinary course of business or otherwise as a result of an action initiated by a third party other than the Company or a Company Subsidiary or the Securityholders, and (ii) not arising from a breach of any covenant contained in this Agreement, and (c) does not arise from circumstances that will or would reasonably be expected to (i) prevent, materially impede or materially delay the ability of the Company or any Company Subsidiary (or Buyer or any of its Affiliates after the Closing) to (A) consummate the Equity Purchase or (B) to develop, manufacture, market, distribute or sell (including obtaining reimbursement for) the Initial Device (excluding the Company’s entry into coral supply agreements in the ordinary course of business consistent with past practice that provide for exclusive supply rights) or (ii) result in the suffering or incurrence of Damages (excluding costs incurred pursuant to ordinary course commercial, corporate or employee/labor arrangements) by the Company or any Company Subsidiary (or Buyer or any of its Affiliates following the Closing) (A) that are in excess of $1,000,000 (individually or in the aggregate with all other updates to the Disclosure Schedules) or (B) with respect to which, if the Closing were to occur, Buyer would not be entitled to indemnification under this Agreement.

“Registered IP” means all Company IP that is registered, filed, or issued under the authority of any Governmental Entity, including all Patent Rights, registered copyrights, registered Trademark Rights, registered databases, and domain names, and for clarity including all applications for any of the foregoing.

“Regulatory Approval” means Pivotal Clinical Trial Success is achieved and the FDA approves the Initial Device for marketing with label indications meaning that it is safe and effective for use consistent in all respects with Pivotal Clinical Trial Success, including, for the avoidance of doubt, the secondary endpoints included in the definition of Pivotal Clinical Trial Success.

“Regulatory Approval Milestone” means the Company’s achievement of Regulatory Approval for the Initial Device.

“Regulatory Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 301 et seq., and the rules and regulations promulgated and enforced by the FDA thereunder), PHSA, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Israeli Ministry of Health Guidelines entitled “Clinical Trials and Human Subjects”, 2016, as amended and the regulations promulgated pursuant to such laws, and any similar Laws of any comparable local, state, federal, or foreign Governmental Entity.

“Related Party” means any director, officer, employee, Affiliate (which for purposes of this definition of “Related Party” includes any shareholder of the Company or any Company Subsidiary that owns more than five percent (5%) of the Company’s issued and outstanding share capital) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934) of the Company or any Company Subsidiary.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Review Board” means any domestic, foreign or international institutional review board, privacy board or ethics committee approving the Pivotal Clinical Trial involving the Initial Device.

“Sales” means at any date of determination, for the applicable period, the aggregate gross worldwide amount (expressed in U.S. dollars and calculated in accordance with U.S. GAAP, as applied in a manner consistent with Buyer’s audited consolidated financial statements) of revenues recognized by any Buyer Entity (specifically excluding any reductions deriving from inter-company transactions between Buyer Entities) from (a) sales of the Initial Device or any component thereof (including related services) to a third party that is not a Buyer Entity (including for clarity to any such third parties who are distributors or wholesalers of the Initial Device) and (b) to the extent not already included in the foregoing, royalties or licenses of Company IP to a third party that is not a Buyer Entity (with any up-front license payment recognized over the course of the term of the relevant license solely to the extent so required by U.S. GAAP, and without duplication of any amounts included pursuant to sub-section (a) above); provided, that with respect to sales which are not a “stand-alone” sale and are sold or provided as a “bundled sale” (a “Bundled Sale”), the term “Sales” shall mean the actual revenues recognized for such Bundled Sale multiplied by the quotient obtained by dividing (i) the price of the Initial Device or any component thereof (as set forth in Buyer’s formal price list as in effect at such time) by (ii) the sum of such price of the Initial Device or any component thereof included in such Bundled Sale (as set forth in Buyer’s formal price list) plus the price for the Buyer’s product and/or a third party product or service sold by Buyer included in such Bundled Sale (as set forth in the Buyer’s formal price list as in effect at such time). For purposes of this definition of Sales, all references to Buyer will be deemed to include any successor-in-interest to Buyer or any direct or indirect parent entity or holding company of Buyer or such successor-in-interest.

“Sales Milestone Consideration” means an amount in cash equal to (a) the product of (i) $150,000,000 multiplied by (ii) the Securityholder Ownership Percentage minus (b) any Milestone Set Off Amount.

“Sales Milestone” means Sales, over any consecutive twelve (12) calendar month period, in excess of $100,000,000.

“SAP” means the statistical analysis plan of the Pivotal Clinical Trial, as attached hereto as Exhibit D.

“SEC” means the United States Securities and Exchange Commission.

“Section 102 Option” means a Company Option granted subject to Section 102(b)(2) of the Israeli Code and intending to qualify under the “capital gains track” set forth therein.

“Section 102 Plan” means each of the Company’s employee equity incentive plans that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Code.

“Section 102 Share” means a share issued upon exercise of a Section 102 Option.

“Section 102 Trustee” means a trustee appointed by the Company with respect to the Section 102 Plan in accordance with the provisions of Section 102(b) of the Israeli Code.

“Securityholders Disclosure Schedules” means the disclosure schedules delivered by the Company on behalf of the Securityholder and set forth as Schedule 1.01(e).

“Securityholder Expense Fund” means an amount in cash equal to $200,000.

“Securityholder Material Adverse Change” means with respect to any Securityholder, any change, event, circumstance, condition or effect that, individually or in the aggregate and following all efforts made by such Securityholder or its legal successor or assignee to correct such change, event, circumstance, condition or effect) will or would be reasonably likely to prevent such Securityholder’s ability to consummate the Equity Purchase, unless the Closing can be consummated pursuant to the Bring-Along provisions under Section 7.17.

“Securityholders” means, collectively, (a) the Shareholders, (b) In-the-Money Company Optionholders and (c) In-the-Money Company Warrantholders, in each case, as of immediately prior to the Effective Time.

“Securityholder Ownership Percentage” means the difference, expressed as a percentage and rounded to five decimal places, of (a) 1.00 minus (b) the Buyer Ownership Percentage.

“Securityholder Representations” means the representations and warranties of the Securityholders set forth in Article V.

“Securityholder Representative” has the meaning set forth in Section 11.01.

“Service Provider” means any director, officer, individual advisor, individual consultant, individual independent contractor or employee of the Company or any Company Subsidiary.

“SSA” has the meaning set forth in Section 4.18(e).

“Shares” means shares of the Ordinary Shares and Preferred Shares.

“Shareholders” means the holders of record of any Shares as of immediately prior to the Effective Time, other than any Buyer Entity.

“Statistical Report” means with respect to the Pivotal Clinical Trial, a statistical analysis report of study results, as will be prepared by the Pivotal Clinical Trial’s external bio-statistician after the last subject completes the 24-month follow-up visit, as currently defined in the Investigational Plan and SAP and as submitted to the Company on the Statistical Report Date.

“Statistical Report Date” means up to 48 hours from receiving the Statistical Report.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Takeover Statute” has the meaning set forth in Section 4.12.

“Target Net Working Capital” means the average of Working Capital of the Company and the Company Subsidiaries, taken together, for each calendar month-end during the six months immediately preceding the Closing; provided, that solely for the purpose of calculating the Target Net Working Capital, the amount of coral inventory of the Company and/or its Subsidiaries for each calendar month end during the six months immediately preceding the Closing shall be deemed to be equal to the amount of coral inventory of the Company and/or its Subsidiaries as of the date that is 180 days prior to the Closing.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof having or purporting to exercise jurisdiction with respect to such Tax.

“Taxes” (including, with correlative meaning, “Tax”) means with respect to any Person, any and all applicable statutory, governmental, federal, state, local, municipal, foreign and other income, net income, alternative or add-on minimum, gross income, gross receipts, sales, use, production, ad valorem, value added, documentary, franchise, share capital, registration, profits, escheat, license, lease, service, service use, withholding, payroll, social security (or equivalent), employment, unemployment, disability, goods and services, financial transaction, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal, tangible or intangible), abandoned or unclaimed property, inventory, capital gain, capital stock, employees’ income withholding, Israeli social security (Bituach Leumi) (or similar), national health care (Bituach Breiyut), social insurance, workers’ compensation, real property gains, windfall profits, customs, duties, custom duty or other taxes, governmental fees, fees, imposts, contributions, rates, levies (including social security), assessments or charges of any kind whatsoever (however denominated), together with any interest, fines, inflation linkage, additions thereto or additional amounts or penalties (in each case, whether disputed or not), imposed by any Tax Authority on such Person.

“Tax Matter” has the meaning set forth in Section 7.12.

“Tax Return” means any return, declaration, report, claim for refund, information return statement, estimate, schedule, notice, notification, form, election, certificate or other document or information relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to any Tax Authority in connection with the determination, assessment, collection or payment of any Tax of any Person or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Payment Agent Agreement, the Joinder Agreements, the Option Acknowledgements, the Warrantholder Acknowledgements, the Share Transfer Deeds and any other document or certificate delivered by the Company, the Securityholders in their capacity as such or the Securityholder Representative pursuant hereto.

“Transfer Taxes” means any applicable transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added, goods and services, and other similar Taxes (including any penalties and interest) incurred in connection with the transactions contemplated by the Agreement.

“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that have not been paid as of 12:01 a.m. Pacific time on the Closing Date, specifically excluding any Company Transaction Expenses payable to Credit Suisse Securities (USA) LLC (“CS”) pursuant to that agreement dated January 1, 2020 (the “CS Agreement”) solely to the extent due and payable as a result of the Sales Milestone Consideration or Divestiture Payments, if any, hereunder.

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge and intention that the taking of, or the failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Working Capital” means, to the extent required to be reflected on a balance sheet in accordance with IFRS: (a) current assets of the Company and the Company Subsidiaries minus (b) current liabilities of the Company and the Company Subsidiaries, but excluding Closing Cash, Closing Indebtedness and Company Transaction Expenses. For purposes of calculating Working Capital (and as a result thereof, of the Target Net Working Capital) as described above, (i) “current liabilities” shall expressly exclude any short-term and long-term deferred revenue and all current liabilities for Taxes and all income and deferred Tax liabilities, (ii) “current liabilities” shall expressly exclude (A) any Liabilities of any kind, whether existing or potential (including without limitation in connection with any potential future transfer outside of Israel of technology or manufacturing), to the IIA, except for unpaid royalties owed to the IIA for revenues earned during the periods prior to the Closing, and (B) Liabilities between the Company and any of its Subsidiaries, (iii) “current assets” shall expressly exclude all income and deferred Tax assets and (iv) notwithstanding the foregoing and IFRS, for the purpose of calculating Working Capital (and as a result thereof, Target Net Working Capital and the Closing Working Capital), the cost of the inventory of raw corals shall be the cost of purchase by the Company or any Subsidiary of such raw corals.

Section 1.02 Interpretations.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The word “or” is used in the inclusive sense of “and/or.” The use of the words “or,” “any” and “either” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) Reference to “$” and “dollars” are to the currency of the United States of America and references to “NIS” is to the currency of the State of Israel.

(j) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(l) Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(m) The parties hereto agree that any reference in a particular Section of the Disclosure Schedules, the Final Updated Disclosure Schedules or the Securityholders Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that are contained in any other Section of this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on the face of such disclosure. The parties further agree that, notwithstanding anything herein (but without limitation of Section 2.06(c)), the Final Updated Disclosure Schedules may include new disclosures and exceptions with respect to any representation and warranty made by the Company in Article IV.

(n) Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Buyer or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Company hosted by Intralinks Inc. in connection with the transactions contemplated hereby (the “VDR”) no later than 12:01 a.m. North Carolina time on the date that is two (2) Business Days prior to the Closing and has been made available on a continuous basis by or on behalf of the Company for review therein by Buyer and its Representatives since such time.

ARTICLE II.

THE EQUITY PURCHASE OPTION

Section 2.01 Call Option.

(a) Grant of Call Option. In consideration for, among other consideration, the Equity Purchase Consideration and the other rights of the Securityholders under this, (including without limitation, any rights to the remaining Aggregate Consideration, if applicable), each Major Securityholder hereby grants to Buyer an irrevocable and exclusive option (the “Call Option”), exercisable only during the Call Option Exercise Period (defined below) and in accordance with Section 2.01(c), to acquire, or to cause one or more of its controlled Affiliates to acquire, all of the outstanding Equity Interests of the Company held by such Securityholder as of immediately prior to the Effective Time on the terms and subject to the conditions of this Agreement (the “Equity Purchase”).

(b) Call Option Exercise Period. Subject to Section 2.01(c)(iii), the Call Option may be exercised by Buyer at any time during the period (i) beginning on the date hereof and (ii) ending on the later of (A) the date that is forty-five (45) days following the Agreed Milestone Achievement Date, (B) the expiration of the Final Review Period and (C) such other date as may be agreed in writing by Buyer, the Company and the Securityholder Representative (on behalf of the Securityholders), in each case with respect to (A) through (C), until 5:59 p.m. New York time on such date (the “Call Option Exercise Period”).

(c) Exercise of Call Option; Termination of Call Option.

(i) If Buyer determines to exercise the Call Option, Buyer shall deliver to the Company written notice (the “Call Option Exercise Notice”) setting forth such election during the Call Option Exercise Period. The Call Option Exercise Notice shall be executed by an authorized officer of Buyer and be deemed as an irrevocable and unconditional election of Buyer to exercise the Call Option in accordance and subject to the provisions hereof.

(ii) Following Buyer’s exercise of the Call Option by delivering the Call Option Exercise Notice to the Company, the consummation of the Closing shall be subject to the satisfaction or, if and as permitted by Article VIII, the waiver of the conditions contained in Article VIII, and the Company, the Securityholders, the Securityholder Representative and Buyer shall use their respective reasonable best efforts to satisfy their respective obligations such that the conditions contained in Article VIII are satisfied as promptly as possible.

(iii) The Major Securityholder’s grant of the Call Option shall be rescinded, and Buyer’s right to exercise the Call Option shall terminate automatically and without any further action on the part of Buyer, the Company, any Securityholder or the Securityholder Representative, upon the earliest to occur of (A) the termination of this Agreement pursuant to Article IX and (B) the expiration of the Call Option Exercise Period without a valid exercise of the Call Option by Buyer.

(iv) Buyer’s failure to deliver the Call Option Exercise Notice pursuant to Section 2.01(c)(i) will not result in any liability of Buyer or its Affiliates to the Company or the Securityholders or any of their respective Affiliates for any reason, it being understood and agreed by the Company and the Securityholders that Buyer may determine whether or not to exercise the Call Option in its sole and absolute discretion. For the avoidance of doubt, Buyer has no obligation to exercise the Call Option.

Section 2.02 Put Option.

(a) Grant of Put Option. In consideration for, among other consideration, the grant of the Call Option by the Major Securityholders pursuant to Section 2.01, Buyer hereby grants to the Company and the Securityholders an irrevocable and exclusive option, exercisable only during the Put Option Exercise Period (as defined below) and in accordance with Section 2.02(c) (the “Put Option”), to cause Buyer to effect the Equity Purchase on the terms and subject to the conditions of this Agreement.

(b) Put Option Exercise Period. Subject to Section 2.02(c)(iii), the Put Option may be exercised by the Company, following the approval of the Board of Directors of the Company by a simple majority (excluding any member appointed by Buyer, if any), at any time during the period (i) beginning on the Agreed Milestone Achievement Date and (ii) ending on the expiration of the Call Option Exercise Period unless otherwise agreed by the written agreement of Buyer, the Company and the Securityholder Representative (on behalf of the Securityholders) (the “Put Option Exercise Period”); provided, that if the Company has materially breached its obligation to provide reasonably satisfactory responses to each diligence request made by Buyer pursuant to Section 2.05 prior to the date that is sixty (60) calendar days following the Agreed Milestone Achievement Date, then, upon written notice from Buyer describing in reasonable detail the diligence requests for which reasonably satisfactory responses have not been received and sent at least five (5) days prior to such sixtieth (60th) day (the “Expiration Notice”; and such date the “Expiration Notice Deadline”), the Put Option Exercise Period shall be deemed to have expired as of 12:01 a.m. Israel time on such sixtieth (60th) day unless the Company provides Buyer with reasonably satisfactory responses to such diligence requests prior to such sixtieth (60th) day. Notwithstanding the foregoing: (i) if Buyer is entitled to deliver an Extension Request pursuant to Section 2.05 but has not done so prior to the Expiration Notice Deadline, then Buyer shall not be permitted to send an Expiration Notice hereunder, and (ii) if Buyer sent an Expiration Notice and if the Call Option has not previously been exercised, the Company shall be entitled at its discretion to exercise the Put Option prior to such sixtieth (60th) day.

(c) Exercise of Put Option; Termination of Put Option.

(i) If the Company determines to exercise the Put Option, the Company shall deliver to Buyer written notice (the “Put Option Exercise Notice”) setting forth such election during the Put Option Exercise Period. The Put Option Exercise Notice shall be executed by the Chief Executive Officer of the Company (or any other director authorized by the Board of Directors for such purpose) and be deemed as an irrevocable and unconditional election of the Company to exercise the Put Option in accordance and subject to the provisions hereof.

(ii) Following the Company’s exercise of the Put Option by delivering the Put Option Exercise Notice to Buyer, the consummation of the Closing shall be subject to the satisfaction or, if and as permitted by Article VIII, the waiver of the conditions contained in Article VIII, and the Company, the Securityholders, the Securityholder Representative and Buyer shall use their respective reasonable best efforts to satisfy their respective obligations such that the conditions contained in Article VIII are satisfied as promptly as possible.

(iii) Buyer’s grant of the Put Option shall be rescinded, and the Company’s right to exercise the Put Option shall terminate automatically and without any further action on the part of Buyer, the Company, any Securityholder or the Securityholder Representative, upon the earliest to occur of (A) the termination of this Agreement pursuant to Article IX and (B) the expiration of the Put Option Exercise Period without a valid exercise of the Put Option by the Company.

Section 2.03 Pre-Closing Milestone Covenants. Without limitation of Section 7.01, Section 7.05 and Section 7.06, during the period beginning on the date hereof and continuing until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article IX (the “Option Period”), except as would constitute a violation of applicable Law, as contemplated by this Agreement or as consented to by Buyer in writing, the Company shall and shall cause its controlled Affiliates to:

(i) use its Commercially Reasonable Efforts to achieve the Regulatory Approval Milestone;

(ii) not take any action, or fail to take any action, with the primary intent of avoiding the achievement of the Regulatory Approval Milestone;

(iii) provide Buyer or a Buyer-appointed representative, no later than thirty (30) days after the end of each fiscal quarter of the Company and each fiscal year of the Company, with a reasonably detailed written report of the efforts by or under the authority of the Company or any of its controlled Affiliates to achieve the Regulatory Approval Milestone and with respect to the commercialization of the Initial Device and the progress with respect thereto, which report shall list the status of the development (including clinical and manufacturing development), regulatory approval, and/or commercialization of the Initial Device; provided, however that the Company shall not be required to disclose under the reports any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order); and

(iv) make available the Chief Executive Officer or any other alternate officer with applicable supervisory authority designated for such purpose of the Company available to conduct a telephone conference with Buyer or a Buyer-appointed representative upon reasonable advance written notice from Buyer and during normal business hours for the purposes of discussing the Company’s progress and/or planned activities toward achievement of the Regulatory Approval Milestone, or with respect to commercialization matters for the Initial Device and (B) respond to reasonable follow-up inquiries (which shall be reasonable in both scope and number) by Buyer or a Buyer-appointed representative regarding the information provided by or on behalf of the Company during any such telephone conference; provided, however, that Buyer shall not request any such telephone conference, and the Company shall have no obligation to participate in any such telephone conference, more than once during any calendar quarter.

Section 2.04 Achievement of the Regulatory Approval Milestone.

(a) Upon achievement of the Regulatory Approval Milestone, the Company shall promptly, and in any event within ten (10) Business Days of the achievement thereof, deliver to Buyer the Pre-Closing Milestone Notice. The Company agrees that it shall only deliver a Pre-Closing Milestone Notice if (i) the FDA has issued a label with respect to the Initial Device and (ii) the Company believes in good faith that the Regulatory Approval Milestone has been achieved.

(b) For purposes of the Call Option Exercise Period only, and in the event the Company fails to deliver a Pre-Closing Milestone Notice in accordance herewith, Buyer may notify the Company in writing of the achievement of the Regulatory Approval as evidenced by the publicly available databases of the FDA (such notice a “Deemed Achievement Notice”). Buyer agrees that it shall only deliver a Deemed Achievement Notice if (i) the FDA has issued a label with respect to the Initial Device and (ii) the Buyer believes in good faith that the Regulatory Approval Milestone has been achieved.

(c) Following its receipt of a Pre-Closing Milestone Notice, Buyer shall confirm or deny its agreement that the Regulatory Approval Milestone, as applicable, has been achieved by written notice to the Company (an “Achievement Response Notice”) as promptly as practicable and in any event within five (5) Business Days following its receipt of the Pre-Closing Milestone Notice (the “Response Period”). If Buyer fails to timely deliver an Achievement Response Notice prior to the expiration of the Response Period, then the Regulatory Approval Milestone, as applicable and as set forth in the Pre-Closing Milestone Notice, shall be deemed to have been achieved. To the extent that Buyer’s Achievement Response Notice asserts a dispute with respect to achievement of the Regulatory Approval Milestone, such Achievement Response Notice shall be a “Buyer Dispute Notice.”

(d) Following its receipt of a Deemed Achievement Notice, the Company shall confirm or deny its agreement that the Regulatory Approval Milestone has been achieved by written notice to Buyer (a “Deemed Achievement Response Notice”) as promptly as practicable and in any event within five (5) Business Days following its receipt of the Deemed Achievement Notice (the

“Deemed Achievement Response Period”). If the Company fails to timely deliver a Deemed Achievement Response Notice prior to the expiration of the Deemed Achievement Response Period, then the Regulatory Approval Milestone shall be deemed to have been achieved for all purposes of the Call Option. To the extent the Company’s Deemed Achievement Response Notice asserts a dispute with respect to achievement of the Regulatory Approval Milestone, such Deemed Achievement Response Notice shall be a “Company Dispute Notice.”

(e) Any dispute as to when and/or whether the Regulatory Approval Milestone has been achieved pursuant to this Section 2.04 shall be resolved in accordance with Section 11.07.

Section 2.05 Final Review Period. During the period beginning on the Agreed Milestone Achievement Date and ending on the date that is thirty (30) days after Buyer’s receipt of the Final Updated Disclosure Schedules from the Company (as the same may be extended pursuant to the last sentence of this Section 2.05, the “Final Review Period”), Buyer and its Representatives may provide due diligence investigation requests to the Company (including, without limitation, accounting, legal, financial, commercial, product, intellectual property and regulatory due diligence) to facilitate its review of the Final Updated Disclosure Schedules. The Company will (and will cause its Subsidiaries and its and their respective Representatives to) respond to any such reasonable due diligence requests by providing to Buyer the requested materials and information and making reasonably available to Buyer the Company’s officers, key employees and Representatives. In addition, during the Final Review Period, the Company will afford to Representatives of Buyer due diligence access (including to the offices, properties, books and records, test and trial results and other information of the Company and the Company Subsidiaries and its suppliers) during normal business hours, so that Buyer may have the opportunity to make such investigations as it desires; provided, however, that such investigation will not unreasonably disrupt the personnel and operations of the Company and the Company Subsidiaries or such suppliers. The Company will answer any such due diligence requests (including by providing to Buyer and its Representatives the applicable materials and information and making reasonably available to Buyer the Company’s officers, key employees and Representatives to discuss the same) to the best of its abilities promptly following receipt of such request (and in any case within ten (10) business days following delivery of such request). If, on the date that is ten (10) calendar days prior to the expiration of the Final Review Period, the Company has not provided reasonably satisfactory responses to each diligence request made by Buyer pursuant to this Section 2.05 at least three (3) calendar days prior to such date, then, upon Buyer’s written request to the Company, which shall include a description in reasonable detail of the diligence requests for which the Company has not provided reasonably satisfactory responses (the “Extension Request”), the Final Review Period shall be extended for an additional ten (10) calendar day period (during which period the Company shall provide reasonable responses to all outstanding requests).

Section 2.06 Interim Update to the Disclosure Schedules; Final Update to the Disclosure Schedules.

(a) Within twenty (20) Business Days of the Company’s submission of the Pre-Market Approval Application to the FDA, the Company shall deliver to Buyer an update to the Disclosure Schedules (the “Interim Updated Disclosure Schedules”). The Interim Updated Disclosure Schedules shall only include the disclosure of facts, changes or circumstances first arising after the date hereof. Any disclosures included in the Interim Updated Disclosure Schedules shall be solely for informational purposes only and shall not (i) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or any of the Transaction Documents or cure any breach or inaccuracy of any representation, warranty, covenant, obligation or condition made as of a date prior to, at or after the delivery of any such Interim Updated Disclosure Schedules or (ii) be deemed to amend or supplement the Disclosure Schedules or constitute an exception to any representation or warranty for any purpose. In connection with delivery of any Interim Updated Disclosure Schedules, the Company shall promptly, and in any event within fifteen (15) calendar days cause any documents or other materials disclosed or referenced in such Interim Updated Disclosure Schedules that have not been previously been provided to Buyer to be made available to Buyer.

(b) Within ten (10) Business Days of the Agreed Milestone Achievement Date, the Company shall deliver to Buyer an update to the Disclosure Schedules (the “Final Updated Disclosure Schedules”), which Final Updated Disclosure Schedules shall only include (i) the disclosure of facts, changes or circumstances first arising after the date hereof and (ii) updates to all Affirmative Disclosure Obligations. In connection with delivery of the Final Updated Disclosure Schedules, the Company shall promptly, and in any event within fifteen (15) calendar days cause any documents or other materials disclosed or referenced in the Final Updated Disclosure Schedules that have not been previously been provided to Buyer to be made available to Buyer.

(c) Except as specified below, disclosures included in the Final Updated Disclosure Schedules shall be solely for informational purposes and no amendments or modifications to the Disclosure Schedules set forth in the Final Updated Disclosure Schedules shall (i) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or any of the Transaction Documents or cure any breach or inaccuracy of any representation, warranty, covenant, obligation or condition made as of a date prior to, at or after the delivery of such Final Updated Disclosure Schedules or (ii) be deemed to amend or supplement the Disclosure Schedules or constitute an exception to any representation or warranty for any purpose, including Article VIII or Article X; provided, that with respect to the consummation of the Equity Purchase pursuant to the valid exercise of the Put Option, Qualifying Disclosure Updates (and no other updates, amendments or modifications set forth in the Final Updated Disclosure Schedules, which shall be for informational purposes) shall constitute an exception to the applicable representations or warranties and be deemed a bring down of the Disclosure Schedules for purposes of Article VIII (and for no other purpose, except that any such Qualifying Disclosure Updates, solely to the extent resulting in the increase of the burn rate or any financial liability of the Company and/or any Company Subsidiary in the ordinary course of business, shall constitute an exception to the applicable representations or warranties for purposes of Article X); provided, further, that with respect to the consummation of the Equity Purchase pursuant to the valid exercise of the Call Option, all disclosures included in the Final Updated Disclosure Schedules shall be deemed a bring down of the Disclosure Schedules for all purposes, including Article VIII and Article X. The Parties acknowledge and agree that all representations and warranties that are made as of the date of this Agreement shall also be made as of the date on which the Put Option or the Call Option, as applicable, is exercised for all purposes under this Agreement (including Affirmative Disclosure Obligations).

Buyer may provide comments to the Final Updated Disclosure Schedules and the Company shall reasonably consider such comments and promptly modify the Final Updated Disclosure Schedules to reflect such comments during the Final Review Period.

Section 2.07 Share Transfer Deeds. Each Major Securityholder has, concurrently with such Major Securityholder’s execution of this Agreement, executed and delivered to the Escrow Agent (the “Share Transfer Escrow Agent”) a blank and undated share transfer deed in the form attached hereto as Exhibit E (a “Share Transfer Deed”) with respect to all Shares held or controlled by such Securityholder, which Share Transfer Deed may be dated and completed by the Share Transfer Escrow Agent with the name of Buyer (or its Affiliate) concurrently with the Closing and in furtherance of the Equity Purchase in accordance with the terms and conditions of this Agreement.

ARTICLE III.

PURCHASE AND SALE

Section 3.01 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location, or in such other manner, as the parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed to have occurred as of 11:59 p.m. North Carolina time on the Closing Date (the “Effective Time”).

Section 3.02 Closing Deliveries. At or prior to the Closing:

(a) the Company shall deliver, or cause to be delivered, to Buyer or its designees:

(i) the Closing Statement, in accordance with Section 3.04(a);

(ii) the Final Updated Disclosure Schedules, in accordance with Section 2.06 (including clause (d) thereof);

(iii) the Consideration Spreadsheet, in accordance with Section 7.07;

(iv) Joinder Agreements and Share Transfer Deeds, duly executed and completed by each holder of Shares who became a party hereto after the date hereof (including any such person that executes a Joinder Agreement pursuant to Section 7.02 or Section 7.17);

(v) Option Acknowledgements, in the form attached hereto as Exhibit F (each an “Option Acknowledgement”), duly executed and completed by each holder of an In-the-Money Company Option who actually agreed to execute such Option Acknowledgement;

(vi) Warrantholder Acknowledgements, in the form attached hereto as Exhibit G (each a “Warrantholder Acknowledgement”), duly executed and completed by each holder of an In-the-Money Company Warrant;

(vii) the Payoff Letters, if applicable, in accordance with Section 7.07;

(viii) evidence of releases of any Encumbrances on any Equity Interests to the extent reasonably requested by Buyer, if applicable;

(ix) a certificate, dated as of the Closing Date and signed by the chief executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b), Section 8.02(f), Section 8.02(i), Section 8.02(j) and Section 8.02(k);

(x) written resignations of each director of the Company as of the Closing, effective as of the Effective Time (other than any director appointed by any member of Buyer Entity);

(xi) (A) a copy of the resolutions duly adopted by the Company Board authorizing the Company’s execution, delivery and performance of this Agreement and the Transaction Documents of which it is a signatory and the consummation of all transactions contemplated by this Agreement and such Transaction Documents, together with a certificate that such resolutions are in full force and effect, and have not been rescinded, as of the Closing and (B) a certified copy of the Company’s Amended and Restated Articles of Association in effect as of the Closing; and

(xii) joint written instructions by the Company and Buyer, duly executed by the Company, authorizing and directing the Escrow Agent to deliver to the Payment Agent (i) for the benefit of the Securityholders, an amount in cash equal to the portion of the Aggregate Closing Consideration deposited with the Escrow Agent pursuant to Section 3.05(g) and (ii) for the benefit of the Securityholder Representative, an amount in cash equal to the Securityholder Expense Fund, which amount shall be held in accordance with the provisions hereof (the “Joint Written Instructions”).

(b) the Securityholder Representative shall deliver, or cause to be delivered, to the Company or its designees the Payment Agent Agreement, duly executed by the Securityholder Representative; and

(c) Buyer shall deliver, or cause to be delivered, to the Company and the Securityholder Representative:

(i) the Payment Agent Agreement, duly executed by Buyer;

(ii) a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, certifying the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b);

(iii) to the extent required according to applicable Law, a customary undertaking to the IIA in connection with the acquisition of the Company; and

(iv) the Joint Written Instructions, duly executed by Buyer.

Section 3.03 Purchase and Sale of Shares; Company Options; Company Warrants.

(a) Shares. At the Closing, each Shareholder shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from each Shareholder, all of such Shareholder’s right, title and interest in and to all Shares held by such Shareholder as of immediately prior to the Effective Time, free and clear of all Encumbrances, other than those arising pursuant to applicable securities Laws or the Articles of Association of the Company, and in exchange therefor, each Shareholder shall have the right to receive (subject to such Shareholder’s compliance with Section 3.05) (i) the applicable portion of the Aggregate Closing Consideration payable to such Shareholder as set forth in the Consideration Spreadsheet and (ii) such Shareholder’s Pro Rata Share of distributions, if any, of (A) the Adjustment Escrow Fund pursuant to Section 3.04(b), (B) the Indemnity Escrow Fund pursuant to Section 10.05, (C) the Securityholder Expense Fund pursuant to Section 11.01, (D) the Sales Milestone Consideration pursuant to Section 3.06 and (E) any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b) (collectively, the “Aggregate Consideration”)

(b) Company Options.

(i) Immediately prior to the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Ordinary Per Share Consideration as set forth on the Consideration Spreadsheet (each such Company Option an “In-the-Money Company Option”), whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each former holder of any such cancelled In-the-Money Company Option (each an “In-the-Money Company Optionholder”) will be entitled to receive, in consideration of such cancelled In-the-Money Company Option and in full settlement therefor, (i) the applicable portion of the Aggregate Closing Consideration payable to such In-the-Money Company Optionholder as set forth in the Consideration Spreadsheet, which shall be calculated as the product of (A) the aggregate number of Ordinary Shares subject to such In-the-Money Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Ordinary Per Share Consideration over the exercise price per Ordinary Share applicable to such In-the-Money Company Option immediately prior to the Effective Time, and (ii) such In-the-Money Company Optionholder’s Pro Rata Share of distributions, if any, of (A) the Adjustment Escrow Fund pursuant to Section 3.04(b), (B) the Indemnity Escrow Fund pursuant to Section 10.05, (C) the Securityholder Expense Fund pursuant to Section 11.01, (D) the Sales Milestone Consideration pursuant to Section 3.06 and (E) any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b) (the “Option Consideration”)

(ii) Each Company Option that is not an In-the-Money Company Option (each such Company Option an “Out-of-the-Money Company Option”) shall be canceled and extinguished at the Effective Time with no consideration payable in connection with such cancellation and extinguishment and in no event shall any such Out-of-the-Money Company Option be assumed by Buyer.

(iii) The Company shall, prior to the Effective Time, take all actions, including, without limitation, obtaining appropriate resolutions of the Company Board and providing all notices and obtaining all consents, that are necessary or desirable or reasonably requested by Buyer to give effect to the treatment of Company Options contemplated by this Section 3.03(b). Buyer shall be entitled to advance review and approval of all such documents, which review and approval shall not be unreasonably delayed or withheld.

(c) Company Warrants.

(i) Immediately prior to the Effective Time, each Company Warrant that is outstanding as of immediately prior to the Effective Time and that has a per share exercise price that is less than the per share consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Spreadsheet (each such Company Warrant an “In-the-Money Company Warrant”), will be cancelled and, in exchange therefor, each former holder of any such cancelled In-the-Money Company Warrant (each a “In-the-Money Company Warrantholder”) will be entitled to receive, in consideration of such cancelled In-the-Money Company Warrant and in full settlement therefor (subject to compliance with Section 3.05 by such In-the-Money Company Warrantholder), (i) the applicable portion of the Aggregate Closing Consideration payable to such In-the-Money Company Warrantholder as set forth in the Consideration Spreadsheet, which shall be calculated as the product of (A) the aggregate number of Ordinary Shares or Preferred Shares for which such In-the-Money Company Warrant is exercisable immediately prior to the Effective Time multiplied by (B) the excess, if any, of the per share consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Spreadsheet over the exercise price per Ordinary Share or Preferred Share applicable to such In-the-Money Company Warrant immediately prior to the Effective Time, and (ii) such In-the-Money Company Warrantholder’s Pro Rata Share of distributions, if any, of (A) the Adjustment Escrow Fund pursuant to Section 3.04(b), (B) the Indemnity Escrow Fund pursuant to Section 10.05, (C) the Securityholder Expense Fund pursuant to Section 11.01, (D) the Sales Milestone Consideration pursuant to Section 3.06 and (E) any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b).

(ii) Each Company Warrant that has a per share exercise price that is equal to or greater than the per share consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Spreadsheet (each such Company Warrant an “Out-of-the-Money Company Warrant”) shall be canceled and extinguished at the Effective Time with no consideration payable in connection with such cancellation and extinguishment and in no event shall any such Out-of-the-Money Company Warrant be assumed by Buyer.

(iii) The Company shall, prior to the Effective Time, take all actions, including, without limitation, obtaining appropriate resolutions of the Company Board and providing all notices and obtaining all consents, that are necessary or desirable or reasonably requested by Buyer to give effect to the treatment of Company Warrants contemplated by this Section 3.03(c). Buyer shall be entitled to advance review and approval of all such documents, which review and approval shall not be unreasonably delayed or withheld.

Section 3.04 Calculation of Equity Purchase Consideration.

(a) Pre-Closing Estimate. No more than ten (10) Business Days and no less than five (5) Business Days prior to the Closing, the Company shall deliver to Buyer a statement (the “Closing Statement”), certified by the Chief Financial Officer or Chief Executive Officer of the Company, setting forth (i) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of immediately prior to the Closing and (ii) the Company’s good faith estimate of (A) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), (B) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (C) Closing Cash (such estimate, “Estimated Closing Cash”) and (D) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”). The Company shall deliver supporting calculations and documentation of such calculations, in detail reasonably acceptable to Buyer, concurrently with the delivery of the Closing Statement. The Closing Statement shall be in form and substance reasonably satisfactory to Buyer, and the Company shall consider in good faith any comments to the Closing Statement provided by Buyer; provided that the approval by Buyer of the Closing Statement shall not delay or prevent the consummation of the Closing (absent manifest error).

(b) Post-Closing Adjustment.

(i) As promptly as reasonably practicable, but in no event later than ninety (90) calendar days following the Closing Date, Buyer shall cause to be prepared and delivered to the Securityholder Representative a statement (the “Buyer Closing Statement”) setting forth in reasonable detail Buyer’s proposed calculation of the Adjustment Amount (including its proposed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses), together with supporting documentation of such calculations in reasonable detail.

(ii) During the thirty (30) day period commencing upon receipt by the Securityholder Representative of the Buyer Closing Statement (the “Review Period”), Buyer shall provide the Securityholder Representative and any accountants or advisors retained by the Securityholder Representative with reasonable access to the books and records of the Company for the purposes of (A) enabling the Securityholder Representative and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Adjustment Amount as reflected in the Buyer Closing Statement and (B) identifying any dispute related to the calculation of the Adjustment Amount set forth in the Buyer Closing Statement.

(iii) If the Securityholder Representative disputes the Adjustment Amount set forth in the Buyer Closing Statement, then the Securityholder Representative shall deliver a written notice (an “Adjustment Dispute Notice”) to Buyer and the Escrow Agent prior to the expiration of the Review Period. The Adjustment Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and the Securityholder Representative’s determination of the Adjustment Amount (including its proposed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses and supporting documentation of such calculations).

(iv) If the Securityholder Representative does not deliver an Adjustment Dispute Notice to Buyer prior to the expiration of the Review Period, the Adjustment Amount set forth in the Buyer Closing Statement shall be deemed final and binding on Buyer, the Securityholder Representative and the Securityholders as the Adjustment Amount for all purposes of this Agreement.

(v) If the Securityholder Representative delivers an Adjustment Dispute Notice to Buyer prior to the expiration of the Review Period, then the Securityholder Representative and Buyer shall meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of the Adjustment Amount for a period of twenty (20) calendar days following the delivery of the Adjustment Dispute Notice to Buyer, and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the Adjustment Amount. In the event Buyer and the Securityholder Representative so resolve any such differences, the Adjustment Amount set forth in the Buyer Closing Statement, as adjusted by the Agreed Modifications shall be final and binding as the Adjustment Amount for all purposes of this Agreement. If the Securityholder Representative and Buyer are unable to reach agreement on the calculation of the Adjustment Amount within the twenty (20) calendar day period following the delivery of the Adjustment Dispute Notice to Buyer, then either the Securityholder Representative or Buyer may submit the objections to KPMG International Cooperative (such firm, or any successor thereto, in each case who is independent of both the Company and Buyer, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In resolving any disputed item, the Designated Accounting Firm (x) shall determine Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses in accordance with the respective definitions thereof, (y) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by Buyer and the Securityholder Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the terms of this Agreement, and, in any event, within thirty (30) calendar days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Securityholder Representative, Buyer and the Escrow Agent. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Buyer, the Securityholder Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Adjustment Amount. The determination of the Adjustment Amount made by the Designated Accounting Firm shall be final and binding on Buyer, the Securityholder Representative and the Securityholders for all purposes of this Agreement, absent manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjustment Amount reflected in the Adjustment Dispute Notice and the calculation of the Adjustment Amount set forth in the Buyer Closing Statement and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Buyer or the Securityholder Representative, as the case may be, and no lower than the lower amount calculated by Buyer or the Securityholder Representative, as the case may be. The fees and expenses of the Designated Accounting Firm shall be borne by Buyer, on the one hand, and the Securityholder Representative, on behalf of the Securityholders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm.

(vi) If the Adjustment Amount, as finally determined in accordance with this Section 3.04, is a negative number, then Buyer and the Securityholder Representative shall promptly, and within five (5) Business Days, issue joint written instructions to the Escrow Agent directing the Escrow Agent to disburse from the Adjustment Escrow Fund in accordance with the Escrow Agreement (A) to Buyer, the absolute value of such amount (the “Shortfall Amount”), (B) to the Payment Agent or, with respect to the Payroll Portion of such amount, Buyer (in each case, for further disbursement to the Securityholders in accordance with the Escrow Agreement and in proportion to their respective Pro Rata Shares), the remainder of the Adjustment Escrow Fund, if any; provided, that if the amount then remaining in the Adjustment Escrow Fund is insufficient to satisfy the Shortfall Amount, the excess of such Shortfall Amount over the amount then remaining in the Adjustment Escrow Fund shall be deducted from the Indemnity Escrow Fund and disbursed to Buyer in accordance with the Escrow Agreement (and Buyer and the Securityholder Representative shall promptly issue joint written instructions to the Escrow Agent directing the Escrow Agent to make such disbursement). For the avoidance of doubt, any amounts Buyer recovers from the Indemnity Escrow Fund pursuant to this Section 3.04(b)(vi) shall not reduce the amount that a Buyer Indemnified Party may recover with respect to claims made pursuant to Article X.

(vii) If the Adjustment Amount, as finally determined in accordance with this Section 3.04, is zero or a positive number (such positive number, the “Excess Amount”), then (A) Buyer shall promptly, and within five (5) Business Days, deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Pro Rata Shares), the Excess Amount (less the Payroll Portion of the Excess Amount, which shall be promptly paid directly by Buyer to the applicable Securityholders), if any, and (B) Buyer and the Securityholder Representative shall promptly, and within five (5) Business Days, issue joint written instructions to the Escrow Agent directing the Escrow Agent to disburse all amounts then held in the Adjustment Escrow Fund to the Payment Agent or, with respect to the Payroll Portion of such amount, Buyer (in each case, for further disbursement to the Securityholders in accordance with the Escrow Agreement and in proportion to their respective Pro Rata Shares).

(viii) To the extent permitted under applicable Tax law, any amount paid to Securityholders pursuant to this Section 3.04(b) shall be treated as an adjustment to the Aggregate Closing Consideration for all Tax purposes.

Section 3.05 Payment Procedures.

(a) Exchange Procedures. Buyer and the Securityholder Representative shall engage ESOP Management and Trust Services Ltd. as a payment agent (the “Payment Agent”) to effect the distribution of payments required to be made by Buyer hereunder to the Securityholders. No later than ten (10) Business Days prior to the Closing, Buyer or Payment Agent will deliver to the Company (to the extent not previously provided) (i) (A) a form of Joinder Agreement, (B) a form of Warrantholder Acknowledgment, (C) a form of Share Transfer Deed and (D) the other transmittal materials, in the forms attached hereto as Exhibit H, required to be completed and executed by each of the Securityholders entitled to receive at the Closing a portion of the Aggregate Closing Consideration in respect of the Shares or In-the-Money Company Warrants held by such Securityholders immediately prior to the Effective Time (such other transmittal materials, including all exhibits and attachments thereto, the “Share and Warrant Transmittal Materials”), (ii) (A) a form of Option Acknowledgment and (B) such other transmittal materials required to be completed and executed by each of the Optionholders entitled to receive at the Closing a portion of the Aggregate Closing Consideration in respect of In-the-Money Company Options held by such Securityholders immediately prior to the Effective Time (such other transmittal materials, including all exhibits and attachments thereto, the “Option Transmittal Materials” and, together with the Share and Warrant Transmittal Materials, the “Transmittal Materials”). The Company will distribute such agreements, Share Transfer Deeds and Transmittal Materials, as applicable, to the Securityholders no later than five (5) Business Days prior to the Closing Date.

(b) As promptly as reasonably practicable after the Effective Time, the Payment Agent will deliver to each Securityholder who has duly executed and completed (i) this Agreement, a Joinder Agreement, an Option Acknowledgement or a Warrantholder Acknowledgment, as applicable, and (ii) the applicable Transmittal Materials and returned such agreements and Transmittal Materials to Buyer and the Payment Agent whether prior to the Closing or thereafter, including (i) a duly executed and completed Share Transfer Deed and (ii) any share certificates representing Ordinary Shares or Preferred Shares (the “Certificates”), or affidavits regarding the loss thereof as provided below, and (iii) any certificates or instruments representing In-the-Money Company Options or In-the-Money Company Warrants (“Derivative Instruments”), a wire transfer representing the portion of the Aggregate Closing Consideration to which such Securityholder is entitled. The delivery of all wire transfers to the Payment Agent and the Escrow Agent shall be deemed for all purposes to have satisfied in full Buyer’s obligation to make the payment of the Aggregate Closing Consideration to the Securityholders.

(c) Notwithstanding anything to the contrary in this Agreement, no payments shall be made hereunder to any Securityholder unless and until such Securityholder has duly completed, executed and delivered to Buyer or the Payment Agent, as applicable (i) in the case of Shareholders, a Joinder Agreement (other than with respect to holders of Shares that have executed this Agreement), Share Transfer Deed the Share and Warrant Transmittal Materials and the Certificates (with respect to certificated Shares) to which such Share and Warrant Transmittal Materials apply, (ii) in the case of In-the-Money Company Warrantholders, a Warrantholder

Acknowledgement the Share and Warrant Transmittal Materials and the Derivative Instrument to which such Share and Warrant Transmittal Materials apply and (iii) in the case of In-the-Money Company Options, an Option Acknowledgement, the Option Transmittal Materials and the Derivative Instruments (if any) to which such Option Transmittal Materials apply. If any Certificate or Derivative Instrument shall have been lost, stolen or destroyed, Buyer may, in its discretion and as a condition precedent to the issuance of any consideration, require the former holder of such lost, stolen or destroyed Certificate or Derivative Instrument to provide an appropriate affidavit including indemnity against any claim that may be made against Buyer or the Company with respect to such Certificate or Derivative Instrument in the form attached hereto as Exhibit I.

(d) Buyer and the Payment Agent shall be entitled to rely entirely on the information contained in the Consideration Spreadsheet and any Transmittal Materials delivered hereunder for purposes of satisfying Buyer’s obligation to deliver the Aggregate Closing Consideration and any Sales Milestone Consideration that may become payable hereunder.

(e) After the Closing Date, the Securityholders will have no rights as holders of any Equity Interest of the Company, other than (i) the right to receive the applicable portions of the Aggregate Closing Consideration to be issued at Closing and the Sales Milestone Consideration and any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b), if any, and (ii) rights under this Agreement and the Escrow Agreement.

(f) None of Buyer, the Payment Agent, the Securityholder Representative or the Company shall be liable to any Securityholder for any portion of any amount payable to such Securityholder hereunder that is delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.

(g) In order to satisfy the condition to Closing set forth in Section 8.03(d), prior to the Closing Date, Buyer will deliver (or cause to be delivered) to ESOP Management and Trust Services, Ltd. (the “Escrow Agent”), as the escrow agent under the Escrow Agreement, an amount in cash equal to the sum of (i) the Aggregate Closing Consideration (as reduced pursuant to Section 7.18(c), if applicable, and less the Payroll Portion of the Aggregate Closing Consideration) plus (ii) the Securityholder Expense Fund plus (iii) the Adjustment Escrow Fund plus (iv) the Indemnity Escrow Fund (together, the “Closing Escrow Amount”). The Adjustment Escrow Fund, the Indemnity Escrow Fund and the earnings thereon, shall be treated as owned by the Securityholders for federal income Tax purposes. The Adjustment Escrow Fund shall be used for purposes of satisfying any claims by Buyer for payment of the Shortfall Amount to Buyer pursuant to Section 3.04(b)(vi). The Indemnity Escrow Fund shall be used as partial security for the satisfaction of claims for indemnification of the Buyer Indemnified Parties pursuant to Article X. Any and all recoveries from the Adjustment Escrow Fund or the Indemnity Escrow Fund pursuant to this Agreement or the Escrow Agreement shall be made by the payment of any cash held in such applicable account.

(h) At the Effective Time, the Company and Buyer shall deliver the Joint Written Instructions to the Escrow Agent.

(i) Notwithstanding anything to the contrary in this Agreement, any payment with respect to Section 102 Shares or Section 102 Options shall be deposited (directly or through the Payment Agent) with the Section 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Israel Code, the Option Tax Ruling, the Interim Option Tax Ruling or any other approval that may be issued by the ITA.

(j) Without limitation of Section 3.05(c), to the extent a Securityholder is a non-Israeli person, who was issued Company Options while serving as, and in the capacity of, a Service Provider solely of any Company Subsidiary (including CartiHeal Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “U.S. Subsidiary”)) as of the Closing Date, any amount payable to such Securityholder pursuant to this Agreement and in respect of Company Options held by such Securityholder immediately prior to the Effective Time (including any portion of the Aggregate Closing Consideration, the Adjustment Amount or the Sales Milestone Consideration) shall not be paid to such Securityholder via the Payment Agent and will instead be paid via the applicable Company Subsidiary’s payroll system (the portion of any such payment attributable to such Company Options and payable through a Company Subsidiary’s payroll system is referred to as the “Payroll Portion” of such payment). Buyer agrees that it will, or will cause the applicable Company Subsidiary to, cause to be paid via the applicable Company Subsidiary’s payroll system the Payroll Portion of any amount that becomes due and payable, at such time as such amounts become due and payable, pursuant to the terms of this Agreement.

(k) Following the Closing, Buyer shall pay (or cause to be paid) to the Persons identified on the Service Provider Invoices the portion of the Unpaid Company Transaction Expenses due to such Persons as set forth on the Service Provider Invoices.

Section 3.06 Sales Milestone.

(a) Post-Closing Milestone Covenants. During the period beginning on the Closing Date and continuing until the achievement of the Sales Milestone, except as would constitute a violation of applicable Law, as contemplated by this Agreement or as consented to by the Securityholder Representative in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Buyer shall and shall cause its controlled Affiliates to:

(i) use its Commercially Reasonable Efforts to achieve the Sales Milestone;

(ii) not take any action or fail to take any action, including any manipulation of the pricing of the Sales of the Initial Device in a manner which is materially different and not consistent with Buyer’s pricing of any other product, with the primary intent of avoiding the achievement of the Sales Milestone;

(iii) without limiting clauses (i) and (ii) of this Section 3.06(a), (x) assume all costs and funding requirements required for ongoing regulatory processes and approvals (including without limitation the maintenance of any such approvals and compliance with post-Regulatory Approval commitments of the Pivotal Clinical Trial), manufacturing, marketing and sale operations of the Company and its Subsidiaries, and (y) not discontinue the manufacture, sales and marketing of the Initial Device (other than in connection with a Company Divestiture or due to a material safety or efficacy issue involving the Initial Device).

(iv) provide the Securityholder Representative, no later than thirty (30) days after the end of each fiscal quarter of Buyer (including for clarity purposes, each fiscal year of Buyer), with a reasonably detailed written report certified by an officer of Buyer of the efforts by or under the authority of Buyer or any of its controlled Affiliates to achieve the Sales Milestone and indicating therein Sales for the then most recently ended fiscal quarter (including a copy of Buyer’s consolidated quarterly and annual financial statements for such fiscal quarter) and the progress with respect thereto; provided, however, that Buyer shall not be required to disclose any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order and Buyer shall be permitted to redact or otherwise refrain from disclosing any portion of its financial statements so long as such information disclosed (A) includes a calculation of Sales and (B) is reasonably sufficient for purposes of demonstrating how such Sales were calculated, in each case of (A) and (B), during the relevant fiscal quarter and subject to the provisions below;

(v) retain accurate records containing all material information reasonably necessary for the preparation of the financial statements and written reports required by Section 3.06(a)(iv);

(vi) make available one or more representatives Buyer and/or its controlled Affiliates with supervisory authority over Buyer’s efforts to achieve the Sales Milestone to (A) conduct a telephone conference with the Securityholder Representative upon reasonable advance written notice from the Securityholder Representative and during normal business hours for the purposes of discussing Buyer’s progress toward achievement of the Sales Milestone and (B) respond to reasonable follow-up inquiries by the Securityholder Representative (which shall be reasonable in both scope and number) regarding the information provided by or on behalf of Buyer during any such telephone conference; provided, however, that the Securityholder Representative shall not request any such telephone conference, and Buyer shall have no obligation to participate in any such telephone conference, more than once during any calendar quarter;

(vii) permit the Securityholder Representative (at its own expense) to engage an accounting firm to perform, on behalf of the Securityholder Representative, a reasonable verification, review or audit, as the case may be, of the operations of the Buyer Entities, the Company and their respective controlled Affiliates, in each case, to the extent reasonably necessary to verify the information included in the financial statements and written reports required by Section 3.06(a)(iv), and prepare an applicable report or opinion based on such verification, review or audit, as the case may be (each a “Report”). The Report shall be shared only with the applicable accounting firm and the Securityholder Representative and shall be treated as Confidential Transaction Information in accordance with Section 7.14. The audit right contemplated by this Section 3.06(a)(vii) may only be exercised once during any calendar year and upon no less than thirty (30) days’ prior written notice and any such verification, review or audit shall be conducted in a manner so as to not unreasonably interrupt or disturb the operations of Buyer and its controlled

Affiliates. The Securityholder Representative will reasonably cooperate with Buyer with respect to scheduling any such verification, review or audit. Notwithstanding anything in this Section 3.06(a)(vii) to the contrary, (A) none of Buyer, the Company or any of their controlled Affiliates shall be required to make available, disclose or provide access to any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order, (B) Buyer, the Company and any of their controlled Affiliates shall be permitted to redact or otherwise refrain from disclosing any portion of their respective financial statements or other information so long as such information actually disclosed or made available is reasonably sufficient for purposes of verifying the information included in the financial statements and written reports required by Section 3.06(a)(iv) and (C) other than as reasonably agreed by Buyer, neither the Securityholder Representative nor any accounting firm or other Person engaged on its behalf shall have the right to communicate with any personnel of a Buyer Entity other than Buyer’s Chief Financial Officer; and

(viii) to the extent that Buyer consummates a Company Divestiture, (A) pay or cause to be paid to the Securityholders, in accordance with their respective Pro Rata Shares, the lesser of (1) 50% of the cash consideration received by Buyer (if and when received by Buyer) as consideration for such Company Divestiture and (2) the Sales Milestone Consideration (such lesser amount, the “Divestiture Payment”) and (B) to the extent the Divestiture Payment paid to the Securityholders at the closing of such Company Divestiture is less than the Sales Milestone Consideration, cause the Person (or group of Persons) party to such Company Divestiture (other than Buyer and any Buyer Entity) to (1) assume in writing all of Buyer’s obligations set forth in this Section 3.06 (but with the Sales Milestone Consideration reduced by the amount of any Divestiture Payment(s) actually received by the Securityholders prior to achievement of the Sales Milestone) and (2) deliver to the Securityholder Representative reasonable evidence that such Person (or group of Persons) has the financial capacity to assume such obligations; provided, that, if such Person (or group of Persons) party to such Company Divestiture has not assumed in writing all of Buyer’s obligations set forth in this Section 3.06, or has failed to reasonably demonstrate its financial capacity to assume such obligations, the Sales Milestone Consideration (instead of the Divestiture Payment) shall become due and payable to the Securityholders, in accordance with their respective Pro Rata Shares, as a condition to the consummation of such Company Divestiture; provided, further, for the avoidance of doubt, the aggregate amount of all Divestiture Payments and Sales Milestone Consideration payments (calculated together) payable to the Securityholders shall not exceed an amount in excess of the Sales Milestone Consideration. Prior to the distribution to the Securityholders of any Divestiture Payment, the Payment Agent shall deduct from such amounts (which deduction shall apply to the Securityholders in accordance with their respective Pro Rata Shares), in accordance with the Consideration Spreadsheet and the instructions of the Securityholder Representative, the Company Transaction Expenses payable in connection with such Divestiture Payment, if any, to CS pursuant to the CS Agreement, and shall transfer such payments directly to CS.

(b) Post-Closing Achievement of the Sales Milestone.

(i) If and only if the Sales Milestone has been achieved, then, as soon as reasonably practicable following the achievement of the Sales Milestone (but in no event later than thirty (30) days following such date), Buyer shall provide the Securityholder Representative a written notice with respect thereto and deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Pro Rata Shares and as set forth in the Consideration Spreadsheet, provided however, that prior to such distribution to the Securityholders, the Payment Agent shall deduct from such amounts (which deduction shall apply to the Securityholders in accordance with their respective Pro Rata Shares), in accordance with the Consideration Spreadsheet and the instructions of the Securityholder Representative, the Company Transaction Expenses payable in connection with such Sales Milestone Consideration to CS pursuant to the CS Agreement, and shall transfer such payments directly to CS) an amount in cash equal to the Sales Milestone Consideration less the Payroll Portion of the Sales Milestone Consideration (which shall be promptly paid directly by Buyer to the applicable Securityholders) and less the amount, if any, that Buyer determines in good faith to be necessary to satisfy all Continuing Claims (and Buyer shall provide notice to the Securityholder Representative of any such amounts retained by Buyer in respect of Continuing Claims); provided, that Buyer shall be entitled to withhold amounts from the Sales Milestone with respect to Continuing Claims only if and to the extent that the Indemnity Escrow Fund, as of such time the Sales Milestone Consideration is payable, would be insufficient to fully satisfy such Continuing Claims, and in any event subject to the provisions of Section 10.04(e) below.

(ii) Notwithstanding anything to the contrary in this Agreement, in no event shall the Sales Milestone be achieved (or deemed to have been achieved) on more than one occasion.

(iii) Each of the Securityholders acknowledges and agrees that the right to receive any portion of the Sales Milestone Consideration shall not be represented by any form of certificate or other instrument, is not transferable (other than by operation of applicable Laws relating to descent and distribution, divorce and community property and as specifically permitted herein below), and does not constitute an equity or ownership interest in Buyer, the Company or any of their respective Affiliates, and the Securityholders shall not have any rights as a securityholder of Buyer, the Company or any of their respective Affiliates as a result of their contingent right to receive a portion of the Sales Milestone Consideration. No interest shall be payable with respect to any Sales Milestone Consideration assuming such amounts are duly and timely paid in accordance with and subject to the provisions hereof.

(iv) Any dispute as to when and/or whether the Sales Milestone has been achieved in accordance with this Section 3.06(b) (a “Section 3.06(b) Dispute”) shall be resolved in accordance with Section 11.08.

Section 3.07 Tax Withholding.

(a) The Company and each of the Securityholders acknowledge and agree that Buyer, the Payment Agent, the Escrow Agent and the Section 102 Trustee (each a “Payor”) and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as the applicable Payor shall reasonably determine is required to be deducted and withheld under applicable Law, and any deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) Notwithstanding Section 3.07(a), in respect of Taxes arising under Israeli Law (other than consideration for Section 102 Shares or Section 102 Options), if Buyer and/or the Payment Agent are provided, at least five (5) Business Days prior to any payment payable pursuant to this Agreement, with an Israeli Tax Certificate with respect to any amounts payable hereunder, then the withholding (if any) of any amounts under Israeli Law regarding Taxes from the amounts payable hereunder, and the payment of the amounts or any portion thereof, shall be made in accordance with the provisions of such Israeli Tax Certificate. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such amounts were withheld, and the Payment Agent will provide to the recipient of the payment, within thirty (30) days of the date of such withholding, its written confirmation evidencing the amount withheld from payments under this Agreement. An “Israeli Tax Certificate” shall refer to a certificate or ruling issued by the ITA in form and substance which is sufficient to enable Buyer or its advisors to conclude that no withholding (or reduced withholding) of Israeli Tax is required with respect to the payment to such Person, provided that Buyer or its advisors have been provided with an opportunity to review, comment upon such certificate or ruling prior to its approval by the ITA. Notwithstanding the foregoing, with respect to any Israeli Securityholder, the Parties hereto agree that, absent a change in applicable Law prior to the Closing, no withholding for U.S. federal income taxes shall be required on any payment of any portion of the Aggregate Consideration to the extent such Israeli Securityholder has provided the applicable Internal Revenue Service Form W-9 or the appropriate version of Form W-8 (or a successor form or such other form as may be required to establish a complete exemption from withholding under applicable Law at the Closing), in each case, validly completed and executed by such Israeli Securityholder.

(c) Notwithstanding the foregoing, any Securityholder shall be entitled to request in writing, at least five (5) Business Days before any such payment is made, that with respect to Israeli Taxes, any consideration payable or otherwise to be delivered pursuant to this Agreement on the Closing Date to such Person (in any capacity) (other than consideration payable in respect of Section 102 Shares or Section 102 Options) be retained by the Payment Agent for a period of up to one-hundred eighty (180) days from the Closing Date, unless otherwise required by the ITA (the “Withholding Drop Date”), during which time such Person may obtain an Israeli Tax Certificate. If such Person delivers an Israeli Tax Certificate to Buyer or the Payment Agent no later than five (5) Business Days prior to the Withholding Drop Date, the deduction and withholding of any Israeli Taxes shall be made in accordance with the provisions of such Israeli Tax Certificate and the balance of the payment that is not withheld shall be paid to such Person. If any Securityholder (i) does not provide Buyer or the Payment Agent with an Israeli Tax

Certificate by no later than five (5) Business Days before the Withholding Drop Date or (ii) submits a written request to Buyer or the Payment Agent to release such Securityholder’s portion of the consideration payable or otherwise to be delivered pursuant to this Agreement at a specified time prior to the Withholding Drop Date and fails to submit an Israeli Tax Certificate by no later than five (5) Business Days before such specified time, then the amount to be withheld from such Securityholder’s portion of the consideration otherwise payable pursuant to this Agreement shall be calculated according to the applicable withholding rate as determined by Buyer, which amount shall be increased, to the extent applicable, by the interest plus linkage differences as defined in Section 159A of the Israel Code for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing Date occurs and the time the relevant payment is made, and delivered to the ITA by the Payment Agent, who shall pay to such Securityholder the balance of the payment due to such Securityholder that is not so withheld.

(d) In the event that a Payor receives a demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA, such Payor (i) shall notify such payee of such matter promptly after receipt of such demand, and provide such payee with reasonable time (but in no event less than twenty-one (21) days, unless otherwise required by the ITA or any applicable Tax Law, as determined by Buyer) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such payee to Buyer, shall transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such payee.

(e) Notwithstanding the foregoing and anything else to the contrary in this Agreement, with regard to any portion of amounts paid to the Payment Agent (if any), the Payment Agent shall act in accordance with Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes consideration that will be transferred to the Seller at Future Dates) (the “Circular”) and shall provide Buyer, prior to the Closing, with an undertaking as required under Section 6.2.4.3(c) of the Circular. For the avoidance of doubt, no withholding shall be made from any portion of the amounts deposited by Buyer with the Escrow Agent and the Payment Agent until and unless such amounts become payable to the applicable Securityholder.

(f) Any withholding made in NIS with respect to payments made hereunder in US Dollars shall be calculated based on such exchange rate and in such manner as Buyer or its advisors or the Payment Agent, as applicable, reasonably determine to be in compliance with the applicable Tax Law, and any currency conversion commissions will be borne by the applicable payee and deducted from payments to be made to such payee.

(g) Notwithstanding anything to the contrary herein, any payments made to holders of Section 102 Shares or Section 102 Options will be subject to deduction or withholding of Israeli Tax under the Israel Code on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless the Option Tax Ruling or the Interim Option Tax Ruling shall have been obtained before the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, and in such case, Buyer or the Company, or any Person acting on their behalf shall act in accordance with the Option Tax Ruling or Interim Option Tax Ruling, as applicable.

(h) Notwithstanding anything to the contrary contained in this Agreement, with respect to any payment to a holder of Company Options who is not an Israeli resident for Israeli tax purposes and who received such Company Options in consideration for services provided entirely outside of Israel to one of the Company’s non-Israeli Subsidiaries, payment shall be made without Israeli tax withholding, provided that the applicable non-Israeli resident holder of Company Options has provided Buyer with a validly executed declaration, to the satisfaction of Buyer, in the form attached hereto as Exhibit J regarding non-Israeli residence and confirmation that the Company Options were granted for work and/or services performed entirely outside of Israel, no later than five (5) Business Days before such payment is due. If such declaration is not provided five (5) Business Days prior to the day of the applicable payment, then such payment shall be subject to tax withholding as reasonably determined by Buyer or the Payment Agent, as applicable.

Section 3.08 Tax Treatment. The Parties agree (a) that for U.S. federal income tax purposes, Buyer shall be treated as acquiring the Shares and other Equity Interests of the Company subject to the Equity Purchase at the Closing and (b) to file all U.S. federal income Tax Returns consistent with such treatment.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows, subject to the exceptions set forth in the Disclosure Schedules (subject to Section 1.02(m)), which exceptions shall be deemed to be representations and warranties as if made hereunder when read in conjunction with all of this Article IV:

Section 4.01 Organization, Good Standing and Qualification. The Company is a private company, duly incorporated and validly existing under the Laws of the State of Israel, and is not deemed a “violating company” by the Israeli Registrar of Companies and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization. The Company and each Company Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction (to the extent that the Laws of such jurisdiction recognize the concept of good standing) where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for any such jurisdiction where the failure to be so qualified and in good standing would not constitute, individually or in the aggregate, a Company Material Adverse Change. The Company has delivered to Buyer correct and complete copies of the Company’s Organizational Documents and the Organizational Documents of each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. The Company has delivered to Buyer correct and materially complete copies of all books of account, stock record books and minute books of all meetings or actions by written consent of the boards of directors or similar governing body (and committees thereof) and shareholders of the Company and the Company Subsidiaries, in each case, for the period beginning seven (7) years prior to Closing, and no meeting of any such board of directors or similar governing body (and committees thereof) or shareholders has been held where matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books. Section 4.01 of the Disclosure Schedules contains a correct and complete list as of the date hereof of each jurisdiction where the Company and the Company Subsidiaries are organized and qualified to do business.

Section 4.02 Due Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents contemplated hereby of which it is a signatory and to consummate the transactions contemplated hereby, subject to receipt of the approval of Shareholders together constituting at least a majority of the Company’s outstanding share capital, voting together as a single class and on an as-converted basis and a majority of the issued and outstanding Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares (acting together as a single class on an as-converted basis), provided however, that it is hereby clarified that the consummation of the Equity Purchase is still subject to the Bring-Along Provision as stated under Section 7.17. No other corporate proceedings are necessary to authorize the Company’s entry into this Agreement or the Company’s consummation of the Equity Purchase or the other transactions contemplated hereby (except for the approval of the Company Board with respect to a decision to exercise the Put Option pursuant to Section 2.02(b) and implementation of the bring-along mechanism with respect to Securityholders who do not execute this Agreement or a Joinder Agreement for consummation of the Equity Purchase upon exercise of the Put Option or the Call Option). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity (the “Bankruptcy and Equity Exception”).

Section 4.03 Governmental Approvals; No Conflict.

(a) No notices, reports or other filings are required to be made by the Company or any Company Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any Company Subsidiary from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Equity Purchase and the other transactions contemplated by this Agreement other than (i) filings as may be required under applicable Antitrust Laws (in each case, if required), (ii) filings and/or notices required to be made under any environmental, health or safety Law (including the rules and regulations of the FDA), (iii) filings with the Israeli Companies Registrar in connection with this Agreement and the transactions contemplated hereby, including the Equity Purchase, and (iv) notices required to be provided under the R&D Law, where the failure to give such notice or report, make such filing or obtain such consent, registration, approval, permit or authorization, would not reasonably be expected to have a Company Material Adverse Change.

(b) Neither the execution and delivery of this Agreement and the other Transaction Documents by the Company nor the consummation of the Equity Purchase, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company’s Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03(a) are obtained and the filings referred to in Section 4.03(a) are made, (A) violate any applicable Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the material properties or assets of, the Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of any Material Contract or material permit to which the Company or any Company Subsidiary is a party or by which the Company or any of the Company Subsidiaries or any of their respective material properties or assets may be bound or affected, in each case of clause (ii)(A) and (ii)(B), except where such violation, conflict, loss of any benefit under, default (or an event that, with notice or lapse of time, or both, would constitute a default) under, termination of or a right of termination or cancellation under, acceleration of performance required by, or creation of any Encumbrance, would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole. Section 4.03(b) of the Disclosure Schedules sets forth a correct and complete list as of the date hereof of all Material Contracts pursuant to which consents or waivers are required in connection with the consummation of any of the transactions contemplated by this Agreement, including the Equity Purchase.

Section 4.04 Capital Structure.

(a) As of the date hereof, subject to the consummation of the First Closing under the Series G SPA, the authorized share capital of the Company consists of 16,289,700 Ordinary Shares and 13,710,300 Preferred Shares, of which 550,000 shares are designated as Preferred A Shares, 500,000 shares are designated as Preferred B Shares, 600,000 shares are designated as Preferred C Shares, 103,000 shares are designated as Preferred D-1 Shares, 3,881,300 shares are designated as Preferred D-2 Shares, 2,200,000 shares are designated as Preferred E Shares, 4,100,000 shares are designated as Preferred F Shares, 1,353,000 shares are designated as Preferred G Shares and 423,000 shares are designated as Preferred G-1 Shares. As of the date hereof, subject to the consummation of the First Closing under the Series G SPA, there are issued and outstanding 1,483,817 Ordinary Shares, 416,067 Preferred A Shares, 204,666 Preferred B Shares, 245,599 Preferred C Shares, 102,110 Preferred D-1 Shares, 3,881,107 Preferred D-2 Shares, 1,972,041 Preferred E Shares, 2,814,294 Preferred F Shares, 1,014,267 Preferred G Shares and 422,610 Preferred G-1 Shares. As of the date of this Agreement, subject to the consummation of the First Closing under the Series G SPA, there are outstanding Company Options to purchase an aggregate of 917,317 Ordinary Shares (of which Company Options to purchase an aggregate of 659,242 Ordinary Shares are exercisable). As of the date of this Agreement, no Ordinary Shares or Preferred Shares are subject to outstanding Company Warrants. Section 4.04(a) of the Disclosure Schedules contains a complete and correct list as of the date hereof of each outstanding Ordinary Share and each outstanding Preferred Share as of the close of business on the date of this Agreement, including the holder thereof. All outstanding Shares have been, and all Shares that may be issued pursuant to the exercise of Company Options and Company Warrants, if any, will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or when issued will be, fully paid and nonassessable. The Consideration Spreadsheet will be accurate and complete in all respects as of the Effective Time and will be prepared in accordance with the applicable provisions of the Company Organizational Documents. No dividends have been paid since the Company’s formation, no dividends are expected to be declared or paid prior to the Closing and no dividends will be due or payable with respect to any Shares in connection with the Closing.

(b) As of the date of this Agreement, subject to the consummation of the First Closing under the Series G SPA, the Company has reserved 1,955,164 Ordinary Shares for issuance pursuant to the Company Option Plan (of which 999,354 have been exercised prior to the First Closing). There are no outstanding Ordinary Shares or Preferred Shares that remain subject to vesting or forfeiture, except as set forth in Section 4.04(b)(A) of the Disclosure Schedules. Section 4.04(b)(B) of the Disclosure Schedules contains a complete and correct list as of the date hereof of the following: (i) each outstanding Company Option, including (i) the holder thereof, (ii) the date of grant, (iii) the number of Ordinary Shares subject to such Company Option at the time of grant, (iv) the number of Ordinary Shares subject to such Company Option as of the date of this Agreement, (v) the exercise price per Ordinary Share, (vi) the vesting schedule (including the number of vested and unvested Ordinary Shares subject to such Company Option as of the date of this Agreement), (vii) the date on which such Company Option expires and (viii) any accelerated vesting provisions (including whether the vesting of such Company Option shall be subject to any acceleration in connection with the transactions contemplated by this Agreement). Except as set forth in Section 4.04(b)(B) of the Disclosure Schedule, each Company Option (A) granted to a holder subject to United States income taxation has an exercise price per Ordinary Share equal to or greater than the fair market value of an Ordinary Share on the date of such grant as determined in accordance with Section 409A of the Code, and (B) is exempt from Section 409A of the Code. The Company has the requisite authority under the terms of the Company Option Plans and any other applicable Contract to take the actions contemplated by Section 3.03(b), and the adjustment, amendment or cancellation of the terms of the Company Options described in Section 3.03(b) is and will be binding on the holders of Company Options purported to be covered thereby. All Company Options intended to qualify under the capital gains track set forth in Section 102(b)(2) of the Israeli Code have been granted in accordance with and comply in all material respects with the requirements of Section 102 and the rules and regulations promulgated and qualify for treatment under the capital gains track thereunder and applicable Laws in order to so qualify, including having been deposited with the Section 102 Trustee in a timely manner, in compliance with the provisions of Section 102 of the Israeli Code and applicable regulations and rules, as applicable. The terms of the Company Option Plans permit the treatment of Company Options as provided in this Agreement, without the consent or approval of, the holders of such securities.

(c) Section 4.04(c) of the Disclosure Schedules contains a complete and correct list as of the date hereof of the following: (i) each outstanding Company Warrant, if any, including (i) the holder thereof, (ii) the date of grant, (iii) the number of Ordinary Shares or Preferred Shares subject to such Company Warrant at the time of grant, (iv) the number of Ordinary Shares or Preferred Shares subject to such Company Warrant as of the date of this Agreement, (v) the exercise price per Ordinary Share or Preferred Share and (vi) the date on which such Company Warrant expires. The Company has made available to Buyer a true and correct copy of each Company Warrant, if any.

(d) Except as set forth in Section 4.04(a), Section 4.04(b) and Section 4.04(c) of the Disclosure Schedules, there are no outstanding Equity Interests of the Company.

(e) Except as set forth in Section 4.04(e)(A) of the Disclosure Schedules, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the share capital of the Company or any capital stock of any Company Subsidiary to which the Company or any Company Subsidiary is a party, or by which it is bound, obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding share capital of the Company or capital stock of any Company Subsidiary, (ii) except for the Company Options set forth on Section 4.04(b)(B) of the Disclosure Schedules, no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Company Subsidiary and (iii) except as set forth in Section 4.04(e)(B) of the Disclosure Schedules, no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any Company Subsidiary is a party with respect to the governance of the Company or any Company Subsidiary or the voting or transfer of any shares of capital stock of the Company or any Company Subsidiary.

(f) Except for the Company Subsidiaries, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company has no Subsidiaries other than as set forth on Section 4.04(f) of the Disclosure Schedules.

(g) After giving effect to the transactions contemplated by this Agreement, assuming timely and full performance by all Parties of their respective applicable obligations hereunder which are required to be taken at or prior to the Closing, and the fulfillment, at or prior to the Closing, of all conditions to Closing, set forth in this Agreement, and subject to the terms and conditions hereof and of applicable Law, including without limitation, Section 341(a) of the Israeli Companies Law, Buyer will directly own 100% of the outstanding Equity Interests of the Company and the Company will directly own 100% of the outstanding Equity Interests of each Company Subsidiary existing at the Closing, in each case, free and clear of all Encumbrances and not subject to any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Buyer or any other Person to issue or sell any Equity Interests or Indebtedness of the Company or any Company Subsidiary (including, in each case, any voting, economic or other rights attaching thereto).

Section 4.05 Financial Statements.

(a) The Company has delivered to Buyer the Company’s and the Company Subsidiaries’ (i) audited consolidated balance sheets as of the last three (3) completed fiscal years and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years then ended, and (ii) the unaudited consolidated interim balance sheet as of the end of each fiscal quarter since the date of the most recent audited balance sheet included in clause (i) and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows for the periods referred to therein (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Company and the Company Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated in the Financial Statements (subject, in the case of the unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (iv) fairly present, in all material respects, the financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified (subject, in the case of the unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c) The Company and the Company Subsidiaries have established and maintain internal accounting controls designed and intended to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Company Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with IFRS and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries, (iv) that the amount recorded for assets on the books and records of the Company and the Company Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.06 Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement, the business of the Company and each Company Subsidiary has been conducted in the ordinary course consistent with past practices and, except as set forth in Section 4.06 of the Disclosure Schedules, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that constitute a Company Material Adverse Change;

(b) any destruction, material damage or other casualty loss (whether or not covered by insurance) of any material asset of the Company or any Company Subsidiary;

(c) any amendment of the Organizational Documents of the Company or any Company Subsidiary (whether by merger, consolidation or otherwise);

(d) any splitting, combination or reclassification of the Company’s share capital or the capital stock of any Company Subsidiary or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests of the Company or any Company Subsidiary, or redemption, repurchase or other acquisition by the Company or any Company Subsidiary, as applicable, or offer to redeem, repurchase, or otherwise acquire by the Company or any Company Subsidiary, as applicable, any Equity Interests of the Company or any Company Subsidiary;

(e) any (i) issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Equity Interests of the Company or any Company Subsidiary, other than the issuance of any Ordinary Shares upon the exercise of Company Options that were outstanding on the Balance Sheet Date in accordance with the terms of those Company Options on the Balance Sheet Date or (ii) amendment of any term of any Equity Interest of the Company or any Company Subsidiary (in each case, whether by merger, consolidation or otherwise);

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company or any Company Subsidiary in excess of $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice or in accordance with applicable budget of the Company or Company Subsidiary, as approved by the Company Board or the board of directors of the applicable Company Subsidiary;

(g) any acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any Company Subsidiary of all or substantially all of the assets, securities, properties, or interests of any business;

(h) any sale, lease or other transfer, or creation or incurrence of any Encumbrance (other than Permitted Encumbrances) on, any assets, securities, properties, interests or businesses of the Company or any Company Subsidiary, other in the ordinary course of business consistent with past practice;

(i) any (i) making by the Company or any Company Subsidiary of any material loans, advances or capital contributions to, or investments in, any other Person, except for advances to Service Providers for travel and business expenses in the ordinary course of business consistent with past practice, or (ii) application for or receipt of a Governmental Grant;

(j) any creation, incurrence or assumption by the Company or any Company Subsidiary of any material Indebtedness, other than in the ordinary course of business consistent with past practice;

(k) any (i) entry into any Contract that limits or otherwise restricts in any material respect the Company or any Company Subsidiary or any of their Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company or any Company Subsidiary, Buyer or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to IP Rights or otherwise), in any location or with any Person, (ii) entry into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

(l) any (i) material increase of, or commitment to materially increase, any form of compensation or benefits payable to any Key Employee or senior executive, other than in the ordinary course of business consistent with past practice or in accordance with the applicable budget of the Company or Company Subsidiary, as approved by the Company Board or the board of directors of the applicable Company Subsidiary, (ii) hiring or termination (other than terminations for cause) of any Key Employee or senior executive, (iii) adoption, entering into, material modification or termination of any Company Benefit Plan (other than (A) adoptions, renewals, modifications or terminations of health and welfare plans in the ordinary course of business consistent with past practice, (B) entrance into at-will offer of employment letters with new employees in the United States or Israel in the ordinary course of business consistent with past practice on substantially the forms provided to Buyer that do not provide for severance, retention or change in control payments of benefits, or (C) entrance into offer of employment letters or employment agreements in the ordinary course of business consistent with past practice on substantially the same forms provided to Buyer with new employees outside of the United States or Israel that do not provide for severance, retention or change in control payments or benefits, (iv) acceleration of the vesting, funding or payment of any compensation or benefits to any Service Provider (whether or not under any Company Benefit Plan) or (v) grant of any material or non-routine bonus, commission or other incentive compensation to any Service Provider (other than grants in the ordinary course of business consistent with past practice);

(m) any change in the methods of accounting or accounting practices of the Company or any Company Subsidiary, except as required by changes in IFRS and as agreed to by its independent public accountants;

(n) any settlement, or offer or proposal to settle, (i) any material Action or claim involving or against the Company or any Company Subsidiary, (ii) any stockholder litigation or dispute against the Company or any Company Subsidiary or any of its officers or directors or (iii) any Action that relates to the transactions contemplated hereby;

(o) any (i) Tax election made, revoked or changed, (ii) claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto), (iii) any Tax Return filed or amended, (iv) entry into any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (v) Tax petition, Tax complaint or administrative Tax appeal filed, (vi) right to claim a Tax refund surrendered or foregone, (vii) extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, (viii) any Tax ruling obtained, applied for or negotiated by the Company and/or on behalf of the holders of the Company’s Equity Interests by the Company or (ix) any Tax accounting period or method changed; or

(p) any agreement, other than this Agreement, or commitment to take any of the actions referred to in clauses (a) through (o).

Section 4.07 Litigation and Liabilities.

(a) Except as set forth in Section 4.07 of the Disclosure Schedules, there is no pending or past Action and, to the Knowledge of the Company, no Person has threatened in writing to commence any Action, against the Company or any Company Subsidiary, any of the assets owned or used by the Company or any Company Subsidiary or any Person for which the Company or any

Company Subsidiary has assumed or retained such Person’s liability, either contractually or by operation of law, nor, to the Knowledge of the Company, is there any reasonable basis for such Action. Neither the Company nor any Company Subsidiary is subject to any outstanding Order of any Governmental Entity or Review Board which is adverse to the Company or such Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with IFRS, and whether due or to become due), other than Liabilities:

(i) reflected, disclosed or reserved against in the Financial Statements (including the notes thereto);

(ii) incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of Law) or in accordance with the applicable budget of the Company or applicable Company Subsidiary, as approved by the Company Board or the board of directors of the applicable Company Subsidiary;

(iii) arising under this Agreement or in connection herewith;

(iv) arising under any executory Contract that has been made available to Buyer, excluding any Liability as a result of a breach of any such Contract;

(v) included in Closing Working Capital, Closing Indebtedness or Unpaid Company Transaction Expenses; or

(vi) set forth on Section 4.07(b) of the Disclosure Schedules.

Section 4.08 Employee Benefits.

(a) Section 4.08(a) of the Disclosure Schedules sets forth a true and correct list as of the date hereof of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, change of control, relocation, repatriation, expatriation, visas, work permits, termination pay, redundancy pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, restricted stock, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, pay and benefits relating to maternity, paternity or adoption leave, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay or sick leave whether written or unwritten, including each “voluntary employees’ beneficiary association,” under Section 501(c)(9) of the Code (“VEBA”) and each “employee benefit plan” within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), in each case, for active or former employees, directors or consultants, which is sponsored, maintained, contributed to, or required to be contributed to by the Company, or with respect to which any material Liability is borne by the Company as a result of an ERISA Affiliate, excluding any workers’ compensation, unemployment compensation and other government programs (collectively, and including the Company Option Plan, the “Company Benefit Plans”).

(b) Subject to Section 4.08(b) of the Disclosure Schedules, neither the Company nor, to the Knowledge of the Company, any other Person or entity, has made any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or applicable Law, or as necessary to implement the terms of this Agreement, and there has been no amendment to, or written interpretation or announcement by the Company regarding any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2019.

(c) With respect to each Company Benefit Plan, the Company has delivered to Buyer correct and complete copies of, in each case if and to the extent applicable to the Company or any Company Subsidiary, (i) each Company Benefit Plan (or, if not written, a written summary of its terms), including all plan documents, trust agreements, group annuity contracts, insurance policies or contracts, summary plan descriptions, together with any summary of modifications, or other funding vehicles and all amendments and supplements thereto, (ii) the most recent annual actuarial valuation (including relevant actuarial assumptions), if any, the most recent statement of plan assets and liabilities (or arrangements made with respect to such plans), and the most recent annual report (Form 5500 or 990 series and all schedules attached thereto) filed with the Internal Revenue Service (the “IRS”) with respect to such Company Benefit Plan, (iii) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (iv) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (v) the Company’s standard forms and related notices under the Consolidated Omnibus Budget Reconciliation Action of 1985, as amended, and the regulations (including proposed regulations) thereunder (“COBRA”) and (vi) all material filings made by the Company with any Governmental Entity in the past two (2) years, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(d) With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, that the Company would reasonably expect to subject it to any material Liability (other than for Liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law. Except as would not reasonably be expected to result in any material Liability to the Company, (i) the Company has performed all material obligations required to be performed by it under each Company Benefit Plan and the Company is not in material default under or in material violation of any such Company Benefit Plan, (ii) each Company Benefit Plan (including any related trust) has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Law, including, ERISA and the Code, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from U.S. federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification or exemption, except for such events than can be remedied without material Liability to the Company, (iv) none of the Company, any Company Benefit Plan and, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and that could subject the Company, any ERISA Affiliate or any Company Benefit Plan or trustee, administrator or other third-party fiduciary and/or party-in-interest thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, (v) each Company Benefit Plan (other than a Section 102 Plan) can be amended or terminated after the Closing Date in accordance with its terms, without any material Liability other than routine administrative fees incurred in connection with such amendment or termination and (vi) in the past two (2) years, no Action has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, including any audit or inquiry by the IRS, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation, or the United States Department of Health and Human Services. None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Encumbrance arising under Section 302 of ERISA or Section 412(n) of the Code. All material Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all material notices and disclosures required under applicable Law have been timely provided to participants. All contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404. No assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code.

(e) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has, for the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to, any (A) ”employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or (B) ”multiemployer plan” as defined in Section 3(37) of ERISA.

(f) Except as would not reasonably be expected to result in any material Liability to the Company (i) neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plan, and (ii) all required contributions in respect of any Company Benefit Plan have been timely made or properly accrued on the Company’s financial statements.

(g) Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits and/or other welfare benefits and the Company does not have any obligation to provide such benefits.

(h) The Company and each ERISA Affiliate are in substantial compliance with (i) the requirements of the applicable health care continuation and notice provisions of COBRA, and any similar state Law governing health care coverage extension or continuation and (ii) the applicable requirements of HIPAA.

(i) There are no loans by the Company outstanding on the hereof, nor have there ever been any loans, to any of its officers, employees, contractors or directors (other than loans under any Company Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business). Except as otherwise provided on Section 4.08(i) of the Disclosure Schedules, (i) no employees of the Company are party to an offer letter or employment agreement with the Company, that contains a notice period that is longer than sixty (60) days, and (ii) no employees of the Company will be owed any severance or other payments or benefits upon termination or upon a change in control of the Company.

(j) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(k) With respect to each plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2017 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder and (ii) the document or documents that evidence each such plan have complied with the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code in all material respects since January 1, 2017. No payments on account of the transactions contemplated by this Agreement would cause any plan failure pursuant to Section 409A(a)(1) of the Code.

(l) Except as set forth in Section 4.08(l) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event, such as termination of employment), (i) result in any material severance payment becoming due to any employee of the Company or its Affiliates from the Company or its Affiliates under any Company Benefit Plan, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) result in any obligation to fund future benefits under any Company Benefit Plan, (v) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Benefit Plans or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company does not have any obligation to provide any “gross-up” payment to or otherwise indemnify any Person for any Tax under Section 409A of the Code.

Section 4.09 Compliance with Law; Permits.

(a) Subject to Section 4.09(a) of the Disclosure Schedules, the Company and each Company Subsidiary is, and has been since January 1, 2015, in compliance in all material respects with applicable Laws except where such non-compliance would not reasonably be expected to result in material liability to the Company and/or the Company Subsidiaries, taken as a whole. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity to the effect that the Company or any Company Subsidiary is not in compliance with any applicable Law, except for notifications from Governmental Entities received by them in the ordinary course of business that are not material to the Company or the Company Subsidiaries, taken as a whole. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation of any applicable Law by the Company or any Company Subsidiary and result in material liability to the Company or any Company Subsidiary, taken as a whole.

(b) Subject to Section 4.09(b) of the Disclosure Schedules, the Company and each Company Subsidiary is, and has at all times since January 1, 2015, been, in compliance in all material respects with applicable Israeli, United States and foreign export control and trade and economic sanctions Laws and regulations, including, as and to the extent applicable: (i) the Israeli Control of Products and Services Declaration (Engagement of Encryption), 1974, as amended; the Israeli Control of Products and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended; the Israeli Defense Export Control Law, 2007; the Israeli Order Governing the control of Commodities and Services (Engagement in Encryption Items), 1974; the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006; the Israeli Trading with the Enemy Ordinance, 1939, and any regulations promulgated under any of the foregoing and other Israeli Laws regulating the development, commercialization or export of technology; (ii) the Export Administration Act, the Export Control Reform Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the various economic sanctions programs administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; (iii) the Convention on International Trade in Endangered Species of Wild Fauna and Flora, the Lacey Act, the Endangered Species Act, and the implementing regulations of the U.S. Fish and Wildlife Service and the National Marine Sanctuaries Service, pertaining to the import and export of wildlife, and (iv) any applicable Laws of jurisdictions applicable to its business activities (collectively, “Trade Controls Laws”). Without limiting the foregoing:

(i) there are no pending or, to the Knowledge of the Company, threatened claims or investigations of potential violations against the Company or any Company Subsidiary with respect to Trade Controls Laws, Export Approvals (as defined below), any the Company’s or any Company Subsidiary’s export activity, or Trade Controls Laws-related licenses or other approvals;

(ii) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s business activities that may give rise to any future Trade Controls Laws-related claims; and

(iii) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, their agents, is (1) located, organized, or resident in a country or territory that is or may, from time to time be, the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (each a “Sanctioned Country”)), or (2) a Person with whom dealings are prohibited under Trade Controls Laws, including Persons designated on a government prohibited parties list such as OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List or the U.S. Department of State’s Nonproliferation Sanctions List.

(c) Section 4.09(c) of the Disclosure Schedules contains a true, correct and complete list as of the date hereof of all Export Approvals. The Company and each Company Subsidiary has obtained all export and import licenses, required for the export, reexport, and import of products, services, software, and technologies, and releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), and is in material compliance with the terms and conditions of those Export Approvals as well as any applicable license exceptions and other permits, notices, waivers, orders, registrations, declarations and regulatory filing requirements with respect to Trade Controls Laws.

(d) Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any Company Subsidiary since January 1, 2015, has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in material compliance with all applicable Laws.

(e) Since January 1, 2015, neither the Company nor any Company Subsidiary, nor any of their respective directors, managers, officers, employees or, to the Company’s Knowledge, distributors, resellers, consultants, agents or other third parties acting on behalf of the Company or on behalf of any Company Subsidiary, has offered, paid, provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any Person, including a “foreign official,” as defined by the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), which includes employees or officials working for state-owned or state-controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization in a manner or to an extent which is prohibited under the FCPA, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, the U.K. Bribery Act 2010 (“UKBA”) or any applicable local, domestic, or international anticorruption laws (collectively, “Anti-Corruption Laws”). At no time since January 1, 2015, has the Company been aware of any actions by the Company and each Company Subsidiary, and their respective directors, officers and employees, of the Company or on behalf of any Company Subsidiary, which have been taken not in compliance with the Anti-Corruption Laws. Since January 1, 2015, neither the Company nor any Company Subsidiary, nor any of their respective directors, managers, officers, employees or, to the Company’s Knowledge, agents acting on behalf of the Company or on behalf of any Company Subsidiary, has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor, to the Company’s Knowledge, has any of the before stated parties falsified any documents of the Company or any Company Subsidiary. Since January 1, 2015, neither the Company nor any Company Subsidiary has knowingly made any provisions to any Person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, UKBA or any other applicable Anti-Corruption Laws. Since January 1, 2015, neither the Company nor any Company Subsidiary, nor any of their respective directors, managers, officers, employees, or to the Knowledge of the Company, distributors, resellers, consultants, agents or other third parties acting on behalf of the Company or on behalf of any Company subsidiary, has been the subject of any actual, suspected, or threatened allegations, investigations (internal or government), litigation, whistleblower reports, or other issues in any way related to the Anti-Corruption Laws. Since January 1, 2015, neither the Company nor any Company Subsidiary has conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption law, including the FCPA, UKBA, Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law, 2000.

(f) Subject to Section 4.09(f) of the Disclosure Schedules, the Company and the Company Subsidiaries have all licenses, permits, certificates, approvals, registrations, franchises, variances, exemptions, orders and other governmental authorizations, consents, approvals and clearances of, and have submitted all required notices to, all Governmental Entities necessary for the Company or any Company Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business as presently conducted, including any permits required by Environmental Law with respect to the development, manufacture, distribution, use, generation, treatment, storage, transport, handling or recycling of the Initial Device or any component thereof (the “Company Permits”), except where the absence of such Company Permits would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, and all such Company Permits are valid, and in full force and effect. All representations made by the Company or any Company Subsidiary in connection with any Company Permits were true and correct in all material respects at the time such representations and warranties were made, and any necessary or required updates, changes, corrections or modifications to such representations have been submitted to the applicable Governmental Entities. The Company and the Company Subsidiaries have fulfilled and performed in all material respects their respective obligations under each Company Permit, and no event has occurred that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any Company permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any Company Permit, or that might adversely affect in any material respect the rights of the Company or any Company Subsidiary under any Company Permit.

Section 4.10 Contracts.

(a) Section 4.10 of the Disclosure Schedules lists, as of the date hereof of each of the following types of Contracts to which the Company and/or any Company Subsidiary is a party or by which its respective assets or properties is subject to or by which it is otherwise bound (such Contracts being the “Material Contracts”):

(i) any Contract that requires (A) annual payments by the Company or any Company Subsidiary of $100,000 or more or (B) aggregate payments by the Company or any Subsidiary of $250,000 or more (provided that the Company shall not be required to list on Section 4.10 of the Disclosure Schedules any such Contracts with Service Providers made in the ordinary course of business which contain periodical payments of salaries, fees and similar consideration (a copy of each such Contract, or the form of such Contract, which has been provided to Buyer), but such Contracts shall be “Material Contracts” notwithstanding that they are not included on Section 4.10 of the Disclosure Schedules);

(ii) any Contract that requires or is reasonably expected to result in (A) annual payments to the Company or any Company Subsidiary of $100,000 or more or (B) aggregate payments to the Company or any Company Subsidiary of $250,000 or more;

(iii) each of the Contracts required to be listed on Section 4.16(b)(i), Section 4.16(b)(iv) or Section 4.16(b)(v) of the Disclosure Schedules;

(iv) any Contract consisting of a settlement or similar agreement in relation to any past Action required to be disclosed pursuant to Section 4.07(a).

(v) any Contract that, pursuant to its terms, imposes any restriction on the Company’s or any Company Subsidiary’s right or ability, or, after the Effective Time, the right or ability of Buyer or any of its Affiliates, (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Buyer, the Company, any Company Subsidiary or any of their respective Affiliates after the Closing Date (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available the Initial Device or any IP Rights or other asset of the Company or any Company Subsidiary), (B) to acquire any product, service, IP Right or other asset from any other Person, to sell any product, service, IP Right or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any IP Right;

(vi) any Contract pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing obligations, rights or interests relating to the research, development, the Pivotal Clinical Trial, Other Clinical Trials, distribution, supply, service, material transfer, manufacture, marketing, commercialization, co-promotion of, or collaboration with respect to, the Initial Device;

(vii) any Contract that limits the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell the Initial Device;

(viii) any Contract providing for “most favored customer” terms that limit the Company’s or any Company Subsidiary’s right to determine pricing for the Initial Device in its discretion;

(ix) any Contract that contains material minimum payment obligations or performance guarantees (other than in favor of the Company or any Company Subsidiary and other than any Company Benefit Plan, offer letters, employment agreements, individual consulting agreements, individual contracting agreements, Contracts with staffing agencies and similar Persons who supply Service Providers to the Company or any Company Subsidiary and all other similar Contracts with Service Providers);

(x) any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold interest in property (whether real or personal property and including the Real Property Leases) in each case providing for individual annual payments in excess of $50,000;

(xi) any Contract with any Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract with any Governmental Entity);

(xii) any partnership, joint venture or similar Contract, in each case providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing, commercialization or distribution;

(xiii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that (A) was entered into in the last three (3) years or (B) pursuant to which the Company or any Company Subsidiary has any current or future rights or obligations;

(xiv) any Contract relating to the acquisition or disposition of a material portion of the assets of, or any Equity Interest in, any business (whether by merger, sale of stock, sale of assets or otherwise) that (A) was entered into since January 1, 2017, or (B) pursuant to which the Company or any Company Subsidiary has any current or future rights or obligations;

(xv) any Contract relating to the sale of any assets of the Company or any Company Subsidiary since January 1, 2017, in each case for consideration in excess of $50,000 (other than sales or dispositions of assets in the ordinary course of business consistent with past practice);

(xvi) any Contract evidencing any Indebtedness having a principal amount in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing) or creating any material Encumbrance (other than Permitted Encumbrances and excluding Real Property Leases) with respect to any asset of the Company or any Company Subsidiary;

(xvii) any Contract relating to the acquisition, issuance or transfer of any Equity Interests of the Company or any Company Subsidiary (excluding award agreements for Company Options and exercise agreements on the Company’s standard forms) with unperformed or continuing obligations by any party thereto;

(xviii) each Contract relating to the voting of Shares or any Equity Interests of the Company or any Company Subsidiary;

(xix) any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xx) to the extent not disclosed pursuant to any other provision of this Section 4.10(a), any Contract which contains any provisions requiring the Company or any Company Subsidiary to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice (including Contracts with Service Providers));

(xxi) any Contract between the Company or any Company Subsidiary, on the one hand, and any Related Party, on the other hand (other than offer letters, employment agreements, individual consulting agreements, individual contracting or service agreements, option agreements, indemnification agreements, employment-related restrictive covenant agreements, agreements for the purchase of Equity Interests of the Company which have been consummated prior to the date hereof and made available to Buyer, and employment-related intellectual property assignment agreements entered into in the ordinary course of business consistent with past practice);

(xxii) any Contract with any current or former Service Provider pursuant to which the Company or any Company Subsidiary has any current or future rights or obligations and that (A) provide for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, (B) provides for severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service with the Company or any Company Subsidiary (other than statutory notice or termination payments) or (C) cannot be terminated by the Company or applicable Company Subsidiary at-will, at any time and for any reason, without liability on the part of the Company or such Company Subsidiary (except for liability arising pursuant to the terms of the relevant Contract solely with respect to services performed thereunder prior to such termination) on thirty (30) days’ notice or less;

(xxiii) any collective bargaining agreement or other similar Contract with any labor union, works council or similar association;

(xxiv) any Contract between the Company and any Company Subsidiary or between two or more Company Subsidiaries;

(xxv) any Contract relating to the settlement of any Action for consideration in excess of $50,000 (other than any such Contracts entered into with former employees of the Company or any Company Subsidiary other than officers or directors in the ordinary course of business consistent with past practice in connection with the termination of such former employee’s employment with the Company or a Company Subsidiary and pursuant to which neither the Company nor any Company Subsidiary has any continuing payment or other material obligations thereunder); and

(xxvi) any other Contract, whether or not entered into in the ordinary course of business, that is material to the Company and the Company Subsidiaries, taken as a whole, or to the conduct of their respective businesses, taken as a whole, or the termination of which would, individually or in the aggregate, constitute a Company Material Adverse Change.

(b) (i) Each Material Contract is a valid and binding agreement of the Company or the Company Subsidiary party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto, is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and each Company Subsidiary has performed, in all material respects, all obligations required to be performed by it, as they become due, under each of the Material Contracts to which it is a party, (iii) neither the Company nor any Company Subsidiary is, and, to the Knowledge of the Company, no other party is, in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, in and of itself (A) result in a violation or breach of any of the provisions of any Material Contract in any material respect, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) other than as set forth in Section 4.10(b) of the Disclosure Schedules, give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract (other than Material Contracts that may be canceled or terminated for convenience) and (iv) the Company has not received, and, to the Knowledge of the Company, no Company Subsidiary has received, from any Person party to a Material Contract (A) any written notice or other communication regarding violation or breach of, or default under, or the cancellation or termination of any Material Contract or (B) any intent of such Person to terminate, not renew or materially modify or amend such Material Contract or otherwise materially reduce its business relationship with the Company or Company Subsidiary.

(c) The Company has delivered to Buyer accurate and complete copies of all written Material Contracts, including all amendments thereto. Section 4.10(c) of the Disclosure Schedule provides an accurate summarized description as of the date hereof of the material terms of each Material Contract that is not in written form.

Section 4.11 Properties.

(a) Neither the Company nor any Company Subsidiary owns or has ever owned any real property. Except as set forth in Section 4.11(a) of the Disclosure Schedules, neither the Company nor any Company Subsidiary is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein. The Company or a Company Subsidiary has a good and valid leasehold, license or other similarly applicable interest in each parcel of real property leased, subleased, licensed or otherwise used or occupied by the Company or any Company Subsidiary (the “Leased Real Property”).

(b) Section 4.11(b) of the Disclosure Schedules lists each Contract relating to the Leased Real Property, including the street address of the Leased Real Property and the name of the third party lessor thereof, to which the Company or any Subsidiary is party (each, a “Real Property Lease”).

(c) The Company’s and the Company Subsidiaries’ interest in any of the Leased Real Property is not subject to any Encumbrance, except for Permitted Encumbrances. Neither the Company nor any Company Subsidiary has received any written notice of (i) a material violation of any Real Property Lease, (ii) a material violation of any ordinance, regulation or building, zoning or other similar law with respect to the Leased Real Property, (iii) any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property and, to the Knowledge of the Company, there is no condemnation, special assessment or the like pending or threatened with respect to any of the Leased Real Property. The Company and each Company Subsidiary has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto.

Section 4.12 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s or any Company Subsidiary’s Organizational Documents, if any, is applicable to the Company, the Shares, the grant or exercise of the Call Option or the Put Option pursuant to this Agreement, the Equity Purchase or the other transactions contemplated by this Agreement.

Section 4.13 Environmental Matters. Subject to Section 4.13 of the Disclosure Schedules, the Company and each Company Subsidiary has materially complied at all times with all Environmental Laws. To the Knowledge of the Company, no property currently or formerly operated or used by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or structures) is contaminated with any Hazardous Substance in a manner or under circumstances that could reasonably be expected to result in any claims against the Company or any Company Subsidiary or material Liability of the Company or any Company Subsidiary relating to any Environmental Law. Neither the Company nor any Company Subsidiary is subject to any Liability for any Hazardous Substance disposal or contamination on any third-party property. Neither the Company nor any Company Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or such Company Subsidiary may be in violation of, or subject to Liability under, any Environmental Law. Except as set forth in Section 4.13 of the Disclosure Schedules, neither the Company nor any Company Subsidiary is subject to any Order of any Governmental Entity or any indemnity or other agreement with any third party concerning obligation or Liability relating to any Environmental Law (excluding indemnification agreements entered into in the ordinary course of business and for which there has been no claim and there is not currently to the Company’s Knowledge any basis for any claim, in each case, relating to any Environmental Law). The Company has delivered to Buyer correct and complete copies of all environmental reports, studies, assessments, sampling data and any other material environmental information in its possession or control relating to the Company or any Company Subsidiary or their respective current and former properties or operations.

Section 4.14 Taxes.

(a) The Company and the Company Subsidiaries (i) have properly completed and timely filed (taking into account any extension of time within which to file) with the appropriate Tax Authorities all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects, and (ii) have timely paid all Taxes that are due and owing (whether or not shown as due or required to be shown as due on any Tax Returns), and have no liability for Taxes in excess of the amounts so paid.

(b) The Company and each of the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder of the Company (or any of the Company Subsidiaries) or other Person. The Company and each Company Subsidiary is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws and the Company and each Company Subsidiary has maintained, and still maintains, all required records with respect thereto.

(c) There are (i) no pending or to the Knowledge of the Company threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of the Company Subsidiaries, (ii) no deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries that have been claimed, proposed or assessed by any Tax Authority, (iii) no matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or any of the Company Subsidiaries, outside of the ordinary course of business or otherwise inconsistent with past custom and practice, and (iv) no issues relating to Taxes of the Company or any of the Company Subsidiaries that have been raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) Neither the Company nor any Company Subsidiary (nor any predecessor of the Company or any Company Subsidiary) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, and neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(e) Neither the Company nor any of the Company Subsidiaries has ever been a member of a consolidated, combined, unitary or affiliated group for any Tax purposes (other than a group the common parent of which is the Company). Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or the Company Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or otherwise.

(f) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar Contract, arrangement or practice with respect to Taxes (including advance pricing agreements, closing agreements or other agreement relating to Taxes with any Tax Authority) that will be binding with respect to any period following the Closing.

(g) Neither the Company nor any of the Company Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No U.S. federal income tax entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of the Company Subsidiaries.

(h) Neither the Company nor any of the Company Subsidiaries has engaged in a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(i) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing.

(j) There are no Encumbrances for Taxes upon the assets of the Company or any Company Subsidiary (other than Permitted Encumbrances). There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrances for Taxes on the assets of the Company or any of the Company Subsidiaries.

(k) In the past two (2) years, neither the Company, any of the Company Subsidiaries nor any of their respective predecessors by merger or consolidation was a “distributing corporation” or a “controlled corporation” (each as defined in Section 355 of the Code) in a transaction intended to qualify under Section 355 of the Code.

(l) Neither the Company nor any of the Company Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(m) The Company and each Company Subsidiary is, and has always been, a resident for Tax purposes solely in its jurisdiction of organization for Tax purposes and has not been subject to Tax in any jurisdiction other than its jurisdiction of organization. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. Neither the Company nor any Company Subsidiary has or has had a branch, agency or “permanent establishment” in a jurisdiction other than its jurisdiction of organization.

(n) The Company Option Plan and any similar plan maintained by the Company or any Company Subsidiary and that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Code (a “102 Plan”), or that is otherwise required to be approved by the ITA, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Company Options and Shares that are subject to Tax under Section 102 of the Israeli Code and which were issued under any 102 Plan have been granted and issued, as applicable, to Employees in accordance with the definition of “an Employee” in Section 102(a) of the Israeli Code and in compliance with the applicable requirements of Section 102 of the Israeli Code (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the receipt of the required written consents from the holders of such Shares and Company Options, the appointment of an authorized trustee to hold the Company Options and Shares, and the due deposit of such Company Options and Shares with such trustee pursuant to the terms of Section 102 of the Israeli Code and applicable regulations and rules, and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(o) Except as set forth in Section 4.14(o) of the Disclosure Schedule, the Company and each of the Company Subsidiaries is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company or any Company Subsidiary are arm’s length for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Israeli Code and regulations thereunder, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained. No Tax Authority has proposed, asserted or otherwise discussed with the Company or any of the Company Subsidiaries the possibility of a transfer pricing adjustment or failure to comply with any transfer pricing requirements. The Company does not have any reason to expect that a transfer pricing adjustment will be proposed, asserted or raised by any Tax Authority with respect to the Company or any of the Company Subsidiaries either before or after the Closing Date (i) with respect to any transactions that occurred prior to the Closing Date or (ii) as a result of any transfer pricing documentation being provided to any Tax Authority by the Company or any of the Company Subsidiaries prior to Closing Date.

(p) The Company has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company and each of the Company Subsidiaries (and any predecessor of the Company and the Company Subsidiaries) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries (or any predecessors of the Company or the Company Subsidiaries) since the formation of the Company or such Company Subsidiary. Except as set forth in Section 4.14(p) of the Disclosure Schedules, no power of attorney with respect to any Taxes of the Company or any of the Company Subsidiaries has been executed or filed with any Tax Authority.

(q) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(r) Except as set forth in Section 4.14(r) of the Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Tax Authority with respect to any Taxes, nor is any such request outstanding.

(s) The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT to which it is not entitled under any applicable Law. No Company Subsidiary has ever been, and no Company Subsidiary currently is, required to effect Israeli VAT registration.

(t) Neither the Company nor any Company Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Code or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(u) The Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the Israeli Code and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Sections 131D or 131E of the Israeli Code or similar provisions under the Israel Value Added Tax law of 1975.

(v) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(w) Section 4.14(w) of the Company Disclosure Schedule sets forth a true, correct and complete list of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order that the Company or any Company Subsidiary has in any jurisdiction, including the nature, amount and expiration date of such Tax exemption, Tax holiday or other Tax-sharing arrangement, as applicable. The Company and each Company Subsidiary is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any relevant Governmental Entity and, to the Knowledge of the Company, the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order. Neither the Company nor any Company Subsidiary has ever made an election to be treated or claimed any benefits as a “Beneficial Enterprise” (Mifaal Mutay) or otherwise take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959. Neither the Company nor any Company Subsidiary has taken any position, or represented to any person, that it meets the requirements under the so called “The Angels Law” pursuant to Section 20 of the 2011-2012 Economic Policy Law (Legislation Amendments), 2011 and any amendments thereto.

(x) The Company has made available to Buyer all documentation relating to any applicable Tax incentives applicable to the Company or any Company Subsidiary. The Company and the Company Subsidiaries are in compliance with all the requirements of all such Tax incentives and none of the incentives will be jeopardized by the consummation, in and of itself, of the transactions contemplated by this Agreement.

(y) Neither the Company nor any Company Subsidiary owns any interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Code, or other entity the income of which is required to be included in the income of the Company.

(z) The Company has in its possession official government receipts for any Taxes paid by it to any Tax Authorities for which receipts have been provided or are customarily provided.

(aa) No individual classified by the Company or any Company Subsidiary as a non-employee (such as, an independent contractor, leased employee or consultant) was or will be considered as an employee of the Company or any Subsidiary by an applicable Tax Authority.

Section 4.15 Labor Matters.

(a) Section 4.15(a) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof of the following with respect to each employee of the Company and each Company Subsidiary (other than any such information for which disclosure is prohibited by applicable Law and then only to the extent so prohibited): (i) name and employee identification number assigned by the Company or such Company Subsidiary, (ii) the geographic location at which such employee is based and primarily performs his or her duties or services, (iii) the entity employing such employee, (iv) title/position and whether such employee is full-time or part-time, (v) annual base, solely with respect to U.S. based employees, monthly salary semi-monthly salary or hourly wage rate, with respect to all other employees, (vi) incentive or bonus target for the current calendar year, (vii) the number vacation days to which each such employee is entitled and accrued and unpaid vacation days for such employee, (viii) date of hire, (ix) an indication as to whether such employee is on leave of absence and (x) the Company’s classification of such employee as exempt or non-exempt with respect to the Fair Labor Standards Act and any applicable state, local or foreign wage and hour laws. Other than as set forth in Section 4.15(a) of the Company Disclosure Schedule all employees and, to the Knowledge of the Company, all consultants or other Service Providers of the Company and the Company Subsidiaries are lawfully entitled to work or provide services, as applicable, for the Company or the applicable Company Subsidiary of the Company without restriction or any visa, permit or required consent.

(b) The Company has delivered to Buyer correct and complete copies of all (i) Contracts for Key Employees, the Company’s standard Contract(s) for all other employees (and copies of any Contracts that differ in any material respect from the standard Contract(s)), copies of all Contracts with consultants, employee handbooks, policies that apply to any employees or consultants of the Company and (ii) Contracts with any trade union, employee representative or body of employees or their Representatives (whether binding or not) and details of any such unwritten Contracts that may materially affect any employees or consultants of the Company.

(c) The Company is not a party to or bound by any collective bargaining agreement, works council or similar labor arrangement. There are no extension orders (Tzavei Harchava) that any of the Company or any Company Subsidiary is subject to, and/or that any of their employees benefits from, other than such extension orders as apply generally to all employees in Israel.

(d) None of the employees of the Company is represented by a labor union, works council or similar body, and, to the Knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. The Company does not pay fees, dues or any other payment to any employer organization, nor has there been any demand from an employer organization to do so.

(e) To the Knowledge of the Company, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor organization, trade union, works council or similar body to organize any employees of the Company and (ii) no demand for recognition of any employees of the Company has been made by or on behalf of any labor organization, trade union or works council or similar body, nor has there been within the past five (5) years.

(f) There is no pending or, to the Knowledge of the Company, threatened employee strike, work stoppage, slowdown, picketing, material labor dispute or negotiation regarding a claim with respect to any employees of the Company, nor has there been in the previous five (5) years.

(g) Except as otherwise set forth on Section 4.15(g) of the Disclosure Schedules, the Company has paid or made provision for payment of all salaries, wages, statutory payments to employees and vacation pay accrued through the date hereof and, upon the Closing, through the Closing Date, and is in compliance in all material respects with all obligations and duties it is required to perform whether arising under Contract or applicable Law or all Law respecting employment and employment practices, terms and conditions of employment, collective bargaining, information and consultation obligations, transfers of undertaking, immigration, wages, hours and benefits, non-discrimination in employment, part-time workers, contingent workers, fixed-term workers, whistleblowing, equal pay, equality of terms, termination of employment, disciplinary and grievance procedures, workers compensation, statutory payments to employees (all except for non-compliance that has not constituted, or would not constitute, individually or in the aggregate, a Company Material Adverse Change). The Company has not obtained relief pursuant to Sections 2301 or 2302 of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable national, federal, state, local or foreign Law.

(h) There is no Action pending or, to the Knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices or any unfair labor practice by the Company nor, to the Knowledge of the Company, is there a basis for any such claim.

(i) To the Knowledge of the Company, each employee of the Company and any Company Subsidiary who is located in the United States and is not a United States citizen has all necessary approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law. Neither the Company nor any Company Subsidiary has ever had any temporary or manpower-company employees who were not treated and accounted for in all respects as applicable Law requires with respect to temporary employees and manpower-company employees, as applicable.

(j) Neither the Company or the Company’s Subsidiaries have incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Laws.

(k) [Reserved].

(l) Except as set forth in Section 4.15(l) of the Disclosure Schedules, all current and past Services Providers are and were correctly classified under all applicable Laws as either “independent contractors” (or comparable status in any jurisdiction) or “employees” as the case may be and neither the Company or any of its Subsidiaries have received any written notice from any Governmental Entity disputing such classification. All individuals who are or were classified as “employees” in the United States of the Company or any of its Subsidiaries are or were correctly classified under all Applicable Laws by the Company or such Subsidiary, as exempt or non-exempt, as the case may be. All current or former employees of the Company or any of its Subsidiaries whose employment agreements state or stated that they are not subject to the Hours of Work and Rest Law, 1951, and accordingly are or were ineligible for overtime payments, are or were correctly classified as such.

(m) Without derogating from the foregoing in this Section 4.15, the Company and each applicable Company Subsidiary that engages Israeli employees (“Israeli Employees”), have at all times complied in all material respects with the applicable Israeli Prior Notice to the Employee Law, 2002, the Israeli Notice to Employee and Job Candidate (Terms of Employment and Candidate Screening and Selection) Law, 2002, the Israeli Prevention of Sexual Harassment Law, 1998, the Israeli Hours of Work and Rest Law, 1951, the Israeli Annual Leave Law, 1951, the Israeli Salary Protection Law, 1958, the Israeli Employment by Human Resource Contractors Law, 1996, and the Israeli Law for Increased Enforcement of Labor Laws, 2011 and all extension orders applicable to the Company and/or any Company Subsidiary. Except as set forth is Section 4.15(m)(i) of the Disclosure Schedules, the employment of each Israeli Employee is terminable by the employer upon no more than thirty (30) days’ prior written notice under the termination notice provisions included in the applicable employment Contract(s) with such employee and applicable Law. Except as set forth is Section 4.15(m)(ii) of the Disclosure Schedule, all obligations of the employer to provide statutory severance pay to all Israeli Employees are in accordance with Section 14 of the Israeli Severance Pay Law (5723-1963) (the “Severance Pay Law”) and are fully funded or are accrued on the Financial Statements, all Israeli Employees have been subject to the provisions of Section 14 of the Severance Pay Law with respect to their entire salary, as defined under the Severance Pay Law from the date of commencement of their employment, and the Company has been in full compliance with the technical and substantive requirements for a Section 14 Arrangement with respect to severance pay. Except as set forth is Section 4.15(m)(iii) of the Disclosure Schedule, no Israeli Employee’s employment requires any special license, permit or other authorization by any Governmental Entity. Except as set forth in Section 4.15(m)(iv) of the disclosure Schedules, there are no unwritten policies, practices or customs of the Company or any Company Subsidiary that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning bonuses or the payment of statutory severance pay when it is not required under applicable Law). Except as set forth is Section 4.15(m)(v) of the Disclosure Schedule, all amounts that are legally or contractually required either (i) to be deducted from Israeli Employees’ salaries or transferred to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, advance study fund (Keren Hishtalmut) or other similar funds or (ii) withheld from Israeli Employees’ salaries and benefits and paid to any Israeli Governmental Entity as required by applicable Israeli tax Law, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any Company Subsidiary has any outstanding obligation to make any such deduction, transfer, withholding or payment (except for deduction, transfer, withholding and payments to be made in the ordinary course after the date of this Agreement, or the Closing, as applicable).

(n) Except as set forth is Section 4.15(n) of the Disclosure Schedule, no employee of the Company or any Company Subsidiary has (i) given the Company or the applicable Company Subsidiary notice of his or her intention to go on a leave of absence, (ii) terminated or has advised the Company or any Company Subsidiary of his or her intention to terminate such employee’s employment with the Company or any Company Subsidiary for any reason and neither the Company nor any Company Subsidiary has any plans or intentions as of the date hereof to terminate any such employee, except as specified under this Agreement or the Transaction Documents.

(o) Other than as required pursuant to applicable Law or the employment agreement with the relevant employee, the Company has not incurred any outstanding material Liability in connection with any termination of employment of any current or former employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any former employee.

Section 4.16 Intellectual Property.

(a) Company IP and IP Rights.

(i) Section 4.16(a)(i) of the Disclosure Schedules sets forth a correct and complete list as of the date hereof of all Registered IP, including the Patent Rights therein, in each case, indicating for each item of Registered IP whether such Registered IP is owned by, or exclusively licensed to, the Company or a Company Subsidiary (as applicable), the name of the licensor (if such Registered IP is exclusively licensed to the Company or a Company Subsidiary), the name of the applicable owner (if such Registered IP is owned by the Company or a Company Subsidiary), the names of any joint owner(s) of such Registered IP apart from the Company or a Company Subsidiary (or the licensor with respect thereto, as applicable), the filing or application, and if applicable, registration, publication, and/or issuance number, as well as the date(s) thereof, and the name of the jurisdiction in which such filing or application was made.

(ii) Except as otherwise set forth on Section 4.16(a)(ii) of the Disclosure Schedule, the Company or a Company Subsidiary, as applicable, solely owns or has a valid and enforceable exclusive license to (as applicable) all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances.

(iii) Each issued patent within the Company IP is, and each pending patent application within the Company IP, were such pending application to issue, would be, in each case, to the Company’s Knowledge, valid, enforceable and subsisting, and is not subject to any Order of any Governmental Entity or any settlement or other agreement or Contract adversely affecting the Company’s and any Company Subsidiary’s use thereof or its rights thereto, including its or their ability to transfer, license, prosecute, maintain, enforce, or defend such Patent Rights. Except as otherwise set forth on Section 4.16(a)(iii) of the Disclosure Schedule, the pending trademark and patent applications within the Company IP have been diligently prosecuted. Neither the Company nor any Company Subsidiary has received any written claims or notices challenging (A) the validity or enforceability of any issued patents included in the Company IP or (B) the Company’s ownership thereof or exclusive license rights thereto, and there are no outstanding inventorship disputes with respect to the Patent Rights included in the Company IP.

(iv) All assignments of Company IP owned by the Company or any Company Subsidiary to the Company or any Company Subsidiary, as applicable, have been properly and validly executed and, to the extent required under Law with respect to Registered IP (and in any event with respect to Patent Rights within the Registered IP), recorded in compliance with applicable Laws and with the relevant Governmental Authorities.

(v) All registration, renewal, maintenance and other payments that are or have become due with respect to Registered IP have been timely paid by or on behalf of the Company, a Company Subsidiary, or, to the Knowledge of the Company, by the upstream licensor of such Registered IP with respect to such Registered IP that is exclusively licensed to the Company or a Company Subsidiary and for which the upstream licensor controls the prosecution and maintenance of.

(vi) The Company and each Company Subsidiary, and to the knowledge of the Company, all upstream licensors of the Company or each Company Subsidiary, as applicable, have complied in all material respects with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Patent Rights that are included in the Company IP.

(b) IP Contracts.

(i) Section 4.16(b)(i) of the Disclosure Schedules sets forth a correct and complete list as of the date hereof of all of the following IP Contracts to which the Company or any Company Subsidiary is a party or otherwise bound, along with the effective dates thereof and other identifying information:

(A) IP Contracts relating to the research, development, manufacturing, commercialization, use, or other exploitation of the Initial Device, and all IP Rights therein;

(B) IP Contracts pursuant to which the Company or any Company Subsidiary is granted or obtains any license or other right (including an option to license or otherwise exploit) to exploit any IP Rights, other than (1) IP Contracts, the primary purpose of which is to facilitate the exchange of confidential information between the parties thereto, (2) IP Contracts granting rights to the Company or a Company Subsidiary to use non-customized software, and (3) IP Contracts in which the license of IP Rights to the Company or a Company Subsidiary is on a non-exclusive and royalty-free basis and is for the primary purpose of enabling to the exploitation of equipment, reagents or other materials provided to the Company or a Company Subsidiary; and

(C) IP Contracts pursuant to which the Company or any Company Subsidiary is restricted in its right to use or register any, or permits or agrees to permit any other Person to use any, IP Rights owned or controlled by the Company or a Company Subsidiary, including any license agreements, coexistence agreements, and covenants not to sue with respect to such IP Rights, other than (1) IP Contracts, the primary purpose of which is to facilitate the exchange of confidential information between the parties thereto and (2) IP Contracts providing for the non-exclusive license of Company IP to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s or a Company Subsidiary’s benefit (the IP Contracts described in subsections (A) through (C) herein are collectively referred to as the “Relevant IP Contracts”).

A correct and complete copy of each such Relevant IP Contract, together with all amendments, supplements, exhibits and schedules thereto, has been delivered to Buyer.

(ii) Each Relevant IP Contract is in full force and effect and neither the Company nor any Company Subsidiary is in violation of or in default under any such Relevant IP Contract or has provided or received any written, or, to the Company’s Knowledge, any non-written, notice of any violation, default or intention to terminate, any such contract) and is not subject to any outstanding Order of any Governmental Entity or any settlement or Contract adversely affecting the Company’s or any Company Subsidiary’s rights thereto.

(iii) The consummation of the Equity Purchase and the other transactions contemplated by this Agreement will not create or result in (A) any breach or violation of any Relevant IP Contract, (B) except as otherwise set forth on Section 4.16(b)(iii)(B) of the Disclosure Schedules, any modification, termination or acceleration of any right or obligation under any Relevant IP Contract or (C) any Encumbrance on, any Company IP.

(iv) Section 4.16(b)(iv) of the Disclosure Schedules sets forth a correct and complete list as of the date hereof of all IP Contracts (along with the effective dates thereof and other identifying information) under which the Company or any Company Subsidiary has agreed to indemnify, defend, or hold harmless any Person against any infringement, violation or misappropriation by the Company or any Company Subsidiary of the IP Rights of a third party.

(v) Section 4.16(b)(v) of the Disclosure Schedules sets forth a correct and complete list as of the date hereof of all IP Contracts (along with the effective dates thereof and other identifying information) under which the Company or any Company Subsidiary has agreed to make payments by way of royalties, reimbursement, milestones, maintenance payments, advance payments, profit sharing payments, commissions or other fees or consideration of any kind to any Person in respect of any IP Right or the use or exploitation thereof.

(c) Intellectual Property Use Rights

(i) The Company and the Company Subsidiaries have sufficient rights to practice all IP Rights used in or, to the Company’s Knowledge, necessary for their business as presently conducted and as presently contemplated to be conducted, including for clarity with respect to the research, development, manufacture, commercialization, and other exploitation of the Initial Device as presently conducted and as presently contemplated to be conducted, and the consummation of the Equity Purchase any other transactions contemplated by this Agreement shall not adversely affect the Company’s or any Company Subsidiary’s rights to practice such IP Rights.

(ii) The research, discovery, development, manufacturing, commercialization, and other activities of the Company and the Company Subsidiaries as presently conducted and as presently contemplated to be conducted, including for clarity with respect to the Initial Device, do not and have not infringed, misappropriated or otherwise violated the IP Rights of any third party; provided, that the foregoing representation shall be made to the Knowledge of the Company with respect to Patent Rights of any third party in connection with activities unrelated to the Initial Device as presently contemplated to be conducted by the Company and the Company Subsidiaries. To the Knowledge of the Company, the products and services manufactured, developed, used, marketed, sold or licensed by the Company and the Company Subsidiaries, including the Initial Device, in the current business of the Company and the Company Subsidiaries, do not constitute unfair competition or trade practices under the Law of any relevant jurisdiction. All IP Rights owned or controlled by the Company or a Company Subsidiary shall continue be available for use and exploitation by the Company and the Company Subsidiaries immediately after the Closing on the same terms and conditions as each such IP Rights were available to the Company and the Company Subsidiaries immediately prior to the Closing.

(iii) Other than patent office examinations of patent applications in the ordinary course of business, there is no Action or other written complaint, claim, or notice pending, asserted or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any other Person (A) concerning the ownership, inventorship, scope, validity, registerability or enforceability of, or any right of the Company or any Company Subsidiary in, any Company IP, including those relating to the Initial Device or (B) that alleges any infringement, contributory infringement, inducement to infringe, misappropriation, violation or unlawful use by the Company or a Company Subsidiary of the IP Rights of any other Person, or offers the Company or a Company Subsidiary a license to use the same.

(iv) None of the Company IP is subject to any settlement or similar agreement with any Governmental Entity.

(v) No rights have been granted by the Company to any other Person (or have been retained by such Person), other than to legal representatives under customary powers of attorney, to control the prosecution or registration of any Company IP or to commence, defend, or otherwise control any claim with respect to any Company IP.

(d) To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, using without authorization, or violating or has misappropriated, infringed, diluted, used without authorization, or violated any IP Rights of the Company or any Company Subsidiary, and no claims for any of the foregoing have been brought or threatened against any third party by the Company or any Company Subsidiary.

(e) Confidentiality.

(i) The Company and the Company Subsidiaries have taken all reasonable measures to protect the confidentiality of all Trade Secrets that are within the Company IP, including by entering into Contracts with all employees, licensees, consultants and other third parties that obtain or may obtain access to such Trade Secrets to keep such Trade Secrets confidential, which measures are customary in the industry in which Company and the Company Subsidiaries operate, for companies similarly situated.

(ii) To the Knowledge of the Company, the Trade Secrets owned by the Company or the Company Subsidiaries and the Trade Secrets exclusively licensed to the Company or the Company Subsidiaries, in each case that are within the Company IP, have not been used by, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.

(f) Company Employees, Consultants and Agents. Each current and former employee and other consultant or agent of the Company or any Company Subsidiary that was, is, or would reasonably be expected to be involved in the possible invention of IP Rights on behalf of the Company or a Company Subsidiary (“Relevant Individual”) has executed a valid and enforceable proprietary information and inventions agreement, presently assigning all right, title and interest to the Company in any IP Rights created by such Relevant Individual and agreeing not to disclose or make any improper use of any confidential information or Intellectual Property of the Company, each of which has been made available to Buyer, and no such Relevant Individual has excluded works or inventions from his or her assignment of inventions pursuant to such Relevant Individual’s proprietary information and inventions agreement. Except as set forth in Section 4.16(f)(A) of the Disclosure Schedules, each such Relevant Individual conceived of, created, developed or improved IP rights on behalf of the Company only while such Relevant Individual was an employee, consultant, or agent of the Company and subject to a proprietary information and inventions agreement as described above and to the Knowledge of the Company, none of such Relevant Individuals is in violation of such proprietary information and inventions agreement. To the Knowledge of the Company, no current or former Relevant Individual (i) misappropriated, infringed or otherwise violated the IP Rights of, or (ii) breached any agreement with, any Person that had previously employed or engaged such Relevant Individual. Except as set forth in Section 4.16(f)(B) of the Disclosure Schedules, each Relevant Individual has irrevocably and expressly waived any and all right to compensation and royalties in connection with service inventions under Section 134 of the Israeli Patent Law 1967 with respect thereto.

(g) IT Assets.

(i) The Company’s and each Company Subsidiary’s material IT Assets are designed, implemented, operated and maintained in accordance in all material respects with customary industry standards and practices for similarly situated entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, the Company and each Company Subsidiary (A) have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its IT Assets are free from Malicious Code, (B) subject to Section 4.16(g)(i) of the Disclosure Schedules, have in effect industry standard disaster recovery plans, procedures and facilities for its business, and (C) have taken all reasonable steps to safeguard the security and the integrity of its IT Assets. There have been no unauthorized intrusions or breaches of security with respect to the IT Assets of the Company and the Company Subsidiaries.

(ii) The IT Assets of the Company and the Company Subsidiaries do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and each Company Subsidiary implements industry standard measures, for similarly situated entities operating businesses similar to the business of the Company and the Company Subsidiaries, designed to prevent the introduction of Malicious Code into the IT Assets of the Company and the Company Subsidiaries, including firewall protections and regular virus scans.

(iii) All IT Assets of the Company and the Company Subsidiaries, including software applications and operating systems, that are licensed from third Persons are licensed pursuant to valid and enforceable license agreements, and neither the Company nor any Company Subsidiary is in breach of any such license agreement in any material respect.

(h) Section 4.16(h) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is included, incorporated or embedded in, linked to, combined with or otherwise used in or with the Initial Device, which list specifies (i) the Contract under which each such item of Open Source Software has been licensed to the Company or the applicable Company Subsidiary, (ii) whether such item of Open Source Software has been modified by the Company or any Company Subsidiary and (iii) whether such item of Open Source Software is or was distributed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has incorporated Open Source Software into, or combined, linked or distributed any Open Source Software with, the Initial Device or other Company IP in any manner that creates, or purports to create, obligations for the Company or any Company Subsidiary (or upon or after the Closing, Buyer or any of its Affiliates), with respect to any part of the Initial Device that is not or does not include Open Source Software owned by a third party or grants, or purports to grant, to any third party, any licenses, rights or immunities under or to the Initial Device. Any written Open Source Software policies of the Company and the Company Subsidiaries, if any, are listed in Section 4.16(h) of the Disclosure Schedules, and complete and accurate copies thereof have been made available to Buyer. The Company and each Company Subsidiary has complied in all material respects with and is currently in compliance in all material respects with, all licenses for all such Open Source Software listed is Section 4.16(h) of the Company Disclosure Schedule, if any.

(i) Industry Organizations and Consortia. Neither the Company nor any Company Subsidiary has made any contribution or disclosure to or participated in any standards-setting organization, industry body, consortium, or other multi-party special interest group (herein, a “SIG”). Further, neither the Company nor any Company Subsidiary is bound by nor has agreed to be bound by, any Contract which purports to license or potentially license any Company IP as a result of any contribution or disclosure to or participation in any SIG.

(j) Governmental Grants and Institutional Affiliations.

(i) Except as set forth in Section 4.16(j)(i) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has obtained any grant, loan or other assistance from any Israeli, United States, or other federal, state or local Governmental Entity (a “Governmental Grant”).

(ii) The Company has made available to Buyer correct copies of all letters of approval, certificates of completion, supplements or amendments thereto for any Governmental Grants granted to the Company or any Company Subsidiary, including the most recent and updated status of account report from the Israel Innovation Authority (titled the “Keren Tmura Status of Account”).

(iii) Section 4.16(j)(iii) of the Disclosure Schedules sets forth: (A) all material undertakings given in connection with any Governmental Grant made to the Company or any Company Subsidiary; (B) the aggregate amount of each payment or transfer made on account of any such Governmental Grant; and (C) the aggregate outstanding obligations of the Company or a Company Subsidiary under each such Governmental Grant with respect to royalties or other payments. The Company and each Company Subsidiary is in compliance, in all material respects, with the terms and conditions of any Governmental Grant made to the Company or any such Company Subsidiary and has duly fulfilled all the undertakings relating thereto and to the Company’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to result in the revocation or modification of any such Governmental Grant.

(iv) Neither the Initial Device nor any of the Company IP uses or incorporates any intellectual property that was developed using funding provided by the European Commission, nor does the European Commission, any other Governmental Entity or any academic institution have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company IP or the Initial Device, except as set forth in Section 4.16(j)(iv) of the Disclosure Schedules. Except as set forth in Section 4.16(j)(iv) of the Disclosure Schedules, all Company IP is freely transferable, conveyable and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the any Governmental Entity or any academic institution, except pursuant to Trade Controls Laws.

(v) To the Knowledge of the Company, other than as set forth in Section 4.16(j)(v) of the Disclosure Schedules, no current or former Service Provider of the Company or any Company Subsidiary who was involved in, or who contributed to, the authorship, conception, creation, design, or development of any of any Company IP or the Initial Device developed or under development by the Company or any Company Subsidiary, has performed services for or was an employee, consultant, contractor or student of any university, college, other academic institution, Governmental Entity, granting agency, research center or similar research funding authority, or other non-governmental funding agency while such employee, officer, director, consultant, or contractor was also performing services for Company or any Company Subsidiary, or during the time period in which such Service Provider authored, conceived, invented, created, designed or developed any of such Company IP or the Initial Device, or during the time period in which such Service Provider was still subject to the regulations and guidelines of such university, college, other academic institution, Governmental Entity, granting agency, research center or similar research funding authority, or other non-governmental funding agency. No facilities, equipment, materials, funding or other resources of any university, college, other academic institution, or research center or funding from any Governmental Entity or granting agency or similar research funding authority, or other non-governmental funding agency was used in the creation or development of any of Company IP or the Initial Device developed or under development by the Company or any Company Subsidiary, and no consultations took place with nor was any input received from any faculty member, employee, contractor or student of any university, college, other academic institution, or research center, with respect to the creation or development of any of the foregoing.

Section 4.17 Regulatory and Privacy Compliance.

(a) Subject to Section 4.17 of the Disclosure Schedules, the Company and each Company Subsidiary is, and has at all times since January 1, 2015, been, in compliance with all Regulatory Laws in all material respects. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity of any non-compliance in any material respect or material liability under any Regulatory Law. Subject to Section 4.17 of the Disclosure Schedules, the Initial Device is being developed, manufactured, labeled, stored, tested and distributed by the Company and the Company Subsidiaries in material compliance with all applicable requirements under all applicable Laws, including all Regulatory Laws, including those Laws governing pre-clinical studies, clinical trials and manufacturing of an investigational device. Neither the Company nor any of the Company Subsidiaries, nor any partner or third-party providing services on behalf of the Company or any of the Company Subsidiaries, has received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters” or “untitled letters,” or other communications that assert a lack of compliance with any applicable Regulatory Laws in connection with the Initial Device or the Company’s or the Company Subsidiaries’ business, or any written notice of any pending or threatened civil, criminal, administrative or regulatory Action, search warrant, subpoena (other than those related to actions against third parties), and to the Company’s Knowledge, there is not pending any allegation that any operation or activity of the Company or any of the Company Subsidiaries, or on behalf of the Company and the Company Subsidiaries, relating to the Company’s or any Company Subsidiary’s business or the Initial Device is in violation of any Regulatory Laws.

(b) All manufacturing operations conducted with respect to the Initial Device have been and are being conducted in material compliance with all applicable Regulatory Laws, including applicable provisions of FDA’s current Good Manufacturing Practice regulations at 21 C.F.R. Parts 820, and, to the extent applicable, the respective counterparts thereof promulgated by Governmental Entities in countries outside of the United States.

(c) With respect to all Personal Data Processed by the Company or any Company Subsidiary, including any information or data collected during any clinical trials conducted with respect to the Initial Device or during the development, pre-clinical and clinical testing, manufacture, storage, testing, distribution, supply and administration of the Initial Device, such Personal Data has been, and is being, Processed in material compliance with: (i) the requirements of all applicable Data Protection Laws; and (ii) all contractual obligations to which the Company or any Company Subsidiary is bound relating to the Processing of Personal Data; and (iii) the internal privacy and data protection policies of the Company and the Company Subsidiaries, in each case to the extent applicable and relating to any Personal Data Processed by the Company and each Company Subsidiary or by third parties having access to the records of the Company and each Company Subsidiary that contain any Personal Data ((i) through (iii), collectively, the “Data Protection Requirements”). The Company has adopted and published privacy notices and policies that accurately describe the privacy practices of the Company or any Company Subsidiary (as applicable), to any website, mobile application or other electronic platform and complied with those notices and policies, and no such notices or disclosures have been inaccurate, misleading or deceptive (collectively, with each of the Company and each of Company Subsidiary’s internal privacy policies, the “Privacy Policies”).

(d) Neither the Company nor any Company Subsidiary sells, rents or otherwise makes available to any Person any Personal Data, except in a manner that complies in all material respects with the applicable Data Protection Requirements and Privacy Policies.

(e) Neither the Company nor any Company Subsidiary has received any: (i) written notice or written complaint alleging material non-compliance with any applicable Data Protection Requirements; (ii) written claim for compensation for loss or unauthorized Processing of Personal Data; or (iii) written notification of an application for rectification, erasure or destruction of Personal Data which application is still outstanding. The Company and the Company Subsidiaries have obtained all necessary consents and authorizations necessary to Process any such information or data in the manner currently Processed in material compliance with applicable Data Protection Requirements, and the Company and the Company Subsidiaries are in material compliance with the terms of such consents and authorizations. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein comply with all applicable Data Protection Requirements and the Privacy Policies, as in effect at the date hereof.

(f) The Company and each Company Subsidiary have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data Processed by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company and each Company Subsidiary have implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices for similarly situated entities operating businesses similar to the business of the Company and the Company Subsidiaries.

(g) Other than as set forth in Section 4.17(g) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has experienced any incidences in which Personal Data was or may have been stolen or improperly accessed, including any breach of security or other loss, unauthorized access, use or disclosure of Personal Data (each a “Security Incident”) in the possession, custody or control of the Company or any Company Subsidiary. To the Knowledge of the Company, no subcontractor of the Company or any Company Subsidiary has experienced any Security Incident or made or has been required to make any disclosure, notification or take any other action under any applicable Data Protection Requirements in connection with any Security Incident with respect to any Personal Data provided by it to the Company or any Company Subsidiary. The Company and each Company Subsidiary have made all notifications to customers or individuals required to be made by the Company and each Company Subsidiary under applicable Data Protection Requirements arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Data by any Person of which the Company or any Company Subsidiary have knowledge.

(h) All databases owned, controlled, held or used by the Company and the Company Subsidiaries, if any, and required to be registered under applicable laws have been properly registered, and the data therein has been used by the Company and the Company Subsidiaries solely as permitted pursuant to such registrations.

Section 4.18 Product and Clinical Trial Disclosures.

(a) The Company has made available to Buyer correct and complete copies of (i) all material filings with the FDA, (ii) materials and correspondence, requested by Buyer, with a Notified Body, the Israeli Ministry of Health, equivalent Governmental Entity or with any Review Board relating to the Initial Device in its possession or control (collectively, the “Material Product and Trial Information”). All information, claims, reports, statistics, and other data and conclusions, if any submitted in connection with each regulatory filing were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications necessary to such filing have failed to be submitted to the FDA, Notified Body, the Israeli Ministry of Health or other applicable Governmental Entity since such date.

(b) The Company and each Company Subsidiary has filed, maintain or furnished all material applications, reports, documents, claims, authorizations, amendments, modifications, notices, declarations, listings, registrations, reports, and other information required to be filed, maintained or furnished to a Governmental Entity in connection with the Initial Device. All such applications, reports, documents, claims, authorizations, amendments, modifications, notices, declarations, listings, registrations, reports and other information were in material compliance with applicable Regulatory Laws when filed, maintained or furnished and were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) and no material deficiencies have been asserted by any applicable Governmental Entity with respect to any such applications, reports, documents, claims, authorizations, amendments, modifications, notices, declarations, listings, registrations, reports and other information, nor to the Company’s Knowledge do any facts or circumstances exist that would be reasonably likely to cause any Governmental Entity to take action to materially limit, suspect, materially modify, or revoke any material authorizations. Any updates, changes, corrections or modifications to such documents required under applicable Regulatory Law, which are required to be submitted by such applicable Regulatory Law, have been submitted in a timely and complete manner.

(c) The Pivotal Clinical Trial has at all times been and is being conducted in material compliance with applicable research protocols, institutional review board requirements, and all applicable Regulatory Laws, including Good Laboratory Practice, Good Clinical Practice, and all requirements relating to the protection of human subjects contained in 21 C.F.R. Parts 50, 56 and 58, and all applicable requirements contained in 21 C.F.R. Part 812. The Company is in material compliance with all applicable provisions of Title VIII of the Food and Drug Administration Amendments Act of 2007, including requirements for the registration of the Pivotal Clinical Trial on the federal clinical trials databank. Neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any representative of the Company or any Company Subsidiary or any of the licensees or assignees of Company IP, has received any written notice that the FDA, Notified Body, the Israeli Ministry of Health, any other Governmental Entity or any Review Board has initiated, or threatened to initiate any Action to (i) suspend the Pivotal Clinical Trial, (ii) suspend or terminate any investigational device exemption (“IDE”) related to Initial Device, as applicable, or (iii) recall, suspend or otherwise restrict in any material respect the manufacture of the Initial Device.

(d) Neither the Company nor any Company Subsidiary has committed any act, made any statement or failed to make any statement that resulted in the FDA invoking its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Entity or Review Board to invoke a similar policy under any applicable federal, state, local, foreign or international regulatory requirements. Additionally, neither the Company nor any Company Subsidiary, nor any officer, director, Key Employee or, to the Company’s Knowledge, agent of the Company or any Company Subsidiary has been convicted of any crime or engaged in any conduct that has resulted in debarment under applicable Law, including 21 U.S.C. Section 335a or any other Regulatory Law, or listing in any exclusion list or program similar to the exclusion list and program maintained by the United States Office of Inspector General under 42 C.F.R. Part 1003.102.

(e) None of the Company, any Company Subsidiary, nor to the Company’s Knowledge, the officers, directors, managing employees, and Key Employees of the Company or any Company Subsidiary: (i) have engaged in any activities that are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program (as defined in Section 1128B(f) of the United States Federal Social Security Act (together with all regulations promulgated thereunder, “SSA”)) under Sections 1128, 1128A, 1128B or 1877 of SSA or any other Regulatory Law, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program, (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA, (iii) have been excluded from participation under any Federal Health Care Program or (iv) have been convicted (as defined in 42 C.F.R. §1001.2) of any of the categories of offenses described in Section 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of SSA or any other Regulatory Law.

Section 4.19 Insurance. Section 4.19 of the Disclosure Schedules sets forth as of the date hereof each material insurance policy under which the Company or any Company Subsidiary is an insured or otherwise the principal beneficiary of coverage. The Company has delivered to Buyer correct and complete copies of all such policies. Neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy), and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy. Neither the Company nor any Company Subsidiary has received any notice of cancellation or termination from any of its insurance carriers that any insurance coverage listed in Section 4.19 of the Disclosure Schedules. Neither the Company nor any Company Subsidiary has no self-insured or co-insurance programs. There is no claim pending as of the date hereof under any of the Company’s or any Company Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed, in whole or in part, by the underwriters of such policies or bonds.

Section 4.20 Related-Party Transactions. Except as set forth in Section 4.20 of the Disclosure Schedules, no Related Party (a) has any direct or, to the Knowledge of the Company, indirect interest in any asset used in or otherwise relating to the business of the Company and the Company Subsidiaries, (b) has entered into any Contract, transaction or business dealing involving the Company or the Company Subsidiaries, (c) is competing with the Company or any Company Subsidiary, (d) to the Knowledge of the Company, has any claim or right against the Company or any Company Subsidiary (other than rights to receive compensation for services performed as an officer, director or employee of the Company or any Company Subsidiary and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (e) owes any money to the Company or any Company Subsidiary or is owed any money from the Company or any Company Subsidiary (other than amounts owed for compensation or reimbursement pursuant to clause (d) above) or (f) provides services to the Company or any Company Subsidiary (other than services performed as a director, officer or employee of the Company or any Company Subsidiary) or receives services provided by the Company or any Company Subsidiary.

Section 4.21 Product Warranty; Product Liability.

(a) In the last three (3) years, each product manufactured, sold or commercially delivered by the Company or any Company Subsidiary in conducting their respective business, including pursuant to any manufacturing arrangement, has been in conformity, in all material respects, with all product specifications, all express and implied warranties and all applicable Law. Neither the Company nor any Company Subsidiary has any material Liability for replacement or refund of any units of Initial Device or other damages in connection therewith.

(b) Except as set forth in Section 4.21(b) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, developed, manufactured, maintained, delivered, sold or installed, or services rendered by or on behalf of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has committed any act or failed to commit any act, that would result in, and there has been no occurrence that would give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any Company Subsidiary with respect to any such product or service.

Section 4.22 Manufacturing and Marketing Rights. Except as set forth in Section 4.22 of the Disclosure Schedules, neither the Company nor any Company Subsidiary has granted rights to manufacture, produce, assemble, license, market, or sell the Initial Device to any other Person and neither the Company nor any Company Subsidiary is bound by any Contract that affects the Company’s, or any Company Subsidiaries’, exclusive right to develop, manufacture, assemble, distribute, market or sell the Initial Device.

Section 4.23 Brokers and Finders. Except as set forth in Section 4.23 of the Disclosure Schedules, none of the Company, any Company Subsidiary and any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the Equity Purchase or the other transactions contemplated by this Agreement.

Section 4.24 Full Disclosure. No representation or warranty made by the Company in this Agreement and no statement contained in the Disclosure Schedules (including the Interim Updated Disclosure Schedules and the Final Updated Disclosure Schedules) or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, provided however that any projections or assumptions or any forward looking statements contained in this Agreement, the Disclosure Schedules (including the Final Updated Disclosure Schedules) or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, shall not be deemed as “facts” hereunder or thereunder, and further provided that the term “facts” excludes any generally available information in connection with the industry or field in which the Company operates.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder, on a several and not joint basis, hereby represents and warrants to Buyer as to itself (but not as to any other Securityholder) as follows, subject to the exceptions set forth on the Securityholders Disclosure Schedules (subject to Section 1.02(m)), which exceptions shall be deemed to be representations and warranties as if made hereunder, when read in conjunction with all of this Article V:

Section 5.01 Organization and Good Standing. If such Securityholder is an entity, it is a legal entity duly organized, validly existing and in good standing under applicable Law of the jurisdiction of its formation and has all requisite company power and authority to own, lease and operate properties and carry on its business.

Section 5.02 Due Authorization. Such Securityholder has all requisite power and authority to enter into this Agreement and the other Transaction Documents contemplated hereby of which it is a signatory and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties hereto, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 5.02 of the Securityholders Disclosure Schedules, such Securityholder is not a party to any Contract that restricts the Securityholder Representative’s authority to take any actions or exercise any authority or power as required, permitted or contemplated hereunder, and the Securityholder Representative is not so restricted from taking such actions with respect to such Securityholder.

Section 5.03 No Conflict; Noncontravention; Government Approvals. Neither the execution and delivery of this Agreement or the other Transaction Documents to which such Securityholder is a party, nor the consummation of the Equity Purchase, nor compliance by such Securityholder with any of the terms or provisions hereof or thereof, will (a) if such Securityholder is an entity, conflict with or violate any provision of the Organizational Documents of such Securityholder or (b) assuming that the consents and approvals referred to in Section 4.03 are obtained and the filings referred to in Section 4.03 are made, (i) violate any applicable Law, judgment, writ or injunction of any Governmental Entity applicable to such Securityholder, (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the material properties or assets of such Securityholder under any of the terms, conditions or provisions of any Contract to which such Securityholder is a party, or by which it or any of its properties or assets may be bound or affected except in the case of clauses (b)(i) and (b)(ii), for such violations, conflicts, losses, defaults, terminations, cancellations, acceleration or Encumbrances as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of such Securityholder to consummate the Equity Purchase, or (c) except as set forth in Section 5.03 of the Securityholders Disclosure Schedules, require any authorization, consent, approval, execution or other action by or notice to any Governmental Entity under, any organizational document, indenture, lease, loan agreement or other agreement or instrument to which such Securityholder, its properties or assets are bound, or any statute, regulation, rule, judgment, Order, decree or other applicable Law to which such Securityholder, its properties or assets are subject, except for filings required under, and compliance with other applicable requirements of applicable Antitrust Laws (in each case, if required).

Section 5.04 Title. Such Securityholder holds of record and owns (a) to the extent such Securityholder is party to this Agreement as of the date hereof, the Equity Interests of the Company set forth opposite such Securityholder’s name on Schedule 1.01(e) attached hereto or (b) to the extent such Securityholder became party to this Agreement after the date hereof by execution of a Joinder Agreement, the Equity Interests of the Company set forth on Exhibit A of such Joinder Agreement (such Equity Interests, the “Owned Equity Interests”). Such Securityholder holds the Owned Equity Interests of record, beneficially and with good and valid title free and clear of any and all Encumbrances (other than restrictions imposed by securities laws applicable to unregistered securities generally and Permitted Encumbrances). Other than the Owned Equity Interests, such Securityholder does not own any other Equity Interest of the Company. Other than this Agreement and the Transaction Documents and except as set forth in Section 5.04 of the Securityholders

Disclosure Schedules, (i) such Securityholder is not a party to any voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the acquisition, disposition, voting or transfer of any Owned Equity Interests, and (ii) such Securityholder is not bound by any Contract restricting its right to dispose of or Transfer the Owned Equity Interests, in accordance with the terms of this Agreement. Such Securityholder is not the subject of a bankruptcy, reorganization or similar proceeding which proceeding would reasonably be expected to adversely affect such Securityholder’s ownership of such Owned Equity Interests.

Section 5.05 Solvency. Such Securityholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Securityholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented to such Securityholder. The consummation of the Equity Purchase, insofar as such is related to such Securityholder, and the other transactions contemplated by this Agreement shall not constitute a fraudulent transfer by such Securityholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Securityholder.

Section 5.06 Acknowledgement. Such Securityholder acknowledges that such Securityholder has received a copy of this Agreement and familiarized himself, herself or itself with the terms and conditions contained herein, including, without limitation, Article III, Article IV, Article X and Section 11.01 herein.

Section 5.07 Brokers. Neither such Securityholder nor any of its Affiliates (excluding the Company and any of its Subsidiaries) has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents to which such Securityholder is party.

Section 5.08 Litigation and Proceedings. There is no pending or, to the knowledge of such Securityholder, threatened Action involving such Securityholder, nor is there any Order by or before any Governmental Entity imposed (or threatened in writing to be imposed) upon such Securityholder, that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Equity Purchase, insofar as such is related to such Securityholder.

Section 5.09 Tax Withholding Information. Any and all information that has been or will be made available to Buyer by or on behalf of such Securityholder for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Securityholder pursuant to this Agreement under applicable Law is or will be when provided true, correct and complete.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to the Securityholders as follows:

Section 6.01 Organization, Good Standing and Qualification. Buyer is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for any such jurisdiction where the failure to be so qualified and in good standing would not, individually or in the aggregate, prevent or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 6.02 Due Authorization. Buyer has all requisite company power and authority to enter into this Agreement and the other Transaction Documents contemplated hereby and to consummate the transactions contemplated hereby. No other company proceedings are necessary to authorize Buyer’s entry into this Agreement or Buyer’s consummation of the Equity Purchase or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties hereto, constitutes a legal, valid and binding obligation Buyer, enforceable against Buyer in accordance with its terms subject to the Bankruptcy and Equity Exception.

Section 6.03 No Conflicts; Consents.

(a) No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the Equity Purchase and the other transactions contemplated by this Agreement other than (i) filings as may be required under applicable Antitrust Laws (in each case, if required), and (ii) where the failure to give such notice or report, make such filing or obtain such consent, registration, approval, permit or authorization, would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party, nor the consummation by Buyer of the Equity Purchase, nor compliance by Buyer with any of the terms or provisions hereof or thereof, will (a) conflict with or violate any provision of the Organizational Documents of Buyer or (b) assuming that the consents and approvals referred to in Section 6.03(a) are obtained and the filings referred to in Section 6.03(a) are made, (i) violate any applicable Law, judgment, writ or injunction of any Governmental Entity applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the material properties or assets of, Buyer or any of its Subsidiaries under any of the terms, conditions or provisions of any material Contract to which Buyer or any of its Subsidiaries is a party, or by which Buyer or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (b)(i) and (b)(ii), for such violations, conflicts, losses, defaults, terminations, cancellations, acceleration or Encumbrances as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the Equity Purchase.

Section 6.04 Brokers and Finders. Neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is party.

Section 6.05 Sufficiency of Funds. At the Closing, Buyer will have cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Closing Consideration and any other payments required by this Agreement and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Securityholders and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and the Securityholders set forth in Article IV and Article V of this Agreement (including the related portions of the Disclosure Schedules and the Securityholders Disclosure Schedules); and (b) none of the Securityholders, the Company or any other Person has made any representation or warranty as to the Securityholders, the Company or this Agreement (including any Transaction Documents), except as expressly set forth in Article IV and Article V of this Agreement (including the related portions of the Disclosure Schedules as may be updated by the Final Updated Disclosure Schedules). Nothing contained in this Agreement (including but not limited to, in this Section 6.06) is intended to (i) negate or alter the indemnification obligations of any party under this Agreement or (ii) preclude any remedy for fraud or constitute an admission by any party that any element of a claim for a fraud cannot be established.

ARTICLE VII.

COVENANTS

Section 7.01 Interim Operations.

(a) During the Option Period, except as otherwise expressly required by this Agreement or as required by applicable Law, the Company will (and will cause each Company Subsidiary to), and the Major Securityholders shall use their voting power to cause the Company to, (i) conduct its respective business in the ordinary course consistent with past practice, (ii) not take any Disqualifying Interim Action and (iii) use their (i.e., the Company’s or the Company Subsidiary’s) respective commercially reasonable efforts to (A) preserve intact their business organizations and maintain existing relations and goodwill, including with respect to Governmental Entities, Review Boards, collaboration partners, customers, manufacturers, suppliers, fill/finish providers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials, clinical research organizations, employees, consultants, agents, independent contractors and business associates, (B) keep available the services of the Service Providers required from time to time, (C) protect and preserve in all material aspects the scope, breadth and value of its assets (including for clarity the Company IP and the Initial Device) and (D) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained by it as of the date hereof. Nothing contained herein shall prevent the Company from consummating a Permitted Equity Round.

(b) Without limiting the generality of Section 7.01(a) and in furtherance thereof, during the period beginning on the Agreed Milestone Achievement Date and ending on the earlier to occur of (1) the Closing, (2) the termination of this Agreement pursuant to Article IX and (3) the expiration of both the Call Option Exercise Period and the Put Option Exercise Period without a valid exercise of the Call Option or the Put Option, except (x) as otherwise expressly required by this Agreement or required by Law, (y) with Buyer’s prior written consent (not to be unreasonably withheld conditioned or delayed) or (z) as set forth in Section 7.01(b) of the Disclosure Schedules, the Company will not (and will not permit any Company Subsidiary to), and the Major Securityholders will use their voting power to cause the Company not to:

(i) amend the Organizational Documents of the Company or any Company Subsidiary (whether by merger, consolidation or otherwise) (other than any such amendment made pursuant to the Series G SPA);

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests of the Company or any Company Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Equity Interests of the Company or any Company Subsidiary (except in connection with any withholding to satisfy the exercise price with respect to any Company Options);

(iii) (A) issue, Transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, Transfer, delivery, sale or pledge of, any Shares, Company Options, or other Equity Interests of the Company or any Company Subsidiary other than (x) the issuance of Shares upon the valid exercise of Company Options and (y) awards of Company Options granted in the ordinary course of business in connection with new hires, promotions and the Company’s annual grant cycle, , or (B) amend any term of any Equity Interests of the Company or any Company Subsidiary (whether by merger, consolidation or otherwise) including an amendment to any Company Option to provide for acceleration of vesting as a result of the transactions contemplated by this Agreement or a termination of employment or service related to the consummation of the transactions contemplated by this Agreement;

(iv) make any payments to any Related Person (other than payments made pursuant to offer letters, employment agreements, separation agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business consistent with past practice);

(v) make any capital expenditures or incur any Liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $100,000 individually or $200,000 in the aggregate;

(vi) (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness in an aggregate amount in excess of $200,000 or (B) make any loans, advances or capital contributions to, or investments in, any other Person except for advances to any Service Provider for travel and business expenses in the ordinary course of business consistent with past practice;

(vii) enter into a lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew lease or sublease of real property, including the Real Property Leases;

(viii) sell, license, abandon, mortgage or otherwise encumber or subject to any Encumbrance (other than a Permitted Encumbrance), or otherwise dispose of any properties or assets (including without limitation, Company IP) which are material, individually or in the aggregate, to the Company or any Company Subsidiaries or their respective businesses, except for sales of the Initial Device in approved regulatory jurisdictions and non-exclusive licenses, in each case, made or granted in the ordinary course of business;

(ix) acquire by merger or consolidation with, or merge, amalgamate or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber, abandon, assign or waive any rights with respect to Company IP, other than by way of granting non-exclusive licenses in the ordinary course of business consistent with past practice that do not diminish the value of such Company IP;

(xi) (A) fail to diligently prosecute (or fail to use commercially reasonable efforts to cause any relevant upstream licensors (if any) to prosecute) the patent applications within the Company IP; (B) fail to maintain, or allow to lapse, or abandon (including by failure to pay the required fees in any jurisdiction) any Registered IP (or fail to use commercially reasonable efforts to cause any relevant upstream licensors (if any) to do the same) other than strategic abandonments in the ordinary course of business consistent with past practice regarding Registered IP that is not material to the conduct of the business of the Company or any Company Subsidiary or (C) intentionally disclose or otherwise make available or accessible any Trade Secrets included in the Company IP, other than in the ordinary course of business consistent with past practice or to a Person who is subject to a written agreement to maintain the confidentiality of such information;

(xii) enter into any Contract pursuant to which the Company or any Company Subsidiary grants any Person any right or license to market, advertise, sell, resell, offer to sell, distribute, deliver or otherwise make available to third parties the Initial Device;

(xiii) enter into any Contract of a type required to be listed on sub-section (i), (iii) (other than contracts required to be disclosed pursuant to Section 4.16(b)(i)(A) that are entered into in the ordinary course of business consistent with past practice), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xxii) or (xxv) of Section 4.10(a) of the Disclosure Schedules;

(xiv) other than in the ordinary course of business consistent with past practice, (A) delay or otherwise extend the time for payment of any Liabilities (including accounts payable) by more than thirty calendar (30) days beyond their respective due dates or (B) accelerate the collection of any debts (including accounts receivable) sooner than their respective due dates, other than in instances where the Company as a legitimate reason to believe that the Company would not be able to collect such debts had the Company not accelerated the collection of such debt due to reasons outside of the Company’s control;

(xv) modify, amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company or any Company Subsidiary (or, following the Closing, Buyer or any Affiliates of Buyer) in any material respect, (B) impair the ability of the Company, Buyer, any Securityholder or the Securityholder Representative to perform their respective obligations under this Agreement in any material respect or (C) prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement;

(xvi) enter into any Contract if the performance of the transactions contemplated by this Agreement would, or would reasonably be expected to, conflict with, result in any violation or breach of, or default (with or without notice of lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon any of the properties or assets of the Company or any of the Company Subsidiaries or the Securityholders under, or give rise to any increased, additional or accelerated rights, payments or entitlements under, any provision of such Contract;

(xvii) enter into any Contract that would or would reasonably be expected to prevent or materially impede, interfere with or delay (A) the consummation of the transactions contemplated by this Agreement or (B) the ability of Buyer and its Affiliates (including, following the Closing, the Company) to develop, manufacture, market, distribute or sell the Initial Device after the Closing;

(xviii) (A) enter into any partnership, joint venture, collaboration (whether clinical or otherwise), joint development, strategic alliance or other similar arrangement with one or more Persons, or (B) enter into any line of business other than the current lines of business of the Company and the Company Subsidiaries as of the date of this Agreement;

(xix) employ or enter into any Contract with any investment banker, broker, finder, or advisor in connection with the transactions contemplated by this Agreement;

(xx) enter into or become a party to any transaction or Contract with any Related Party (other than ordinary course Contracts relating to employee compensation and benefits on terms that are consistent with past practice or the provision of management bonus performance-based rewards granted in the ordinary course of business, consistent with past practice and approved by the Company Board);

(xxi) waive any benefits of, agree to modify in any respect, fail to enforce or consent to any matter with respect to which consent is required under any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests or assets of, or otherwise seeking to influence or exercise control over, the Company or any Company Subsidiary;

(xxii) other than as required by a Company Benefit Plan in existence on the date hereof: (A) adopt, enter into, materially modify or terminate, or commit to adopt, enter into, materially modify or terminate, any Company Benefit Plan (other than entry into offer letters, employment agreements, separation agreements and independent contractor and consulting agreements with Service Providers in the ordinary course of business consistent with past practice), (B) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any Service Provider, (C) make any grant or increase, or commit to make any grant or increase, in any form of compensation or benefits payable to any Service Provider, other than (1) any increases made in the ordinary course of business consistent with past practice, including in connection with the Company’s annual compensation review and adjustment practice or (2) any grants of Company Options, or commitments to make such grants to new hires, in all cases, consistent with Section 7.01(b)(iii) or (D) adopt any bonus, severance, compensation or similar plan or arrangement that becomes triggered upon a “change of control” or similar event;

(xxiii) enter into any collective bargaining agreement;

(xxiv) implement any reduction in force, mass layoff or collective redundancy process, furlough or reduction in working schedule of any employees;

(xxv) change the Company’s or any Company Subsidiary’s methods of accounting or accounting practices, except as required by concurrent changes in IFRS as agreed to by the Company’s or such Company Subsidiary’s independent public accountants;

(xxvi) (A) make or change any Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (D) surrender or forfeit any right to claim a Tax refund, (E) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (F) apply for, negotiate or conclude any Tax ruling on behalf of the Company, any Company Subsidiary or any Securityholder, in each case, if such action could reasonably be expected to materially adversely affect the Company, any Company Subsidiary or the Buyer after the Closing;

(xxvii) commence, settle, or offer or propose to settle (A) any Action involving or against the Company or any Company Subsidiary or (B) any securityholder litigation or dispute against the Company or any Company Subsidiary or any of their respective officers or directors, in each case, other than monetary settlements not in excess of $50,000 individually and $100,000 in the aggregate and provided that no such settlement imposes any continuing or future restrictions or obligations (other than customary confidentiality obligations) on the Company, any Company Subsidiary or any of their respective Affiliates (including, after the Closing, Buyer and its Affiliates);

(xxviii) commence, settle or offer or propose to settle any Action that relates to the transactions contemplated hereby;

(xxix) form or acquire any Subsidiary or acquire any Equity Interest or other interest in any other Person;

(xxx) commence, participate in or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company or any Company Subsidiary;

(xxxi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction;

(xxxii) enter into any Contract prohibiting or requiring consent for a “change of control” or similar event with respect to the Company or any Company Subsidiary, or having the effect of providing that the consummation of the Equity Purchase or compliance by the Company with the provisions hereof or the execution, delivery, performance or effectiveness of this Agreement will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time, or both), such Contract or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person other than the Company or any Company Subsidiary; or

(xxxiii) agree, resolve or commit to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Section 7.01, Buyer and the Company acknowledge and agree that (i) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations for purposes of applicable Antitrust Laws and (ii) no consent of Buyer will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Antitrust Law.

Section 7.02 Transfer Restrictions; Issuance Restrictions.

(a) Each Major Securityholder hereby agrees that during the Option Period, and except as contemplated hereby, such Securityholder shall not (i) sell, transfer, pledge or assign (other than to the Company), or encumber (other than in favor of the Company), or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any right, title and interest in and to (each such action, a “Transfer”), (ii) take any action that would cause any representation or warranty of such Securityholder contained in Article V to become untrue or incorrect or have the effect of preventing or disabling such Securityholder from performing its obligations under this Agreement, or (iii) commit or agree to take any of the foregoing actions. The Company undertakes not to register any Transfer of Equity Interests not permitted hereby, and any such Transfers shall be null and void. Each Securityholder agrees that any such prohibited Transfer may and should be enjoined. If any involuntary Transfer of any of the Equity Interests covered hereby shall occur (including a sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Equity Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b) Notwithstanding any provision of this Agreement to the contrary, during the Option Period, each Securityholder hereby agrees not to Transfer any of such Securityholder’s Equity Interests within the ten (10) Business Day period prior to the Closing Date. Notwithstanding anything to the contrary herein, nothing in this Agreement or in any Transaction Document shall restrict or limit any of the Securityholders from exercising or converting any Company Options or Company Warrants held by them on or prior to the Closing Date. Each Securityholder shall provide Buyer (with a copy to the Company) with at least ten (10) Business Days’ prior written notice of any Transfer of such Securityholder’s Equity Interests in accordance with Section 7.02(c) below, which notice shall identify the proposed transferee of such Securities and the number of Securities proposed to be Transferred.

(c) During the Option Period, the restrictions on Transfer set forth in Section 7.02(a) and Section 7.02(b) above shall not be applicable to (i) a Transfer by a Securityholder of less than 50% of the Equity Interests of the Company held by such Securityholder immediately following the Series G Closing or (ii) a Transfer (whether by gift, by operation of law or otherwise) of Equity Interests by any Securityholder to a Permitted Transferee; provided, that in the event of any such Transfer or Transfers, the transferee(s) shall (and the Company and such transferring Securityholder shall cause such transferee(s) to), as a condition precedent to the Transfer of such Securities to it or them, as the case may be, promptly execute and deliver to Buyer a Joinder Agreement and Share Transfer Deed; provided, further, that, in the event that a Securityholder qualifies as an Accredited Investor as defined in Regulation D under the Securities Act or is a qualified investor qualifying under one of the exempt categories listed in the first addendum of the Israel Securities Law—1968, such Securityholder shall not be permitted to Transfer any Equity

Interests to any person who is not similarly an Accredited Investor or qualified investor, as the case may be; provided, further, that no Securityholder (and none of its transferee(s)) may Transfer the Equity Interests originally held by such Securityholder in a transaction or a series of transactions to more than one transferee if as a result of such Transfer the Company will have thirty five (35) or more Israel resident shareholders who are not qualified investors qualifying under one of the exempt categories listed in the first addendum of the Israeli Securities Law – 1968. Each Securityholder shall provide Buyer (with a copy to the Company) with at least ten (10) Business Days’ prior written notice of any Transfer of any Equity Interests, which notice shall identify the proposed transferee(s) of such Equity Interests and the number of Equity Interests proposed to be Transferred. For the avoidance of doubt, no Transfer of any Equity Interest shall be permitted unless (and then only to the extent) permitted by the Company’s Organizational Documents and this Agreement.

(d) During the Option Period, the restrictions on the issuance or grant of capital stock set forth in this Agreement shall not apply to the Company’s issuance of capital stock or other equity interests of the Company to the extent that: (i) the proceeds of such issuance shall be used for the same purposes specified under the Series G SPA; (ii) such issuance is consummated after the Company’s request for Buyer to provide the Company with the Additional Investment Amount under the Series G SPA; and (iii) Buyer was provided with pre-emption rights in connection with such issuance in accordance with the Organizational Documents of the Company (a “Permitted Equity Round”); provided, that in the event of any such Permitted Equity Round, each participant in such Permitted Equity Round shall (and the Company shall cause such equity holder to, as a condition precedent to the issuance of equity interests in the Company) promptly execute and deliver to Buyer a Joinder Agreement and Share Transfer Deed (or a revised Joinder Agreement and Share Transfer Deed to the extent such participant is an existing Securityholder prior to such Permitted Equity Round); provided, further, that no such Permitted Equity Round shall result in the Company having thirty five (35) or more Israel resident shareholders who are not qualified investors qualifying under one of the exempt categories listed in the first addendum of the Israeli Securities Law – 1968. For the avoidance of doubt, no such Permitted Equity Round shall be permitted unless (and then only to the extent) consummated in accordance with the Company’s Organizational Documents, this Agreement and applicable securities laws.

Section 7.03 [RESERVED].

Section 7.04 Intellectual Property Matters. Prior to the Closing Date, the Company shall, and shall cause its controlled Affiliates to, in good faith and with reasonable care and diligence and at its own expense, make all filings and payments and take all actions, in each case having a Due Date within two (2) months after the Closing Date and associated with maintaining the enforceability, and further prosecution (as applicable) of any Initial Device IP for which the Company or any Company Subsidiary controls prosecution or maintenance, and shall use commercially reasonable efforts to cause any upstream licensors (if any) to do the same (other than with respect to strategic abandonments of Initial Device IP). For purposes of this Section 7.04, “Due Date” shall mean the latest date on which a payment can be made or an action taken without incurring a penalty, surcharge or other additional payment.

Section 7.05 Notice of Certain Events. In addition to the Company’s obligations pursuant to Section 2.03, during the Option Period, (a) the Company (with respect to itself) and each Securityholder (with respect to his, her or itself) shall promptly advise Buyer in writing, as promptly as reasonably practicable upon becoming aware of: (i) any event, fact, change, circumstance, occurrence, non-occurrence or condition that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by such Person to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing (specifically excluding matters that will be Qualifying Disclosure Updates); (ii) any material breach of any agreement, covenant or obligation given, made or to be performed by the Company or any such Securityholder in this Agreement; provided that the Company and each such Securityholder shall use its commercially reasonable efforts to cure such breach as promptly as practicable; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (to the extent such consent is not already disclosed hereunder); (iv) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (v) any Actions commenced or, to the Knowledge of the Company or such Securityholder, threatened against, relating to or involving or otherwise affecting (A) the business of the Company or any Company Subsidiary or (B) such Securityholder in its capacity as the holder of Equity Interests in the Company or otherwise with respect to the Equity Interests in the Company held by such Securityholder, in each case, that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.07 or Section 5.08 or that relates to the consummation of the transactions contemplated by this Agreement or (vi) any event, fact, change, circumstance, occurrence, non-occurrence or condition that has caused or is reasonably likely to cause an Adverse Clinical Trial Event, (b) promptly following the Company’s submission of the Pre-Market Approval Application to the FDA, the Company shall provide a copy of such Pre-Market Approval Application to Buyer and shall provide Buyer with reasonably regular updates, upon Buyer’s written request (which shall be limited to once per month) concerning the progress of the Company’s regulatory filings and strategy for obtaining Regulatory Approval to market and sell the Initial Device in the United States, (c) promptly upon receipt of the Statistical Report, the Company shall provide a copy of the Statistical Report to Buyer, and (d) each Party shall promptly advise the other Parties of the occurrence of any event, fact or condition that has come to such Party’s attention and that would reasonably be expected to make the satisfaction of one or more of the conditions in Section 8.01, Section 8.02 or Section 8.03 impossible or unlikely (including any such event, fact or condition that has resulted in or is reasonably likely to result in a Company Material Adverse Change or a Securityholder Material Adverse Change); provided that neither the delivery of any notice pursuant to this Section 7.05 nor any disclosures provided thereby shall be deemed to amend or supplement the Disclosure Schedules or limit or otherwise affect any of the rights, remedies or obligations of the Parties hereunder other than to the extent set forth in the Final Updated Disclosure Schedules and then in accordance with and to the extent provided by Section 2.06(c).

Section 7.06 Full Access. At all times until the expiration of the Option Period, the Company will afford to Buyer and its authorized representatives, upon reasonable notice, full access during normal business hours to all properties, facilities, books, records, contracts and documents of the Company and the Company Subsidiaries, at Buyer’s cost, as Buyer and such authorized representatives may reasonably request, and a complete opportunity to make such investigations as Buyer and such authorized representatives reasonably request, and the Company will furnish or cause to be furnished to Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Company as they may reasonably request. All information obtained by Buyer pursuant to this Section 7.06 shall be kept confidential in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 7.06 shall affect any representation or warranty in this Agreement or the Transaction Documents of any party hereto or thereto or any condition to the obligations of the parties hereto or thereto.

Section 7.07 Consideration Spreadsheet; Payoff Letters.

(a) No more than ten (10) Business Days and no less than five (5) Business Days prior to the Closing, the Company shall deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), prepared in accordance with the applicable provisions of the Organizational Documents of the Company and certified by the Chief Financial Officer of the Company and acknowledged as true, correct and complete by the Securityholder Representative. The Consideration Spreadsheet will be in the form attached hereto as Exhibit K (which is attached for illustrative purposes only) and shall set forth, in reasonable detail and as of immediately prior to the Closing: (i) the Company’s calculations of the Fully Diluted Number, the Fully Diluted Ordinary Number, the Securityholder Ownership Percentage, the Aggregate Consideration, the Aggregate Closing Consideration and the Ordinary Per Share Consideration; and (ii) the following information for each Securityholder:

(A) the name, address or email address of such Securityholder;

(B) the number and type of Equity Interest held by such Securityholder;

(C) the number of Shares subject to, and the exercise price per share in effect for, each In-the-Money Company Option held by such Securityholder;

(D) the number and class or series of Shares subject to, and the exercise price per share in effect for, each In-the-Money Company Warrant held by such Securityholder;

(E) a calculation of the portion of the Aggregate Closing Consideration payable to such Securityholder pursuant to Section 3.03(a), Section 3.03(b) and Section 3.03(c), as applicable;

(F) a calculation of the portion of Sales Milestone Consideration payable to such Securityholder pursuant to Section 2.04, assuming that the Sales Milestone Consideration becomes payable to the Securityholders pursuant to Section 2.04; and

(G) such Securityholder’s Pro Rata Share following each of, and assuming the full payment of each of, the Aggregate Closing Consideration and the Sales Milestone Consideration.

(b) All amounts and allocations set forth in the Consideration Spreadsheet shall be conclusive and binding upon the Company, the Securityholder Representative and the Securityholders and neither Buyer nor the Payment Agent shall have any obligation to verify the accuracy of the Consideration Spreadsheet. In the event of any inconsistency between the Consideration Spreadsheet and any provision of the Company Organizational Documents or any other document, the Consideration Spreadsheet shall control in all respects. Notwithstanding anything to the contrary in this Agreement, the Company, Buyer, and the Securityholders acknowledge and agree that Buyer and each of its Affiliates and the Payment Agent shall be entitled to rely on the Consideration Spreadsheet as setting forth a true, correct and complete listing of all items set forth therein, and none of Buyer nor any of its Affiliates or the Payment Agent shall have any Liability or obligation to any Person, including the Securityholders or the Securityholder Representative, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Closing Consideration, Sales Milestone Consideration or other amounts to be received by the Securityholders pursuant to this Agreement or any other errors, omissions or inaccuracy in the Consideration Spreadsheet.

(c) The Company shall obtain and deliver to Buyer, no later than three (3) Business Days prior to the Closing Date, accurate and complete copies of: (i) with respect to any Indebtedness (A) for borrowed money of the Company or any Company Subsidiary, (B) that is guaranteed by the Company or any Company Subsidiary or (C) that is secured by a Encumbrance on any asset or property of the Company or any Company Subsidiary, if any (any such Indebtedness, “Covered Indebtedness”), a customary payoff letter dated no more than five (5) Business Days prior to the Closing Date from the lender of such item of Indebtedness in which the lender shall agree that upon payment of the amount payable to such lender specified therein (such amount to include any prepayment penalty, premium or similar minimum return amount payable to such lender as a result of the consummation of the transactions contemplated by this Agreement) (1) all outstanding obligations of the Company or such Company Subsidiary arising under or related to the applicable Indebtedness shall be repaid, discharged and extinguished in full, (2) all Encumbrances related thereto shall be released, (3) the lender shall take all actions reasonably requested by Buyer to evidence and record such discharge and release as promptly as practicable and (4) to the extent applicable given the nature of such Indebtedness, the lender shall return to the Company all instruments evidencing the applicable Indebtedness (including all notes), if any, and all collateral securing the applicable Indebtedness (each, a “Payoff Letter”), together with any collateral releases, collateral access agreement terminations, mortgage releases, intellectual property releases, physical collateral deliveries and other related termination and/or release items in connection therewith (in each case, as applicable) and (ii) an invoice from each advisor or other service provider to the Company or any Company Subsidiary, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (the “Service Provider Invoices”).

Section 7.08 No Solicitation.

(a) During the Option Period, neither the Company nor any of the Securityholders shall, and each of them shall cause their respective controlled Affiliates and its or their representatives not to, directly or indirectly, take any action to (i) solicit, initiate, support, seek, induce, entertain, encourage or facilitate (including by way of providing information for such purpose), or take any action to solicit, initiate, support, seek, induce, entertain, encourage or facilitate, any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or is intended to result in a Competing Transaction Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, or provide any non-public information or data to any Person relating to, any Competing

Transaction Proposal (except to provide notice of the existence and substance of these provisions), (iii) furnish to any Person other than Buyer and its representatives any information intended to be used by such Person for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Competing Transaction Proposal or take any other action with the intent of soliciting, seeking, inducing, entertaining, encouraging or facilitating any inquiry, expression of interest, proposal or offer that constitutes or is intended to result in a Competing Transaction, (iv) accept a Competing Transaction Proposal or enter into any letter of intent, memorandum of understanding, Contract, agreement, document, commitment, arrangement or understanding, whether written or oral, legally binding or not, concerning a Competing Transaction Proposal, (v) submit any Competing Transaction Proposal to a vote of the Shareholders, (vi) otherwise facilitate or induce any effort or attempt to make a Competing Transaction Proposal or (vii) resolve, propose or agree to do any of the foregoing.

(b) The Company and each of the Securityholders shall, and each of them shall cause their respective controlled Affiliates and representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any Competing Transaction Proposal and (ii) immediately revoke or withdraw access of any Person (other than Buyer and its representatives) to any data room (virtual or otherwise) containing any non-public information with respect to the Company or any Company Subsidiary in connection with a Competing Transaction Proposal and request from each Person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company or any Company Subsidiary previously furnished to such Person in connection with a Competing Transaction Proposal; provided that if a non-disclosure or similar agreement has been executed with such Person prior to the date hereof with respect to such non-public information, then such request shall be made in accordance with such non-disclosure or similar agreement.

(c) During the Option Period, the Company shall promptly (and in any event within forty-eight (48) hours from the receipt thereof) provide Buyer with: (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a Competing Transaction Proposal, or any request for information that the Company reasonably believes is intended to be, lead to, or be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Competing Transaction Proposal, that is received by the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary from any Person (other than Buyer), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to the Company or any Company Subsidiary or any Representatives of the Company or any Company Subsidiary or transmitted on behalf of the Company or any Company Subsidiary or any Representatives thereof to the Other Interested Party or any of the Other Interested Party’s Representatives, in each case as relating to a Competing Transaction Proposal; provided, that if the Company is prohibited from making any such disclosure pursuant to a non-disclosure agreement entered into prior to the date of this Agreement, the Company shall be entitled to withhold the name of such Other Interest Party, shall provide a general description of the nature of the Competing Transaction Proposal and shall provide such other information required hereby only to the extent not prohibited by the terms of such non-

disclosure agreement. Thereafter, during the Option Period, the Company shall keep Buyer reasonably informed, on a reasonably prompt basis, of the status and terms of any such expression of interest, inquiry, proposal, offer or request for information (including any amendments thereto) and the status of any such discussions or negotiations.

Section 7.09 Further Action; Efforts.

(a) Cooperation. During the period (i) beginning on the Agreed Milestone Achievement Date and (ii) ending on the earlier of (A) the Closing and (B) the valid termination of this Agreement pursuant to Article IX, Buyer, the Company and the Securityholders shall cooperate with each other and use (and the Company shall cause the Company Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement, including (x) with respect to the Company and the Securityholders, using their respective commercially reasonable efforts to cause the conditions set forth in Section 8.01 and Section 8.02 to be satisfied in a timely manner and (y) with respect to Buyer, using its commercially reasonable efforts cause the conditions set forth in Section 8.01 and Section 8.03 to be satisfied in a timely manner.

(b) In furtherance and not in limitation of Section 7.09(a) or Section 7.10, as promptly as practicable following the Agreed Milestone Achievement Date, Buyer and the Company shall (and the Securityholders shall use their voting power to cause the Company to) (i) make all filings and give all notices that are or may be required to be made and given by such party in connection with the Equity Purchase and the other transactions contemplated by this Agreement and (ii) use their respective reasonable best efforts to obtain all Consents which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the Equity Purchase and the other transactions contemplated by this Agreement. Each of Buyer and the Company shall, upon request of the other party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

Section 7.10 Antitrust Filings.

(a) Without limiting the generality of Section 7.09(a) and Section 7.09(b) during the period (i) beginning on the Agreed Milestone Achievement Date and (ii) assuming either the Call Option Exercise Notice or the Put Option Exercise Notice has been provided, ending on the earlier of (A) the Closing and (B) the valid termination of this Agreement pursuant to Article IX, each of Buyer and the Company shall (and the Securityholders shall use their voting power to cause the Company to) promptly file any notification filings, forms and submissions with any Governmental Entity that are required by any applicable Antitrust Laws in connection with the Equity Purchase (collectively, the “Antitrust Filings”). Each of Buyer and the Company shall (and the Securityholders shall use their voting power to cause the Company to): (w) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of the Antitrust Filings as soon as practicable, and in any event within ten (10) Business Days, following delivery of the Call Option Exercise Notice or the Put Option Exercise Notice, as applicable; (x) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make the Antitrust Filings; (y) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the Governmental Entities of any other applicable jurisdiction in which any such Antitrust Filing is made and (z) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the Antitrust Laws applicable to the Equity Purchase and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Equity Purchase, in each case as soon as practicable following the Agreed Milestone Achievement Date and assuming either the Call Option Exercise Notice or the Put Option Exercise Notice was provided.

(b) Each of the Company, on the one hand, and Buyer, on the other hand, will (and each of them will cause its respective Affiliates to, if applicable) promptly inform the other of any communication from any Governmental Entity regarding the Equity Purchase in connection with the Antitrust Filings. If Buyer, the Company or any of their respective Affiliates receives a request for additional information or documentary material from any Governmental Entity with respect to the Equity Purchase pursuant to the Antitrust Laws applicable to the Equity Purchase, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) In furtherance and not in limitation of the foregoing, Buyer and the Company will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other party, or its outside antitrust counsel, of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Entity in connection with the Equity Purchase and permit the other party to review and discuss in advance (and to consider in good faith any comments made by the other party in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Equity Purchase to a Governmental Entity, (ii) keep the other party reasonably informed with respect to the status of any such submissions and filings to any Governmental Entity in connection with the Equity Purchase and any material developments, meetings or discussions with any Governmental Entity in respect thereof, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Entity with respect to the Equity Purchase and related to Antitrust Laws and (iii) (A) provide (1) notice to the other party of any material meeting or substantive conversation with the DOJ, the FTC, or any other Governmental Entity reviewing, or asserting jurisdiction to review, the Equity Purchase under any applicable Antitrust Laws where such meeting or conversation is substantially related to the Equity Purchase and (2) the other party the opportunity to attend or participate in such meeting or conversation unless prohibited by such Governmental Entity, and (B) in the event of a material meeting or substantive conversation with a Governmental Entity other than the DOJ, the FTC, or other Governmental Entity reviewing, or asserting jurisdiction to review, the Equity Purchase under any applicable Antitrust Laws where such meeting or conversation is substantially related to the Equity Purchase, then provide (1) notice to the other party of such meeting or conversation and (2) the opportunity to attend or participate in such meeting or conversation if mutually agreed to in good faith by Buyer and the Company and not otherwise prohibited by such Governmental Entity. However, each of Buyer and the Company may designate any non-public information provided to any Governmental Entity as restricted to “outside counsel” only and any such information will not be shared with the representatives of the other party without approval of the party providing the non-public information. Each of Buyer and the Company may redact any valuation and related information before sharing any information provided to any Governmental Entity with another party on an “outside counsel” only basis.

(d) Notwithstanding anything to the contrary in this Section 7.10, in connection with the clearance of the Equity Purchase pursuant to applicable Antitrust Law, (i) neither Buyer, the Company nor any of their respective Affiliates, nor any Securityholder shall be required to (A) litigate or contest any administrative or judicial action or any order, whether temporary, preliminary or permanent brought by or before any Governmental Entity or (B) make proposals, execute or carry out agreements or submit to orders providing for or otherwise undertake a Divestiture and (ii) the Company may not (and the Securityholders will use their voting power to cause the Company not to) make proposals, execute or carry out agreements or submit to orders providing for or otherwise undertake a Divestiture without the prior written consent of Buyer.

Section 7.11 Waiver of Right of First Refusal. Each Securityholder hereby irrevocably waives any right of first refusal, or any similar right, it has, or may have, with respect to any of the transactions contemplated in this Agreement.

Section 7.12 Tax Matters. For purposes of this Section 7.12, references to “the Company” are deemed to be references to “the Company and any Company Subsidiary.”

(a) The Company shall prepare and file (or cause to be prepared and filed) all Tax Returns in respect of the Company that are required to be filed (taking into account any permissible extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items thereon in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. With respect to any such Tax Return due (taking into account all permissible extensions) prior to the earlier of (i) the Agreed Milestone Achievement Date or (ii) the valid termination of this Agreement pursuant to Article IX, the Company shall submit a copy of such Tax Return to Buyer no later than five (5) Business Days prior to filing such Tax Return and shall consider in good faith any comments received from Buyer not less than five (5) Business Days prior to the due date (including extensions) for filing such Tax Return. With respect to any such Tax Return due (taking into account all permissible extensions) on or after the Agreed Milestone Achievement Date, and ending on the earlier of (A) the Closing Date and (B) the valid termination of this Agreement pursuant to Article IX, no later than ten (10) Business Days prior to filing such Tax Return, the Company shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to taxable periods beginning on or before the Closing Date but that are required to be filed after the Closing Date. Such Tax Returns shall be prepared by treating items thereon in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. No later than ten (10) Business Days prior to the filing of any such Tax Return, Buyer shall cause the Company to submit a draft of such Tax Return to the Securityholder Representative, together with a proposed allocation of the Taxes with respect to the period to which such Tax Return relates for which the Securityholders are responsible in Buyer’s estimation, for the Securityholder Representative’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. The Securityholder Representative shall have the right to provide written notice to Buyer of its disagreement with any items in such draft of Tax Return, within five (5) Business Days of its receipt of such draft of Tax Return (the “Dispute Notice”), and if the Securityholder Representative fails to provide such Dispute Notice, such draft of Tax Return shall become final and binding upon the parties upon the expiration of such period. If the Securityholder Representative timely delivers to Buyer a Dispute Notice with respect to a Tax Return, the Securityholder Representative and Buyer agree to consult with each other and to negotiate in good faith the issues raised in the Dispute Notice as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of the Dispute Notice, the Securityholder Representative and Buyer shall jointly request the Designated Accounting Firm to promptly resolve any issue in dispute; provided that the Company may file when due (including extensions) a Tax Return that is subject to an unresolved Dispute Notice. The Securityholder Representative and Buyer shall use their respective commercially reasonable efforts to cause the Designated Accounting Firm to promptly make a determination with respect to all disputed issues. Buyer shall cause the Company to file such Tax Return on or prior to the due date (including permitted extensions) therefor or to promptly amend such Tax Return (if filed before receipt of the Designated Accounting Firm’s determination) in a manner consistent with the determination of the Designated Accounting Firm. The determination of the Designated Accounting Firm shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues described in the Dispute Notice that remain in dispute. The fees and disbursements of the Designated Accounting Firm and the costs of filing any amended Tax Returns shall be borne equally by the Company, on the one hand, and the Securityholders, on the other hand.

(c) The Securityholders shall, severally and not jointly and subject to the terms of Article X below, and in accordance with the provisions of clause (d) below, indemnify the Company for the Securityholders’ allocable amount of Taxes due (determined in accordance with Section 7.12(d)) which are in excess of the amount of such Taxes that were specifically reflected as a liability in the determination of the Aggregate Closing Consideration and paid as of Closing or in the determination of the Adjustment Amount pursuant to Section 3.04(b), including Transfer Taxes incurred in connection with this Agreement and not referred to in Section 7.12(e) below.

(d) With respect to Taxes of the Company relating to taxable periods ending on or before the Closing Date, the Securityholders shall be allocated the entire amount of such Taxes. With respect to Taxes of the Company relating to a Straddle Period, the Securityholders shall be allocated the amount of such Taxes attributable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date, calculated as follows: (i) with respect to property or ad valorem Taxes, the amount allocable to the portion of the Straddle Period ending on the Closing Date shall equal the amount of such property or ad valorem Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period; and (ii) with respect to all other Taxes, the amount allocable to the portion of the Straddle Period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date (and for such purpose, the tax period of any partnership or other pass-through entity in which the Company or any of the Subsidiaries holds a beneficial interest shall be deemed to terminate at such time). In the case of clause (ii) of the preceding sentence, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(e) All Transfer Taxes incurred in connection with this Agreement by any specific Securityholder shall be paid by such Securityholder when due, and each such Securityholder, shall, at its own expense, timely prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(f) All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Securityholders or their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g) Buyer and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes for any Pre-Closing Tax Period or Straddle Period, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Securityholder Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(h) Following the Closing, Buyer, the Company and the Company Subsidiaries, on the one hand, and the Securityholders and the Securityholder Representative, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other Party of any Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof. Buyer shall have sole control of the conduct of all Tax Matters relating to the Company and its Subsidiaries, including any settlement or compromise thereof, provided, however, that (i) Buyer shall keep the Securityholder Representative reasonably informed of the progress of any such Tax Matter and shall not effect any such settlement or compromise with respect to which the Securityholders are liable, or which would be reasonably expected to give rise to a claim for indemnification under Article X, without obtaining the

Securityholder Representative’s prior written consent thereto, which shall not be unreasonably conditioned, withheld or delayed and (ii) the Company shall, and Buyer shall cause the Company to, (A) provide to the Securityholder Representative copies of any material correspondence received from any such Tax Authority related to such Tax Matters, and (B) provide the Securityholder Representative with the opportunity to attend conferences, hearings and other meetings with or involving such Tax Authority, and to review and provide comments with respect to written responses provided to such Tax Authority with respect to such Tax Matters. Further, Buyer shall consult with the Securityholder Representative before taking any significant action in connection with a Tax Matters and Buyer shall give good faith consideration to the impact of the taking of any significant action in connection with such Tax Matter on the indemnification obligations of the Securityholders hereunder. Any disputes related to a Tax Matter, arising between the Buyer and/or the Company on the one hand, and the Securityholders Representative on the other hand, shall be resolved in accordance with the procedures set forth in Section 7.12(b), mutatis mutandis.

(i) Without the prior consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise provided in this Agreement or required by applicable Law, Buyer shall not, and shall not permit the Company to, (i) take any action on the Closing Date or after the Closing that is outside the ordinary course of business and would reasonably be expected to increase the Securityholders’ Liabilities or indemnification obligation for Taxes, and (ii) with respect to any period ending on or prior to the Closing Date, make any Tax election or effect any change in Tax accounting method affecting any such period with respect to any Pre-Closing Tax Period, file any amended Tax Return, extend the period of limitations for assessment of any Tax, make any Tax election or effect any change in Tax accounting method.

Section 7.13 Indemnification of Directors and Officers; D&O Insurance.

(a) For a period of seven (7) years from and after the Effective Time, Buyer agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (in each case, when acting in such capacity), determined as of the Effective Time and their respective successors and heirs (the “D&O Indemnified Parties”), against any D&O Indemnified Liability, to the fullest extent that the Company or any Company Subsidiary would have been permitted under applicable Law and the Company Organizational Documents or the Organizational Documents of any Company Subsidiary, in each case in effect immediately prior to the Closing Date, to indemnify such Person. “D&O Indemnified Liability” means, with respect to any Person, any Damages, whether asserted or claimed prior to, at or after the Closing, including all Damages based on, arising out of or pertaining to, this Agreement or the transactions contemplated by this Agreement, based on or arising out of the fact that such Person is or was a director or officer of the Company or any Company Subsidiary or by reason of any act or omission by such Person in any such capacity, but, in no event, pertaining to any act or omission following the Closing.

(b) Prior to the Effective Time, the Company shall purchase tail insurance coverage under the Company’s current existing directors’ and officers’ liability policy in effect as of the date of this Agreement (the “Tail Insurance Coverage”) for the D&O Indemnified Parties, which (i) shall provide the D&O Indemnified Parties with coverage for seven (7) years following the

Closing Date and (ii) contain coverage under terms at least comparable to those of the Company’s directors’ and officers’ liability policy in effect as of the date of this Agreement. Following the Closing, and for a period of seven (7) years thereafter, Buyer shall and shall cause the Company and its successors and assigns not cancel, reduce or adversely modify the terms of the Tail Insurance Coverage and will continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by applicable Law. For the avoidance of doubt, the cost of obtaining the Tail Insurance Coverage will be treated as a Company Transaction Expense for all purposes of this Agreement.

(c) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties.

Section 7.14 Confidentiality; Public Announcements.

(a) In further consideration for the payment of the Aggregate Closing Consideration, and in order to protect the value of the Equity Interests purchased by Buyer pursuant hereto (including the goodwill inherent in the Company as of the Closing), as of the Closing, each Securityholder agrees on behalf of itself and its respective controlled Affiliates (to the extent they have received Confidential Company Information) that:

(i) such Securityholder has received, had access to and, to the extent applicable, contributed to Confidential Company Information;

(ii) unless such Securityholder first secures the written consent of an authorized representative of Buyer, such Securityholder shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Company Information; and

(iii) such Securityholder shall use reasonable care to safeguard Confidential Company Information and to protect it against disclosure, misuse, espionage, loss and theft;

(b) The Buyer, Company the Securityholder Representative and each Securityholder agree that the Securityholder Representative, each Securityholder, the Company and Buyer will (i) treat and hold all Confidential Transaction Information as confidential and (ii) refrain from disclosing any Confidential Transaction Information to any Person that is not a party hereto (other than to the extent required by an applicable Order, the provisions of applicable Law, or any applicable stock exchange regulations, the performance of such party’s obligations pursuant to this Agreement or for financial reporting purposes and except that any party hereto may disclose such Confidential Transaction Information to (A) its respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of its respective businesses and (B) its Affiliates and shareholders, in each case of (A) and (B) so long as such Persons agrees to or are bound by contract to keep the Confidential Transaction Information confidential).

(c) Buyer acknowledges and agrees that, prior to the Closing, any and all Confidential Company Information, as well as any and all information disclosed to or obtained by Buyer or any of its Affiliates pursuant to the provisions of this Agreement, including without limitation, Section 2.03 and Section 7.06, shall constitute “Confidential Information” of the Company under and within the meaning of the Confidentiality Agreement; provided, however, that nothing herein shall in any manner derogate from Buyer’s confidentiality undertakings under the Company’s investor rights agreement in effect from time to time.

(d) Nothing in this Agreement or in the Confidentiality Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of Buyer, the Company or the Securityholder Representative to use or disclose any information, including any confidential information, in a dispute with any of the other parties hereto in connection with this Agreement, including, without limitation, in connection with any claim in accordance with Section 11.07 below, or in connection with handling any dispute concerning the obtainment of the Regulatory Approval Milestone and/or the Sales Milestone, in accordance with the provisions hereof, to the extent required.

(e) From the date hereof through the Closing Date, except as required pursuant to an applicable Order, the provisions of applicable Law or any applicable stock exchange regulations, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of Buyer, the Company and the Securityholder Representative (in each case, not to be unreasonably withheld, conditioned or delayed). Except as required pursuant to an applicable Order, the provisions of applicable Law or any applicable stock exchange regulations, no press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made on or after the Closing Date without the joint approval of Buyer and the Securityholder Representative (in each case, not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein or in the Confidentiality Agreement, the Parties agree that (i) following the execution of this Agreement, Buyer and the Company will issue a joint press release in the form attached hereto as Exhibit L, (ii) following the execution of this Agreement, the Securityholder Representative will issue a press release in the form attached hereto as Exhibit M, (iii) a press release will be issued on the Closing Date in a form mutually agreed upon by Buyer and the Securityholder Representative and (iv) following the Closing Date, each of the Parties and their Affiliates may, without the prior consent of the other Parties, issue press releases or make public announcements concerning the subject matter of this Agreement or the transactions contemplated hereby that are consistent with previous press releases or public announcements made by any of the Parties in compliance with this Section 7.14.

Section 7.15 Takeover Statute. If any Takeover Statute is or may become applicable to the Equity Purchase or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise reasonably act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 7.16 Options.

(a) Unvested Company Options. The Company shall take all necessary and appropriate action so that all Company Options that are not vested as of immediately prior to the Closing and do not vest in connection with or as a result of the Closing or the transactions contemplated hereby, shall be cancelled as of the Closing and no consideration shall be payable with respect to such canceled Company Options, and each holder of any such Company Option shall cease to have any rights with respect thereto.

(b) Vested Company Options. Any amount payable hereunder to each holder of a vested Company Option which is a Section 102 Option on account thereof shall be paid, in accordance with the Option Tax Ruling and the Interim Option Tax Ruling, if obtained, to the Section 102 Trustee and held in trust by the Section 102 Trustee pursuant to the applicable provisions of Section 102 of the Israel Code and the regulations promulgated thereunder and the Option Tax Ruling and Interim Option Tax Ruling, if obtained. Such amounts shall be released by the Section 102 Trustee, in accordance with the terms and conditions of Section 102 of the Israeli Code, the Option Tax Ruling and the Interim Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Section 102 Trustee.

(c) Option Tax Ruling. Prior to Closing and as soon as reasonably practicable (if not earlier filed) but in any event no later than seven (7) Business Days following delivery by Buyer of a Call Option Exercise Notice or by the Company of a Put Option Exercise Notice, the Company shall instruct its Israeli counsel, advisors and/or accountants, in full coordination with Buyer and its counsel, advisors and/or accountants, to prepare, and Buyer and its counsel, advisors and/or accountants shall have had an opportunity to review, comment upon and approve, which review shall be performed and completed within three (3) Business Days of receipt of a complete draft (including a full set of attachments that includes the options database), and the Company shall file with the ITA no later than two (2) Business Days after receipt of such reviewed draft, an application for a ruling (the “Option Tax Ruling”) in a form reasonably acceptable to Buyer (whose approval shall not be unreasonably delayed, conditioned or withheld), confirming that, inter alia, (a) the deposit with the Section 102 Trustee of the consideration payable pursuant to Section 3.03(b)(i) for the Section 102 Options and Section 3.03(a) for any Section 102 Shares will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of such Section 102 Options and Section 102 Shares and that the Israeli taxation will be deferred until completion of statutory holding period set out in Section 102 of the Israeli Code, and actual release of such consideration to its respective recipient in accordance herewith, as applicable, and remain subject to the provisions of Section 102 of the Israeli Code and deemed to be income subject to the “capital gains route” thereunder, (b) Buyer and anyone acting on its behalf (including the Escrow Agent) shall not be required to withhold Israeli Tax in relation to any consideration payable to Israeli employees and Israeli consultants of the Company in relation to their Section 102 Options and Section 102 Shares where such consideration is transferred to the Payment Agent and/or the Section 102 Trustee and/or the Company, and (c) Buyer will not be required to withhold Israeli Tax in relation to any amounts paid to the Payment Agent, the Escrow Agent or the Section 102 Trustee. To the extent that prior to the Closing an interim Option Tax Ruling shall have been obtained pursuant to an application which Buyer had an opportunity to review and comment on and approve (an “Interim Option Tax Ruling”), then the references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, mutatis mutandis, until such time that a final definitive Option Tax Ruling is obtained. Each of Buyer and the Company shall coordinate all activities and reasonably cooperate with each other with respect to Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling, or any interim ruling as customarily granted by the ITA. The Company and Buyer shall, and shall instruct their respective representatives and advisors to, reasonably cooperate with each other and with their respective

Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling. Subject to the terms and conditions hereof, the parties shall use reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Option Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company, its representatives and advisors shall not make any application to, nor conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Option Tax Ruling without prior notice to and coordination with Buyer. Notwithstanding any coordination with Buyer, the final text of the Option Tax Ruling shall in all circumstances be subject to the prior written confirmation of Buyer or its Israeli counsel, not to be unreasonably withheld, conditioned or delayed.

(d) Option Holder Release. The Company shall use its commercially reasonable efforts to ensure that each of the holders of Company Options executes an Option Acknowledgment, and the execution thereof will be a condition for payment of any consideration for the Company Options.

Section 7.17 Post-Signing Securityholders, Section 341 of the Israeli Companies Law; Bring-Along

(a) Promptly after the date hereof and throughout the Option Period, the Company shall use commercially reasonable efforts to obtain from all holders of Shares who are not original parties hereto (specifically excluding any Person who holds Company Options or shares issued as a result thereof), a Joinder Agreement under which each such Person becomes bound by and subject to the provisions of this Agreement as a Securityholder and an executed Share Transfer Deed (which will be deposited with the Share Transfer Escrow Agent).

(b) Section 341 of the Israeli Companies Law; Bring-Along.

(i) This Agreement shall be deemed, for the purposes of Section 341(a) of the Israeli Companies Law and the bring-along provision set forth in Article 44.9 of the Company Organizational Documents as in effect on the date hereof (the “Bring-Along Provision”), to constitute (A) an offer by Buyer to purchase of all of the Shares which is conditioned upon the sale of the Company’s entire share capital and (B) an acceptance of such offer by all Securityholders who have duly executed this Agreement initially or by signing a Joinder Agreement.

(ii) By executing this Agreement, the Securityholders who collectively hold (A) a majority of the issued and outstanding Shares and (B) a majority of the issued and outstanding Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares (acting together as a single class on an as-converted basis) (other than any Shares held by a Buyer Entity), on an as converted basis, shall be deemed to have accepted an offer by Buyer to purchase their Shares in accordance with the terms set forth in this Agreement, in accordance with Section 341 of the Israeli Companies Law and the Bring-Along Provision.

(iii) Promptly and in any event within four (4) Business Days of the date of the delivery of the Call Option Exercise Notice or the Put Option Exercise Notice, as applicable, in accordance with the terms hereof, Buyer will, in accordance with Section 341(a) of the Israeli Companies Law and the Bring-Along Provision, provide a written notice in the form attached hereto as Exhibit N (the “Bring-Along Notice”) and a Joinder Agreement to each holder of Shares that has not duly executed and delivered this Agreement or signed a Joinder Agreement, setting forth the information required by Section 341(a) of the Israeli Companies Law and the Bring-Along Provision and stating Buyer’s requirement to purchase such Person’s Shares under the terms and conditions of this Agreement. The Company shall assist Buyer to dispatch the Bring-Along Notice to each such Shareholder. Buyer and the Company shall fully coordinate any correspondence to which each may be a party which concerns the Bring-Along Notice. Buyer and the Company shall take such other actions as may be necessary in order to ensure the transfer at Closing of all of the outstanding Shares pursuant to Section 341 of the Israeli Companies Law, the Bring-Along Provision and under the terms and conditions of this Agreement, including in making all reasonable filings and taking such other reasonable action which is necessary to effect the Transactions with respect to all the Company Shares in compliance with Section 341 of the Israeli Companies Law and the Bring-Along Provision. After satisfactory completion of the necessary procedures under Section 341 of the Israeli Companies Law and the Bring-Along Provision, including without limitation, the lapse of the 30-day period required under Law to pass from the delivery date of the Bring-Along Notices (the “Bring Along Waiting Period”), and provided that the conditions to Closing set forth in Article VIII hereto have been fulfilled, at the Closing the Company shall register Buyer as owner of all outstanding Shares.

(iv) All holders of Shares that execute this Agreement or a Joinder Agreement or Option Acknowledgement after the date hereof and prior to Closing shall be deemed Securityholders by virtue thereof, and, to the extent permitted under Section 341 and the Bring-Along Provision, all holders of Shares who do not execute this Agreement or a Joinder Agreement shall nonetheless be deemed Securityholders by virtue of Section 341 of the Israeli Companies Law and the Bring-Along Provision.

(v) In furtherance of each Securityholder’s agreement, the Securityholder Representative as such Securityholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Securityholder, to vote all Shares owned by such Securityholder at any meeting of the Shareholders or any adjournment or postponement thereof, however called, or to execute one or more written consents in respect of such Securityholder’s Shares in favor of approval of this Agreement, the transactions contemplated hereby and any other actions and proposals required, or submitted for approval at any meeting of Shareholders, in furtherance thereof (provided that the Securityholder Representative shall have full disclosure whether to use such proxy and authority or not).

(vi) The proxy granted in the previous subsection shall be valid until, and automatically terminate upon, the termination of this Agreement. in accordance with the terms hereof. Each Securityholder affirms that the foregoing proxy, when given, is (A) given in connection with the execution of this Agreement to secure the performance of such Securityholder’s duties hereunder and (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement. All authority herein conferred shall survive the death or incapacity of any Securityholder that is an individual and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Securityholder.

(vii) Notwithstanding the foregoing proxy, each Securityholder may vote its own Shares, provided done strictly in accordance herewith, at any meeting of Company shareholders (or any adjournment or postponement thereof), by proxy or otherwise.

(viii) The Company shall, and each Securityholder shall use its reasonable best commercial efforts to, defend (or cooperate with the Company in the defense of) any actions brought by or on behalf of a holder of Shares that seeks to restrain, enjoin or prohibit the Equity Purchase (a “341 Legal Proceeding”), and shall, to the extent permitted by Law, use its reasonable best commercial efforts to enforce (or cooperate with the Company in the enforcement of) any such Company shareholder’s obligations (to the extent that they are not in compliance therewith) under the Bring-Along Provision and, to the extent applicable, Section 341 of the Israeli Companies Law, which shall include, with respect to the Company, the commencement by the Company of an Action, to the extent applicable, or bringing of a counterclaim against such holder of Shares as may be reasonably necessary or desirable in order to ensure due compliance by such Person with its obligations.

(ix) Subject to the terms of this Agreement, following the execution of this Agreement and throughout the Option Period, if the Company shall issue any Shares (to any Person other than a Buyer Entity, which, for the avoidance of doubt, shall be subject to the Company’s compliance with Section 7.01, but except for any Person exercising Company Options into Shares in accordance with and subject to the provisions of the Company Option Plan), then the Company shall promptly: (A) inform Buyer of such an issuance and (B) as a condition to such issuance, obtain from such recipient of Shares, a signed Joinder Agreement and Share Transfer Deed.

(x) For purposes of this Agreement, the term “Securityholder” shall include all holders of Shares, whether or not they formally become parties hereto through execution of this Agreement or a Joinder Agreement, and each such holder of Shares shall be deemed to be subject to the terms and conditions of this Agreement, except to the extent that doing so would be inconsistent with the provisions of Section 341 of the Israeli Companies Law or the Bring-Along Provision.

Section 7.18 Designated Amount.

(a) No later than 30 calendar days following Buyer’s receipt of the Statistical Report pursuant to Section 7.05(c), Buyer shall deposit with the Escrow Agent the Designated Amount.

(b) The Parties agree that, (i) in the event of a Failure to Close Termination or a Qualifying Disputed Regulatory Approval Termination, the Designated Amount will become payable to the Company and the Securityholders in accordance with Section 9.03(a) and Section 9.03(c) and the provisions of the Company’s Organizational Documents, respectively, and (ii) in the event that this Agreement is terminated for any other reason, the Designated Amount shall be immediately due and payable to Buyer, and Buyer and the Company shall, within two (2) Business Days of any such termination, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the entirety of the Designated Amount to Buyer.

(c) The Parties agree that at or prior to the Closing on the Closing Date, Buyer shall be permitted to instruct the Escrow Agent to deposit the entirety of the Designated Amount with the Payment Agent (and, for the avoidance of doubt, the Designated Amount shall be treated as a portion of the Aggregate Closing Consideration).

Section 7.19 Financial Information. Following the Closing Date, Buyer hereby confirms and undertakes that Buyer and the Company shall reasonably cooperate with the Securityholder Representative and E&Y Israel, being the independent auditors retained by the Company prior to the Closing Date (the “Independent Auditors”), so that the Securityholder Representative may prepare financial statements of the Company for the periods ending as of or before the Closing Date (the “Pre-Close Financial Statements”). The Company shall make available to the Securityholder Representative and the Independent Auditors books, records and work papers and personnel reasonably necessary for the preparation and audit of the Pre-Close Financial Statements.

Section 7.20 Employee Matters. During the period beginning on the date the Call Option or the Put Option is validly exercised in accordance with this Agreement, the Company shall provide Buyer with reasonable access to the Company’s employees and will use commercially reasonable effort to assist Buyer with its efforts to enter into appropriate retention or offer paperwork with each such employee prior to the Closing Date. Buyer’s communications with employees pursuant to this Section 7.20 will be made in consultation and coordination with the Company. Buyer will not knowingly and intentionally seek to discourage any employee of the Company from continuing employment with the Company and, without limiting Section 8.02(j), the execution of retention or offer paperwork will not be a condition to the Closing of the Equity Purchase.

Section 7.21 Buyer Financial Representations.

(a) No later than thirty (30) calendar days following Buyer’s receipt of the Statistical Report pursuant to Section 7.05(c), Buyer shall deliver to the Company a certificate, executed by an authorized officer of Buyer, certifying that the representation and warranty of Buyer contained in Section 6.05 remains true and correct in all respects.

(b) Within two (2) Business Days of the date of Buyer’s receipt of the Pre-Market Approval Application from the Company pursuant to Section 7.05(b), Buyer shall deliver to the Company a certificate, executed by an authorized officer of Buyer, certifying that the representation and warranty of Buyer contained in Section 6.05 remains true and correct in all respects.

(c) No later than ninety (90) calendar days following Buyer’s receipt of the Pre-Market Approval Application from the Company pursuant to Section 7.05(b), Buyer shall deliver to the Company (i) a certificate, executed by an authorized officer of Buyer, certifying that the representation and warranty of Buyer contained in Section 6.05 remains true and correct in all respects and (ii) a written summary of Buyer’s intended sources of financing and Buyer’s progress towards obtaining such financing.

(d) Each of the foregoing certificates and summaries shall be deemed as representations of Buyer made hereunder.

(e) Following the Company’s Pivotal Clinical Trial Success and continuing until the earlier of the Closing and the valid termination of this Agreement pursuant to Article IX, Buyer shall make available its Chief Financial Officer to conduct a telephone conference with the Chief Financial Officer of the Securityholder Representative upon reasonable advance written notice from the Securityholder Representative and during normal business hours for the purposes of discussing Buyer’s intended sources of financing and Buyer’s progress towards obtaining such financing; provided, however, that the Securityholder Representative shall not request any such telephone conference, and Buyer shall have no obligation to participate in any such telephone conference, more than once during any calendar quarter.

(f) Other than with the prior written consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not make a Section 338(g) election (within the meaning of the Internal Revenue Code of 1986, as amended) if doing so would reasonably be expected to adversely affect the Securityholders, in which case, Buyer shall agree to indemnify the Securityholders for any tax liability incurred by the Securityholders as a result of the making of such Section 338(g) election by Buyer.

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of Buyer and the Securityholders. The respective obligations of Buyer and the Securityholders to effect the Equity Purchase and the other transactions contemplated by this Agreement to be effected at the Closing shall be subject to the satisfaction (or waiver in writing by Buyer and the Securityholder Representative to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Valid Exercise of Option. Either (i) Buyer shall have validly exercised the Call Option and delivered the Call Option Exercise Notice in accordance with Section 2.01(c)(i) or (ii) the Company shall have validly exercise the Put Option and delivered the Put Option Exercise Notice in accordance with Section 2.02(c)(i).

(b) Antitrust Approvals. Any requirements, filings, approvals or waiting periods under any applicable Antitrust Laws required for the consummation of the Equity Purchase shall have been satisfied, made, obtained or expired or terminated.

(c) No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Equity Purchase on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the Equity Purchase or any of the other transactions contemplated hereby that makes illegal, or restrains, enjoins or otherwise prohibits, the consummation of the Equity Purchase or any of the other transactions contemplated hereby.

(d) The Company shall have obtained the Option Tax Ruling or the Interim Option Tax Ruling; provided, however, that in the absence of such ruling, the condition set forth in this Section 8.01(d) shall be satisfied upon the earlier of (i) forty-five (45) days from the filing with the ITA of an application to obtain either such ruling and (ii) seventy-five (75) days from the valid exercise of the Call Option or the Put Option, as applicable.

(e) Bring Along. The Bring Along Waiting Period shall have elapsed and no 341 Legal Proceeding shall be pending.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Equity Purchase and the other transactions contemplated by this Agreement to be effected at the Closing shall be subject to the satisfaction (or waiver in writing by Buyer to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties of the Company. Each of (i) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date) and (ii) the other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in the case of this clause (ii), without giving effect to any Company Material Adverse Change or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants of the Company. The Company shall have performed, and be in compliance with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Representations and Warranties of the Securityholders. Each of the Securityholder Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any Securityholder Material Adverse Change or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations or warranties.

(d) Covenants of the Securityholders. Each of the Securityholders shall have performed, and be in compliance with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(e) Final Review Period. The Final Review Period shall have expired pursuant to Section 2.06.

(f) No Company Material Adverse Change. Since the date of the exercise of the Call Option or the Put Option, as applicable, there shall not have occurred any changes, events, circumstances, occurrences, effects, state of facts or developments which constitute a Company Material Adverse Change.

(g) No Securityholder Material Adverse Change. Since the date of the exercise of the Call Option or the Put Option, as applicable, there shall not have occurred any changes, events, circumstances, occurrences, effects, state of facts or developments which constitute a Securityholder Material Adverse Change.

(h) Closing Deliverables. Buyer shall have received each of the agreements and documents set forth in Section 3.02(a) and Section 3.02(b) and each agreement delivered pursuant thereto shall be in full force and effect.

(i) Litigation. There shall not be pending or threatened by or before any Governmental Entity any Action that (i) seeks to prevent the consummation of the Equity Purchase or any of the other transactions contemplated hereby on the terms, and conferring upon Buyer all of their respective rights and benefits, contemplated herein or (ii) seeks the award of Damages (in an amount material to the Company and the Company Subsidiaries) payable by, or any other remedy against, Buyer or the Company if the Equity Purchase is consummated.

(j) Employees. As of immediately prior to the Closing, (i) each of the Key Employees and (ii) at least 70% of the employees of the Company and the Company Subsidiaries other than the Key Employees shall remain employed by the Company or a Company Subsidiary and no such individual who remains employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time shall have expressed any overt intention to terminate employment with the Company or any such Company Subsidiary immediately following the Closing or to rescind or repudiate his or her Employment Agreement or Consulting Agreement, as applicable.

(k) Related Party Transactions. All Contracts between the Company or any Company Subsidiary, on the one hand, and any Related Party, on the other hand, (excluding ordinary course Contracts relating to employee/consultancy retention, compensation and benefits that have been made available to Buyer, Contracts solely between the Company and a Company Subsidiary and made available to Buyer, and the Contracts set forth on Schedule 8.02(k)) shall have been terminated.

(l) Joinders; Share Transfer Deeds. The holders of no less than 90% of all outstanding Ordinary Shares and Preferred Shares of the Company (excluding for such calculation any shares held by Buyer, its Affiliates and/or any of its Permitted Transferees) shall have executed (i) either this Agreement on the date hereof or a Joinder Agreement following after the date hereof and (ii) a Share Transfer Deed.

Section 8.03 Conditions to Obligations of the Company and the Securityholders. The obligations of the Company and the Securityholders to effect the Equity Purchase and the other transactions contemplated by this Agreement to be effected at the Closing shall be subject to the satisfaction (or waiver in writing by the Company and the Securityholder Representative to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date) without giving effect to any materiality qualifications contained in such representations and warranties.

(b) Covenants. Buyer shall have performed, and be in compliance with, in all material respects, all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to the Company the items set forth in Section 3.02(c).

(d) Closing Escrow Amounts. The Closing Escrow Amounts shall have been received by the Escrow Agent, as confirmed in writing by the Escrow Agent to the Company and to the Securityholder Representative.

Section 8.04 Frustration of Closing Conditions. None of (i) the Company or any of the Securityholders, with respect to Section 8.01 and Section 8.03, as applicable or (ii) Buyer, with respect to Section 8.01 and Section 8.02, as applicable, may rely on the failure of any such condition, as the case may be, to be satisfied, if such failure was solely and directly caused by or resulted from, such party’s failure to comply with any provision of this Agreement.

ARTICLE IX.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Equity Purchase abandoned at any time prior to the Closing:

(a) by the written consent of Buyer, the Company and the Securityholder Representative;

(b) automatically, without further action by the Company, Buyer, the Securityholder Representative, if (i) the Call Option shall not have been exercised prior to the expiration of the Call Option Period and (ii) the Put Option shall not have been exercised prior to the expiration of the Put Option Exercise Period;

(c) by either the Company or Buyer, upon written notice to the other party (and, in case of Buyer, with a copy to the Securityholder Representative):

(i) if the Equity Purchase shall not have been consummated within ninety (90) days of the Company’s exercise of the Put Option or Buyer’s exercise of the Call Option, as applicable (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to a party whose failure to perform in all material respects any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Equity Purchase to be consummated on or prior to the Outside Date;

(ii) if there shall be in effect a final non-appealable Order issued by any Governmental Entity of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Equity Purchase on the terms contemplated herein;

(iii) if the Regulatory Approval Milestone has not been achieved (as finally determined pursuant to Section 2.04) on or prior to the date that is twenty-four (24) months from the date of the Company’s initial submission to the FDA of the Pre-Market Approval Application; or

(iv) if a Governmental Entity of competent jurisdiction shall have enacted any applicable Law that makes illegal or otherwise prohibits, the consummation of the Equity Purchase contemplated hereby;

(d) by Buyer upon written notice to the Company (with a copy to the Securityholder Representative) upon the occurrence of an Adverse Clinical Trial Event; provided, that Buyer’s right to terminate this Agreement under this Section 9.01(d) shall not be available with respect to any particular Adverse Clinical Trial Event following the date that is ninety (90) days after Buyer’s receipt of written notice of the actual occurrence of such Adverse Clinical Trial Event pursuant to Section 7.05(a)(vi) together with reasonable detail with respect to the events and circumstances related thereto;

(e) automatically, without further action by the Company, Buyer, the Securityholder Representative, the Securityholders or any other Person if the results of the Pivotal Clinical Trial do not constitute a Pivotal Clinical Trial Success based on the Statistical Report;

(f) by Buyer upon written notice to the Company (with a copy to the Securityholder Representative) upon the occurrence of a Company Material Adverse Change or a Securityholder Material Adverse Change; provided, that Buyer’s right to terminate this Agreement under this Section 9.01(f) shall not be available with respect to any particular Company Material Adverse Change or a Securityholder Material Adverse Change following the date that is ninety (90) days after Buyer’s receipt of written notice of the actual occurrence of such Company Material Adverse Change or a Securityholder Material Adverse Change pursuant to Section 7.05(d) together with reasonable detail with respect to the events and circumstances related thereto;

(g) by Buyer, upon written notice to the Company and the Securityholder Representative, at any time prior to the date that is thirty (30) calendar days following Buyer’s receipt of the Statistical Report pursuant to Section 7.05(c);

(h) by (i) the Company, to the extent a Buyer Dispute Notice has been received by the Company pursuant to Section 2.04(c) or (ii) Buyer, to the extent a Company Dispute Notice has been received by Buyer pursuant to Section 2.04(d), in each case, upon written notice to the Securityholder Representative and the disputing party (Buyer or the Company, as applicable) and if following the date that is ninety (90) days after receipt by such party of such Buyer Dispute Notice or Company Dispute Notice, as applicable, (A) the applicable dispute with respect to achievement of the Regulatory Approval Milestone has not been fully resolved in accordance with Section 11.07 or (B) a Chosen Court has determined in a final decision that the Regulatory Approval Milestone was not achieved as of the date of such Pre-Closing Milestone Notice or Deemed Achievement Notice;

(i) by Buyer, upon written notice to the Company and the Securityholder Representative and so long as Buyer is not then in material breach of its obligations of this Agreement such that the conditions set forth in Section 8.01 or Section 8.03 would not be satisfied, if (i) any representation or warranty of the Company or any Securityholder contained in this Agreement shall be inaccurate such that the conditions set forth in Section 8.02(a) and Section 8.02(c) would not be satisfied or (ii) any of the covenants or obligations of the Company or the Securityholders contained in this Agreement (including without limitation, the covenants under Section 7.09, and the undertaking to consummate the Equity Purchase in accordance with and subject to the provisions hereof) shall have been breached in any material respect such that the conditions set forth in Section 8.02(b) or Section 8.02(d) would not be satisfied;

(j) by the Company, upon written notice to Buyer and so long as the Company is not then in material breach of its obligations of this Agreement such that the conditions set forth in Section 8.01 or Section 8.02 would not be satisfied, if (i) any representation or warranty of Buyer contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied or (ii) any of the covenants or obligations of Buyer contained in this Agreement (including without limitation, the covenants under Section 7.09, and the undertaking to consummate the Equity Purchase in accordance with and subject to the provisions hereof) shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied;

(k) by the Company, upon written notice to Buyer, in the event Buyer has failed to provide the Company with the Additional Investment Amount within five (5) Business Day of its obligation to so provide such amount in accordance with the provisions of the Series G SPA; and

(l) by the Company, upon ten (10) Business Days’ written notice to Buyer, in the event Buyer has failed to timely deposit the Designated Amount with the Escrow Agent in accordance with to Section 7.18(a); provided, that such right shall not be available to the Company if Buyer cures such failure by depositing the Designated Amount with the Escrow Agent prior to such tenth (10th) Business Day.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which, and the provision of this Section 9.01 pursuant to which, such party is terminating this Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and, subject to the remainder of this sentence and without limitation of Section 9.03, there shall be no Liability on the part of any Party; provided that Section 7.14 (Confidentiality; Public Announcements), this Article IX (Termination) and Article XI (Miscellaneous) shall survive such termination and there shall be no liability on the part of Buyer, the Company, the Securityholders, the Securityholder Representative or any of their respective managers, directors, officers or Affiliates, except that termination of this Agreement shall not relieve any party to this Agreement from liability for a material breach of this Agreement prior to the termination of this Agreement.

Section 9.03 Termination Fee; Equity Interest Forfeiture.

(a) If, but only if, this Agreement is validly terminated by the Company pursuant to Section 9.01(c)(i) or Section 9.01(j) due to Buyer’s breach of its obligation to effectuate the Closing in accordance with this Agreement, in each case, following the Company’s exercise of the Put Option or following Buyer’s exercise of the Call Option, and at the time of such termination, (i) all conditions set forth in Section 8.01 and Section 8.02 shall be satisfied or shall have been waived (other than (x) any such conditions that by their nature are to be satisfied by actions to be taken at the Closing (and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Closing, such conditions are capable of being satisfied if the Closing were to occur at the time of such termination), and (y) such conditions which remain unsatisfied solely as a result of Buyer’s breach of any covenant or obligation contained in this Agreement), (ii) the Company is not in material breach of this Agreement and (iii) the Company stood ready, willing and able to consummate the Closing (any such termination a “Failure to Close Termination”), then the Designated Amount shall be due and payable to the Company ($20,000,000 of the Designated Amount) and the Securityholders ($30,000,000 of the Designated Amount, allocated between the Securityholders in accordance with the provisions of the Articles of Association of the Company) (the “Designated Amount Allocation”), and the Company shall, during the period which shall expire within five (5) Business Days of the Outside Date following such Failure to Close Termination, provide the Escrow Release Notice to the Escrow Agent, and Buyer shall thereafter have the right to submit an Escrow Objection Notice during the five (5) Business Days following delivery to Buyer of a concurrent copy of the Escrow Release Notice (provided that if Buyer shall not timely submit the Escrow Objection Notice, the Escrow Agent shall act in accordance with the Company’s Escrow Release Notice and release the Designated Amount in accordance with the Designated Amount Allocation). In addition to the foregoing, following a Failure to Close Termination, the Company shall have the right, subject to a written notice to Buyer, to call for the surrender and Transfer to the Company of all Shares then held by Buyer and, for the avoidance of doubt, Buyer shall not be entitled to any consideration in connection with such surrender of Shares (such surrender and Transfer, together with the payment of the Designated Amount, the “Failure to Close Remedy”). To the extent the Buyer timely delivers an Escrow Release Objection, (A) the Designated Amount shall not be released by the Escrow Agent and shall remain held in escrow pursuant to the terms of this Agreement and the Escrow Agreement, (B) Buyer’s Shares shall be, at the Company’s discretion, Transferred and held in escrow by the Escrow Agent, and such Shares shall be “Escrowed Shares,” in each case, until the dispute pursuant to the Escrow Release Objection is fully and finally resolved and (C) the Company and the Securityholders, as applicable, shall be entitled to the Failure to Close Remedy if such dispute is so resolved in the Company’s favor but shall not be precluded from seeking to enforce any additional remedy against Buyer (including Damages in excess of the Failure to Close Remedy). It is understood and agreed that so long as any of Buyer’s Shares are Escrowed Shares, the Company Board may request, in accordance with the provisions of the Escrow Agreement, that the Escrow Agent vote such Shares in favor of a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Articles of Association) in connection with the execution and consummation of a Deemed Liquidation Event so long as (x) such Deemed Liquidation Event is otherwise approved by the corporate organs of the Company and the other shareholders of the Company required in order to affect such transaction have executed the same instruments, agreements or documents, (y) other than as set forth in clause (2) below, the Escrowed Shares are subject to treatment in such Deemed Liquidation Event that is no less favorable than the treatment afforded any other Shares in such Deemed Liquidation Event (specifically excluding different liquidation preference rights with respect to shares of more senior classes of shares to be issued following the date of this Agreement, if any) and (z) the proceeds of such Deemed Liquidation Event are allocated and distributed in accordance with Section 18.1 of the Company’s Amended and Restated Articles of Association. In addition, for as long as the dispute regarding the Failure to Close Remedy is not resolved, (1) the consideration payable with respect to such Buyer’s Shares in the Company in a Deemed Liquidation Event will, upon consummation of such Deemed Liquidation Event, be held in escrow until such time as the dispute is fully and finally resolved and (2) Buyer shall not object or otherwise take any action with the intent of interfering with the consummation of such Deemed Liquidation Event. Following the final resolution of said dispute pursuant to a final decision of a Chosen Court, the consideration payable with respect to such Shares in a Deemed Liquidation Event will be released (I) to the Company or its Securityholders if such dispute is so resolved in the Company’s favor, or (II) to Buyer if such dispute is so resolved in Buyer’s favor (and the Company and Buyer will take all actions necessary to cause such consideration to be released from escrow to the applicable party in accordance herewith). Without derogating from the foregoing, and always subject to the foregoing clause (1), so long as a dispute pursuant to the Escrow Release Objection has not been fully and finally resolved, to the extent that the proposed acquirer in the applicable Deemed Liquidation Event requires that Buyer shall execute the applicable transaction documents (in the same form proposed to be executed by the other shareholders of the Company) in such Deemed Liquidation Event and Buyer refuses, the Company Board shall have the discretion to call for the surrender and Transfer to the Company of all Escrowed Shares (or for the avoidance of doubt, all of Buyer’s Shares in the Company, even if such shares were not deposited in escrow as aforesaid) immediately prior and subject to the consummation of such Deemed Liquidation Event (for no consideration other than Buyer’s entitlement to the consideration for such shares in the Deemed Liquidation Event, to the extent so resolved by the final resolution of said dispute pursuant to a final decision of a Chosen Court); provided, that none of the foregoing shall require Buyer to enter into or be bound by any non-competition or similar agreement containing covenants restricting Buyer’s or its Affiliates’ ability to freely compete with any Person and in no event shall Buyer be required to execute any such agreement.

(b) If, but only if, this Agreement is validly terminated by Buyer pursuant to Section 9.01(g) (such termination a “Termination for Convenience”), then, concurrent with such termination, Buyer shall pay to the Company a one-time cash payment equal to $30,000,000 (the “Termination for Convenience Fee”).

(c) If, but only if, (i) this Agreement is validly terminated by the Company pursuant to clause (A) of Section 9.01(h) following the Company’s receipt of a Buyer Dispute Notice and (ii) thereafter, to the extent the Company has chosen to continue the dispute in order to obtain the Disputed Regulatory Approval Remedy, the dispute set forth in the Buyer Dispute Notice is resolved, in a final decision of a Chosen Court, in favor of the Company, such termination shall be considered a “Qualifying Disputed Regulatory Approval Termination,” the Designated Amount shall be due and payable to the Company and the Payment Agent (for further disbursement to the

Securityholders) in accordance with the Designated Amount Allocation, and the Company shall be permitted to execute and deliver, with a copy delivered concurrently to Buyer, written instructions to the Escrow Agent (accompanied by the applicable decision of the Chosen Court) instructing the Escrow Agent to deliver the entirety of the Designated Amount to the Company and the Payment Agent (for further disbursement to the Securityholders) in accordance with the Designated Amount Allocation in accordance with this Section 9.03(c) (the “Disputed Regulatory Approval Remedy”).

(d) If, but only if, this Agreement is validly terminated by the Company pursuant to Section 9.01(l) (such termination a “Failure to Fund Termination”), then, within five (5) Business Days of such termination, the Company shall be entitled to elect (in its sole discretion), and shall deliver a written notice to Buyer indicating its election, that Buyer either (i) pay to the Company a one-time cash payment equal to $30,000,000 or (ii) call for the surrender and Transfer of all Shares then held by Buyer and, for the avoidance of doubt, Buyer shall not be entitled to any consideration in connection with such forfeiture (such cash payment or surrender and Transfer , as so elected by the Company, the “Failure to Fund Remedy”). Buyer shall satisfy its obligations with respect to the applicable Failure to Fund Remedy, to the extent the Company chose the cash payment referred to in the foregoing clause (i), within ten (10) Business Days of Buyer’s receipt of the Company’s written election of such remedy. For the avoidance of doubt, in no event shall a Failure to Fund Remedy include both payment of the one-time $30,000,000 fee and the surrender and Transfer of Buyer’s Shares.

(e) Notwithstanding anything to the contrary set forth in this Agreement, in the event of a Failure to Close Termination, a Termination for Convenience, a Qualifying Disputed Regulatory Approval Termination or a Failure to Fund Termination, the Failure to Close Remedy, Termination for Convenience Fee, Disputed Regulatory Approval Remedy or Failure to Fund Remedy (subject to Section 9.03(a) in the event an Escrow Release Objection is timely delivered by Buyer), as applicable, will be deemed as an agreed upon remedy for the Damages caused to the Company and the Securityholders (on account of the amount of such remedy to be received by the Securityholders and/or the benefit otherwise realized by the Securityholders in connection with such remedy) in connection with the applicable failure by Buyer, whether measured in costs, expenses, loss of opportunities, or otherwise (without any need for the Company or the Securityholders to demonstrate Damages), and the sole and exclusive remedy of the Company and the Securityholders and each of their respective Affiliates and Representatives against (i) Buyer, its Subsidiaries and each of their respective Affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Buyer, its Subsidiaries and each of their respective Affiliates (clauses (i) and (ii) collectively, the “Buyer Related Parties”) for any loss or Damages based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, following the full satisfaction of the Failure to Close Remedy, Termination for Convenience Fee, Disputed Regulatory Approval Remedy or Failure to Fund Remedy, none of the Buyer Related Parties will have any further Liability or obligation, monetary or otherwise (and other than as set forth in Section 7.14), to the Company or any Securityholder relating to or arising out of this Agreement or the transactions contemplated hereby and none of the Company, any Securityholder or any of their respective Affiliates or Representatives shall seek to obtain any recovery, judgment or Damages of any kind, at law or in equity or otherwise, including consequential, indirect or punitive damages, against any of the Buyer Related Parties.

ARTICLE X.

INDEMNIFICATION

Section 10.01 Survival.

(a) If the Equity Purchase is consummated, (i) the representations and warranties contained herein shall survive until 5:00 p.m. North Carolina time on the date that is twenty-four (24) months following the Closing Date (the date and time of expiration, the “Survival Date”); provided that (A) the Fundamental Representations (other than the representations and warranties contained in Section 4.14 (Taxes)) and the Securityholder Representations shall survive the Closing until 5:00 p.m. Israel time on the date that is forty-eight (48) months following the Closing Date (the “Fundamental Survival Date”) and (B) the representations and warranties contained in Section 4.08(k) and Section 4.14 (the “Tax Representations”) shall survive the Closing until the date that is ninety (90) days following the expiration of the applicable statute of limitations (taking into account all waivers or extensions thereof) (the “Tax Survival Date”); provided, further, that if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof (x) with respect to any representation or warranty prior to the Survival Date, (y) with respect to any Fundamental Representation or Securityholder Representation, prior to the Fundamental Survival Date or (z) with respect to the Tax Representations, prior to the Tax Survival Date, in each case, the claim shall continue indefinitely until such claim is finally resolved pursuant to the terms of this Article X and (ii) unless otherwise provided herein, all covenants and agreements herein to be performed after the Closing will survive until such covenant or agreement is fully performed or until the termination or expiration of such covenant or agreement in accordance with the terms hereof, the earlier thereof.

(b) Notwithstanding anything to the contrary set forth in Section 10.01(a), in the event of fraud or Willful Breach by the Company of any representation or warranty made by the Company in this Agreement or in any Schedule, statement or certificate delivered by or on behalf of the Company pursuant to this Agreement, such representation or warranty, solely as to such claim for fraud or Willful Breach hereunder, shall survive by the Closing until thirty (30) days after the date on which all statutes of limitation applicable to such claims (as the same may be extended or waived) shall have expired.

(c) The Company and each of the Securityholders agree that the Buyer Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article X relating to the representations, warranties, covenants and obligations of the Company or the Securityholders are part of the basis of the bargain contemplated by this Agreement. The Company and each of the Securityholders further agrees that the representations, warranties, covenants and obligations of the Company or the Securityholders, and the rights and remedies that may be exercised by the Buyer Indemnified Parties with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Buyer Indemnified Parties shall be deemed to have relied upon such representations and warranties (including the Disclosure Schedules), covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of the Buyer Indemnified Parties or any of their Representatives (regardless of whether obtained through any investigation by any Buyer Indemnified Party or any Representative of any Buyer Indemnified Party or through disclosure by the Company, any Securityholder or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a Buyer Indemnified Party or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

Section 10.02 Indemnification.

(a) Indemnification for Company Matters. From and after the Closing, by virtue of the Equity Purchase and subject to the terms, conditions and limitations of this Article X, the Securityholders shall, severally (in accordance with each Securityholder’s applicable Pro Rata Share upon the date of notice of each applicable claim), but not jointly, indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages related to or arising out of or in connection with:

(i) Any breach of, or inaccuracy in, any of the representations or warranties made by the Company in Article IV of this Agreement or in any Schedule or certificate (other than the Consideration Spreadsheet) delivered by or on behalf of the Company pursuant to this Agreement, in each case, as of the date hereof or as of the Closing Date (except in the case of representations and warranties that by their terms speak as of a specific date, which representations and warranties shall be true and correct as of such date) and assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the defined term “Company Material Adverse Change” the words “material” and “materially” and all similar phrases and words (excluding the defined term “Material Contract”), were deleted therefrom;

(ii) any breach of or failure to perform on or prior to the Closing any covenant, or agreement made by the Company herein that are required to be performed on or prior to the Closing;

(iii) any Closing Indebtedness or Unpaid Company Transaction Expenses, to the extent not accounted for in the determination of the Aggregate Closing Consideration and paid as of Closing or in the determination of the Adjustment Amount pursuant to Section 3.04(b);

(iv) any fraud on the part of the Company;

(v) any claims by or on behalf of any holder or former holder of Equity Interests of the Company or rights to acquire Equity Interests of the Company (including any claims arising out of or in connection with the Equity Purchase or any of the other transactions contemplated hereby, any claims alleging violations of fiduciary duty by any current or former member of the Company Board or any of the current or former officers of the Company) solely in respect to (A) such Person’s ownership or purported ownership of any Equity Interests of the Company or rights to acquire Equity Interests of the Company or (B) solely in respect to the period prior to the Closing, a breach of fiduciary duties with respect to this Agreement, or the transactions contemplated hereby, by either any current or retired member of the Company Board;

(vi) any (A) Taxes of the Company or any of the Company Subsidiaries with respect to any Pre-Closing Tax Period; (B) Taxes of any Securityholder (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and the Company Subsidiaries) for any taxable period for which Buyer, its Affiliates, the Company or any Company Subsidiary is held liable; (C) Taxes for which the Company or any of the Company Subsidiaries (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group or by reason of being a transferee or successor, in each case, at any time on or before the Closing Date; (D) Taxes imposed on or payable by third parties with respect to which the Company or any of the Company Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (E) any withholding Taxes imposed with respect to payments made pursuant to this Agreement or the Equity Interests acquired by Buyer at the Closing (in each case, to the extent not fully withheld by the Payment Agent, 102 Trustee and/or the Escrow Agent upon actual payment to the Securityholder or to the extent not previously withheld in whole or in part by the Company or otherwise not fully or partly paid) for which for which Buyer, its Affiliates, the Company or any Company Subsidiary is held liable; provided, however, that the Securityholders shall have no liability under this Section 10.02(a)(vi) for any Taxes to the extent such Taxes were specifically reflected as a liability in the in the determination of the Aggregate Closing Consideration and paid as of Closing or in the determination of the Adjustment Amount pursuant to Section 3.04(b);

(vii) any inaccuracy in the Consideration Spreadsheet or the failure of the allocation of the Equity Purchase Consideration or Sales Milestone Consideration, in each case, as set forth in the Consideration Spreadsheet to be consistent in all respects with this Agreement and the Organizational Documents of the Company;

(viii) any 341 Legal Proceeding; and

(ix) any amount paid to any service provider as reimbursement and/or as a gross up for Taxes incurred by such service provider with respect to any matter set forth on or required to be set forth on Section 4.04(b)(B) of the Company Disclosure Schedules (clauses (i) through (viii) of this Section 10.02(a) together, the “Company Indemnifiable Matters” and each individually a “Company Indemnifiable Matter””).

(b) Indemnification for Securityholder Matters. From and after the Closing, by virtue of the Equity Purchase and subject to the terms, conditions and limitations of this Article X, each Securityholder shall, severally, but not jointly, with respect to only such Securityholder’s representations and warranties in Article V, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Damages related to or arising out of or in connection with:

(i) Any breach of, or inaccuracy in, any of the representations or warranties made by such Securityholder in Article V of this Agreement or in any Transaction Document delivered by or to which such Securityholder is a party, in each case, as of the date hereof or as of the Closing Date (except in the case of representations and warranties that by their terms speak as of a specific date, which representations and warranties shall be true and correct as of such date) and assuming that all qualifications contained in this Agreement as to materiality, including each qualifying reference to the defined term “Securityholder Material Adverse Change,” the words “material” and “materially” and all similar phrases and words, were deleted therefrom;

(ii) any breach of or failure to perform on or prior to the Closing any covenant, or agreement made by such Securityholder herein that are required to be performed on or prior to the Closing; and

(iii) any fraud on the part of such Securityholder or any other fraud or Willful Breach with respect to which such Securityholder had actual knowledge or willingly participated in the commission thereof (clauses (i) through (iii) of this Section 10.02(b) together, the “Securityholder Indemnifiable Matters” and each individually a “Securityholder Indemnifiable Matter”).

Section 10.03 Limitations on Liability and Indemnification.

(a) In seeking indemnification for Damages pursuant to Section 10.02(a)(i) of this Agreement, no Buyer Indemnified Party shall make any claim for Damages unless and until the aggregate amount of all such Damages incurred or suffered by the Buyer Indemnified Parties exceeds $500,000 of the Equity Purchase Consideration (the “Deductible”), at which point the Buyer Indemnified Parties may make claims for all Damages in excess of the Deductible; provided that the foregoing limitations set forth in this Section 10.03(a) shall not apply to claims for indemnification pursuant to Section 10.02(a)(i) of this Agreement, in each case, to the extent such claim arises from or is a result of or connected with, any breach of, or inaccuracy in, any Fundamental Representation or the Tax Representation or any fraud by the Company or any of its representatives.

(b) Recovery by a Buyer Indemnified Party for Damages pursuant to Section 10.02(a)(i) shall be satisfied solely from the Indemnity Escrow Fund; provided, however, that the foregoing limitation shall not apply to (i) indemnification for breaches of, or inaccuracies in, the Fundamental Representations or the Tax Representation or (ii) fraud, for which such Buyer Indemnified Party shall have all other rights and remedies available to it to recover any remaining amount directly from the Securityholders; provided, further, that with respect to such matters addressed in clauses (i) and (ii) of this Section 10.03(b), or any other matters specificed under Section 10.02(a), recovery of Damages by a Buyer Indemnified Party from a Securityholder shall be satisfied first from the Pro Rata Share of such Securityholder in the Indemnity Escrow Fund prior to making any direct claim against such Securityholder but such amounts recovered from the Indemnity Escrow Fund will not reduce the amount that the Buyer Indemnified Parties may recover from such Securityholder with respect to Damages pursuant to Section 10.02(a)(i) which would otherwise be limited to such Securityholder’s Pro Rata Share of the Indemnity Escrow Fund. With respect to any claims for indemnification made in respect of an individual Securityholder pursuant to Section 10.02(b), a Buyer Indemnified Party shall first recover Damages from such individual Securityholder’s Pro Rata Share of the Indemnity Escrow Fund and thereafter shall recover any remaining amount directly from such individual Securityholder; provided, that any amount recovered from the Indemnity Escrow Fund with respect to claims for indemnification made in respect of an individual Securityholder pursuant to Section 10.02(b) will not reduce the amount that the Buyer Indemnified Parties may recover with respect to Damages pursuant to Section 10.02(a)(i).

(c) Notwithstanding anything to the contrary contained herein (including the provisions of clause (j) below), in no event shall the aggregate liability of a Securityholder for indemnification in accordance with this Article X exceed the aggregate Equity Purchase Consideration actually received by such Securityholder hereunder (including such Securityholder’s Pro Rata Share of the Adjustment Escrow Fund and the Indemnity Escrow Fund); provided, however, that the limitations set forth in this Section 10.03(c) shall not apply with respect to a Securityholder in the case of such Securityholder’s own fraud or Willful Breach (or any other fraud or Willful Breach with respect to which such Securityholder had actual knowledge or willingly participated in the commission of such fraud or Willful Breach), in which event such Securityholder shall be liable to the Buyer Indemnified Parties for the full amount of Damages resulting from, arising out of or related to such fraud or Willful Breach.

(d) The Buyer Indemnified Parties shall not be entitled to recover any Damages relating to any Company Indemnifiable Matter or Securityholder Indemnifiable Matter arising pursuant to one provision of this Agreement to the extent that the Buyer Indemnified Parties have already recovered the same Damages with respect to such Company Indemnifiable Matter or Securityholder Indemnifiable Matter pursuant to any other provision of this Agreement. Furthermore, the Buyer Indemnified Parties shall not be entitled to recover any Damages relating to any Company Indemnifiable Matter or Securityholder Indemnifiable Matter arising pursuant to this Agreement to the extent that the Buyer Indemnified Parties have already recovered the same Damages with respect to such Company Indemnifiable Matter or Securityholder Indemnifiable Matter pursuant to any other agreement, document, certificate or otherwise, including the Series G SPA.

(e) The Buyer Indemnified Parties shall not be entitled to recover any Damages to the extent that the Damages comprising a claim (or part thereof) with respect to such matter have been included in the calculation of the Closing Working Capital or otherwise already reduced from the Equity Purchase Consideration at the Closing in accordance with the provisions hereof.

(f) Costs and expenses (including attorneys’ fees, costs and other expenses incurred in investigating, preparing or defending any applicable claim or Action) shall constitute Damages for which a Buyer Indemnified Party is entitled to indemnification if and solely to the extent that such underlying claim or Action gives rise to Damages for which such Buyer Indemnified Party is entitled to indemnification pursuant to Section 10.02 (without taking into account such costs and expenses).

(g) The amount of Damages payable by any Securityholder under this Article X shall be reduced by (i) any insurance proceeds received from an insurance carrier by any Buyer Indemnified Party with respect thereto (net of costs of enforcement, exclusions, deductibles and retro-premium adjustments actually incurred and reasonable future increased expenses and premiums, in each case, as a result of having made a claim upon insurance coverages) and (ii) indemnity or contribution amounts received from third parties (net of any applicable costs of recovery or collection thereof) (each of the foregoing (i) and (ii) a “Recovery”).

(h) If a Buyer Indemnified Party or any of its Subsidiaries receives any Recovery for Damages for which such Buyer Indemnified Party received an indemnity payment, such Buyer Indemnified Party shall promptly pay the applicable Securityholders an amount equal to the amount of such Recovery (to the extent such Recovery is duplicative of the indemnity payment actually received hereunder), less all reasonable, documented, out-of-pocket costs and expenses incurred by such Buyer Indemnified Party in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment received by such Buyer Indemnified Party or any of its Subsidiaries.

(i) Notwithstanding anything in this Agreement to the contrary (but, for the avoidance of doubt, without limitation of Buyer’s rights pursuant to Section 3.06(b)(i) with respect to Continuing Claims) following such time as the Buyer Indemnified Parties are entitled to indemnification for aggregate Damages in excess of the Indemnity Escrow Fund, Buyer may, but shall not be obligated to, set off against any Sales Milestone Consideration that becomes payable pursuant to this Agreement following the final resolution (pursuant to this pursuant to this Article X or otherwise upon the mutual written Agreement of Buyer and the Securityholder Representative) that any Buyer Indemnified Party is entitled to such Damages made in accordance with the provision hereof any such amounts to which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article X, applying such amounts in satisfaction, to the extent of such amount, of such owed amounts. Buyer’s set off right under this Section 10.03(i) is referred to as the “Set Off Right”).

(j) Absent fraud or Willful Breach, the indemnification provisions contained in this Article X are the sole and exclusive remedy following the Closing as to all Damages (and any other damages, claims or causes of action of any kind or nature) any Buyer Indemnified Party may incur arising from or relating to this Agreement (it being understood that nothing in this Section 10.03(j) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights or remedies arising out of claims Buyer may have under any Transaction Document including the Transmittal Materials delivered pursuant to Section 3.05). Notwithstanding anything to the contrary set forth in this Agreement, Buyer may recover from the Indemnity Escrow Fund any Damages which are suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with any fraud or Willful Breach by the Company or any of its Representatives (regardless of whether such actions have been authorized).

(k) Notwithstanding anything to the contrary contained herein, prior to the exercise of the Put Option or the Call Option: (i) in no event shall a Securityholder be liable for any breach of this Agreement by the Company or any other Securityholder; (ii) in no event shall the Company’s aggregate liability hereunder exceed, when aggregated with any indemnification sought from the Company under the Series G SPA, the maximal amount of indemnification payable by the Company pursuant to the Series G SPA; and (iii) in no event shall the aggregate liability hereunder of any Securityholder for any breach of its own representations, warranties and/or covenants exceed such Securityholder’s Pro Rata Share (as calculated with respect to the Aggregate Closing Consideration hereunder) of the investment amounts actually disbursed to the Company pursuant to the Series G SPA.

Section 10.04 Claims and Procedures.

(a) If Buyer determines in good faith that any Buyer Indemnified Party has a bona fide claim for indemnification pursuant to this Article X, Buyer may deliver to the Securityholder Representative a certificate signed by any officer of Buyer (any certificate delivered in accordance with the provisions of this Section 10.04(a) an “Officer’s Claim Certificate”):

(i) stating that a Buyer Indemnified Party has a claim for indemnification pursuant to this Article X;

(ii) to the extent reasonably practicable, containing a good faith non-binding, preliminary estimate of the amount to which such Buyer Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Buyer Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer, and the method of computation of the amount of such claim; and

(iii) specifying in reasonable detail (based upon the information then possessed by Buyer following reasonable inquiry) the material facts known to the Buyer Indemnified Party giving rise to such claim. Buyer shall also provide such other information then possessed by Buyer with respect to such claim for indemnification as the Securityholder Representative may reasonably request.

No delay in providing such Officer’s Claim Certificate shall affect a Buyer Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Securityholders are actually and materially prejudiced thereby.

(b) At the time of delivery of any Officer’s Claim Certificate to the Securityholder Representative, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Buyer (on behalf of itself or any other Buyer Indemnified Party).

(c) If the Securityholder Representative in good faith objects to any claim made by Buyer in any Officer’s Claim Certificate, then the Securityholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Buyer during the thirty (30)-day period commencing upon receipt by the Securityholder Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Buyer in the Officer’s Claim Certificate. If the Securityholder Representative does not deliver a Claim Dispute Notice to Buyer prior to the expiration of such thirty (30)-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Buyer’s favor for purposes of this Article X on the terms set forth in the Officer’s Claim Certificate and (ii) if cash remains in the Indemnity Escrow Fund, then Buyer shall direct the Escrow Agent to deliver cash from the Indemnity Escrow Fund to Buyer in accordance with this Section 10.04.

(d) If the Securityholder Representative delivers a Claim Dispute Notice, then Buyer and the Securityholder Representative shall attempt in good faith to resolve any such objections raised by the Securityholder Representative in such Claim Dispute Notice. If Buyer and the Securityholder Representative agree to a resolution of such objection (subject, inter alia, to Section 11.01(b)(ii)), then a memorandum setting forth the matters conclusively determined by Buyer and the Securityholder Representative shall be prepared and signed by both parties and, if cash remains in the Indemnity Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Indemnity Escrow Fund in accordance with the terms of such memorandum.

(e) If no such resolution can be reached during the forty-five (45)-day period following Buyer’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Buyer or the Securityholder Representative may bring suit to resolve the objection in accordance with Section 11.07; provided, however, that, to the extent any amount remains in the Indemnity Escrow Fund or any portion of the Sales Milestone Consideration has been withheld pursuant to Section 3.06(b)(i), unless Buyer initiates an Action with respect to the claim in such Officer’s Claim Certificate (whether a third party Claim or otherwise) within one hundred twenty (120) days following Buyer’s receipt of such Claim Dispute Notice, such claim shall be deemed to have been conclusively determined in the Securityholder Representative’s favor for purposes of this Article X on the terms set forth in the Claim Dispute Notice. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Buyer, the Securityholder Representative and the Securityholders, and Buyer and the Securityholder Representative shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Indemnity Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(f) Notwithstanding anything to the contrary in this Section 10.04, in the event that a Buyer Indemnified Party brings a claim for indemnification under Section 10.02(b) and such claim relates to the breach of a representation or warranty or covenants by one Securityholder (a “Solo Securityholder Claim”), then, solely for purposes of this Article X, (i) only the Securityholder that is subject to such Solo Securityholder Claim (the “Solo Securityholder”) shall be required to provide indemnification pursuant this Article X, and (ii) the Solo Securityholder shall serve the role of Securityholder Representative for purposes of the Solo Securityholder Claim under this Article X, mutatis mutandis (all of the foregoing, without derogating from any other provision of this Article X which shall apply mutatis mutandis), provided that the Securityholder Representative shall be provided with a copy of any notices, certificates, memoranda or other documents or instruments delivered or exchanged between Buyer and the Solo Securityholder under or in connection with this Article X. For the avoidance of doubt and notwithstanding anything else herein to the contrary, no Securityholder shall be liable for any breach of this Agreement by any other Securityholder.

Section 10.05 Indemnity Escrow Release Procedures.

(a) Neither the Indemnity Escrow Fund nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Securityholder, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Securityholder, in each case prior to the distribution of the Indemnity Escrow Fund to any Securityholder in accordance with this Section 10.05.

(b) Buyer shall be entitled to permanently retain from the Indemnity Escrow Fund in respect of finally determined Damages for which the Buyer Indemnified Parties are entitled to recover pursuant to this Article X, an amount in cash equal to the aggregate amount of such Damages (less any amount of such Damages with respect to which Buyer has exercised the Set Off Right).

(c) Promptly after the Survival Date, Buyer will notify the Securityholder Representative in writing of the amount, if any, that Buyer determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved on or prior to 11:59 p.m. Israel time on the Survival Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Subject to Section 10.05(e), within five (5) Business Days following the Survival Date, Buyer and the Securityholder Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Fund to the Payment Agent for distribution to the Securityholders an amount in the aggregate equal to (i) the amount held in the Indemnity Escrow Fund as of the Survival Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Escrow Amount, with each Securityholder to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Securityholder’s Pro Rata Share (which may be reduced on account of Solo Securityholder Claims that are satisfied from the Indemnity Escrow Fund pursuant to Section 10.04(f) as shall be directed by the Securityholder Representative).

(d) Following the Survival Date, after resolution and payment of a Continuing Claim, (i) Buyer and the Securityholder Representative shall, subject to Section 10.05(e), execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Fund to the Payment Agent for distribution to the Securityholders an amount in the aggregate equal to (x) the amount held in the Indemnity Escrow Fund as of the date of such resolution and payment minus (y) the amounts that Buyer determines in good faith to be necessary to satisfy any other Continuing Claims (which amounts will continue to be held in the Indemnity Escrow Fund) and (ii) cause any portion of the Sales Milestone Consideration withheld pursuant to Section 3.06(b)(i) to be paid to the Securityholders, in each case, with each Securityholder to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Securityholder’s Pro Rata Share (which may be reduced on account of Solo Securityholder Claims that are satisfied from the Indemnity Escrow Fund pursuant to Section 10.04(f) as shall be directed by the Securityholder Representative).

(e) With respect to any amount to be released from the Indemnity Escrow Fund to the Payment Agent for distribution to the Securityholders pursuant to this Section 10.05 or the Escrow Agreement:

(i) if any Securityholder is required to but has not executed and delivered Transmittal Materials, Certificates or Derivative Instruments, in each case in accordance with Section 3.05, prior to the delivery to the Escrow Agent of the applicable joint written instructions, then any amount that would otherwise be released to such Securityholder shall be held by the Payment Agent, without interest, until such holder satisfies all of such Securityholder’s applicable obligations pursuant to Section 3.05;

(ii) amounts to be released from the Indemnity Escrow Fund to be distributed to each Securityholder shall be deemed to be the product of (A) the aggregate amount to be released from the Indemnity Escrow Fund to the Securityholders multiplied by (B) each Securityholder’s Pro Rata Share (subject to the provisions of Section 10.05(c) and Section 10.05(d));

(iii) each distribution to be made from the Indemnity Escrow Fund to a particular Securityholder shall be effected in accordance with the payment delivery instructions set forth in such Securityholder’s Transmittal Materials; and

(iv) all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Indemnity Escrow Fund shall be consistent with this Section 10.05 and the Escrow Agreement.

Section 10.06 Defense of Third-Party Claims. Except as otherwise provided in Section 7.12, in the event of the assertion of any claim or the commencement by any Person of any Action against a Buyer Indemnified Party with respect to which any of the Securityholders may become obligated to hold harmless, indemnify, compensate or reimburse any Buyer Indemnified Party pursuant to this Article X (each, a “Claim”), Buyer will, promptly after receipt of notice of any such Claim, notify the Securityholder Representative of the commencement thereof; provided, however, that any failure on the part of Buyer to so notify the Securityholder Representative shall not limit any of the obligations of the Securityholders under this Article X (except to the extent such failure actually and materially prejudices the defense of such Claim or otherwise actually and materially prejudices the Securityholders). Buyer shall have the right, at its election, to proceed with, and to control, the defense of such Claim on its own; provided, that the Securityholder Representative shall be entitled to participate in (but not control the conduct of) the defense of such Claim and to employ counsel of its choice for such purpose, in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege; provided further, that the fees and expenses of such separate counsel shall be borne by the Securityholders. Notwithstanding the foregoing, if Buyer shall have determined in good faith, and upon advice of counsel, that an actual conflict of interest makes representation of the indemnifying Securityholders and the Buyer Indemnified Party by the same counsel inappropriate (if such mutual representation is applicable), then the Securityholder Representative shall, upon notice from Buyer, engage separate counsel (and, for the avoidance of doubt, the fees and expenses of such separate counsel shall be borne by the Securityholders). If Buyer so proceeds with the defense of such Claim, the Securityholder Representative shall, and shall use reasonable best efforts to cause each Securityholder to, make available to Buyer any documents and materials in such Person’s possession or control that may be reasonably necessary to the defense of such Claim. If Buyer does not assume the defense of such Claim, the Securityholder Representative shall have the right to assume, defend and control such claim and Buyer shall, and shall use reasonable best efforts to cause each Buyer Indemnified Party to, make available to the Securityholder Representative any documents and materials in Buyer’s possession or control that may be reasonably necessary to the defense of such Claim. The Party assuming the defense of such Claim shall provide the other Party with updates and information regarding the proceedings, and will give the other Party written notice of its intention to settle any such Claim at least ten (10) days prior to the settlement of any such Claim. The Party assuming the defense of any such Claim will not settle any Claim without the consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided, for the avoidance of doubt, that in the event that a Party has consented to any such settlement (such consent not to be unreasonably withheld, conditioned or delayed), such Party (and the Securityholders to the extent such consenting Party is the Securityholder Representative) shall have no power or authority to object to such Claim and the payment of Damages in respect thereof; provided, further, that the Securityholder Representative (if the Party assuming the defense of any such Claim) shall be entitled to settle such Claim without the consent of Buyer, and otherwise shall have the right to request Buyer to settle such Claim, to the extent that (a) such settlement is on exclusively monetary terms which are entirely recovered from the amounts then remaining in the Indemnity Escrow Fund or from offset of the Sales Milestone Consideration which is then due and payable to the Securityholders and not, for the avoidance of doubt, being withheld pursuant to Section 3.06(b)(i) on account of any Continuing Claims unrelated to such settled Claim, (b) the terms of such settlement do not involve any finding or admission of any violation of Law or admission of wrongdoing, and (c) the terms of such settlement provide for a full and unconditional release of Buyer and its Affiliates (including the Company) from all liability with respect to such Claim.

Section 10.07 Characterization of Indemnification Payments. To the extent permitted under applicable Tax law, any amount paid pursuant to this Article X shall be treated as an adjustment to the Aggregate Consideration for all Tax purposes.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Appointment of Securityholder Representative.

(a) Each of the Securityholders, by virtue of the execution of this Agreement or a Joinder Agreement irrevocably designates and appoints, as of the date hereof, Elron Electronic Industries Ltd., an Israeli public company, as, and Elron Electronic Industries Ltd. hereby irrevocably accepts the designation as and agrees to be, the representative of the Securityholders as described in this Section 11.01 and elsewhere in this Agreement (in such capacity, the “Securityholder Representative”).

(b) Powers of the Securityholder Representative. The Securityholder Representative is designated as the attorney-in-fact and agent for and on behalf of the Securityholders (in their capacity as such), to act on behalf of the Securityholders in any Action involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Securityholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i) to act for the Securityholders with respect to the post-Closing adjustments contemplated by Section 3.04;

(ii) to act for the Securityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise or settle any indemnity claim on behalf of the Securityholders and to transact matters of litigation or other Actions;

(iii) to direct (A) the Payment Agent to disburse any portion of the amount paid to the Payment Agent and (B) the Escrow Agent to disburse any portion of the Indemnity Escrow Fund, in each case of (A) and (B), that is payable to Buyer, any Buyer Indemnified Party or the Securityholders in accordance with this Agreement, the Consideration Spreadsheet and the Transaction Documents;

(iv) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Securityholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(v) to execute and deliver all amendments and waivers to this Agreement that the Securityholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(vi) to receive funds for the payment of expenses of the Securityholders and apply such funds in payment for such expenses;

(vii) to do or refrain from doing any further act or deed on behalf of the Securityholders that the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Securityholders could do if personally present, including to give or receive any notice or instruction permitted or required under, and pursuant to any limitations in, this Agreement, the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Securityholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Securityholder individually, as applicable), and to take any and all action for and on behalf of Securityholder, and each of them, under and pursuant to this Agreement, the Escrow Agreement or any other such agreement, document or instrument; and

(viii) to grant, provide, negotiate and sign all waivers, consents, instructions and authorizations and to take all other actions called for under or contemplated by or that may otherwise be deemed by the Securityholder Representative, in its sole and absolute discretion, to be necessary or appropriate in connection with any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Buyer Indemnified Parties (other than the payment of the Aggregate Consideration in accordance with the terms hereof and in the manner provided herein);

(ix) to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Securityholders; and

(x) to receive service of process in connection with any claims under this Agreement.

Notwithstanding the foregoing or anything to the contrary set forth herein or in any other Transaction Document, nothing herein or in any other Transaction Document shall authorize or empower the Securityholder Representative to (A) instruct the Payment Agent or the Escrow Agent in any manner whatsoever other than by a joint written instruction executed by the Securityholder Representative and Buyer or (B) exercise any authority conferred by this Section 11.01 (1) in a manner that improperly discriminates between or among the Securityholders, or (2) as to the handling and settlement of any indemnification claim, insofar as such indemnification claim relates solely and exclusively to a Solo Securityholder which shall be handled in accordance with the provisions of Section 10.04(f). Without implying that other actions would constitute an improper discrimination, each of the Securityholders agrees that discrimination between or among Securityholders solely on the basis of the respective number of Shares, Company Warrants and/or Company Options or their respective Pro Rata Share, or a reduction of any such Securityholder’s Pro Rata Share of the Indemnity Escrow Fund based on the resolution of claims against a Solo Securityholder, shall not be deemed to be improper.

(c) Reimbursement and Liability of Securityholder Representative.

(i) The Securityholder Representative will incur no liability to the Securityholders with respect to any action taken or suffered by the Securityholder Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Securityholder Representative to be genuine and to have been signed by the proper person (and the Securityholder Representative shall have no responsibility to determine the authenticity thereof), nor for any action or inaction, except its own gross negligence or willful misconduct. The Securityholder Representative shall have no responsibility or liability for any loss of principal of the Securityholder Expense Fund other than as a result of its gross negligence or willful misconduct.

(ii) The Securityholders shall be bound by all actions taken and documents executed by the Securityholder Representative in connection with the exercise of its powers and authority as the Securityholder Representative, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholder Representative in all matters referred to herein.

(iii) The Securityholder Representative shall act for the Securityholders on all of the matters set forth in this Agreement in the manner the Securityholder Representative believes to be in the best interest of the Securityholders and consistent with the obligations under this Agreement, but the Securityholder Representative shall not be responsible to the Securityholders for any Damages the Securityholders may suffer by the performance of its duties under this Agreement, other than Damages arising from willful violation of the law or gross negligence in the performance of the duties of the Securityholder Representative under this Agreement.

(iv) The Securityholders will indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, Liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable, documented out-of-pocket fees and expenses of counsel and experts and their staffs and relating to document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct.

(d) If not paid directly to the Securityholder Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Expense Fund at such time as remaining amounts would otherwise be distributable to the Securityholders, and (ii) to the extent that the Securityholder Expense Fund has been exhausted in full, any portion of the Adjustment Escrow Fund, the Indemnity Escrow Fund or any portion of the Aggregate Consideration payable to Securityholders following the Closing, in each case, actually payable to the Securityholders (in each case, solely to the extent and at such times as any such amounts are actually payable to the Securityholders in accordance with Section 3.04(b), Section 3.06 or Section 10.05(e), as applicable), in each case, with respect to each Securityholder on a several and not joint basis and in accordance with each Securityholder’s Pro Rata Share of such Representative Losses; provided, that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this Section 11.01(d). The foregoing indemnities will survive the Closing or the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(e) The Securityholder Representative shall not be liable to the Company or its Affiliates or Buyer or any Buyer Entity, in its capacity as the Securityholder Representative, for any liability of a Securityholder or otherwise. The Securityholder Representative shall be relieved of any liability hereunder, in all questions arising in respect of any matter under this Agreement and/or any other Transaction Agreements. Except as expressly provided herein, the Securityholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Securityholder Representative.

(f) The Securityholder Representative shall use the Securityholder Expense Fund to pay any expenses incurred by the Securityholder Representative in fulfilling its obligations hereunder and shall distribute any remaining balance of the Securityholder Expense Fund to the Payment Agent upon completion by the Securityholder Representative of its duties hereunder. Any such distributions from the Securityholder Expense Fund shall be paid to the Securityholders, with equal priority and pro rata based on each such Securityholder’s Pro Rata Share of the Securityholder Expense Fund, up to the total amount such Securityholder originally deposited in the Securityholder Expense Fund.

(g) No resignation of the Securityholder Representative shall become effective unless at least thirty (30) days’ prior written notice of the replacement or resignation of such Securityholder Representative (in its discretion) shall have been provided to each Securityholder, Buyer, the Payment Agent and the Escrow Agent. Buyer and its Affiliates (including, after the Closing, the Company), the Payment Agent and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Securityholders holding at least a majority of the interest in the Indemnity Escrow Fund at any time may remove the Securityholder Representative by a written instrument delivered to the Securityholder Representative, Buyer, the Company, the Payment Agent and the Escrow Agent and, in such event and also if the Securityholder Representative shall have resigned, its successor who shall serve and exercise the powers of the Securityholder Representative hereunder shall be appointed by a written instrument signed by Securityholders holding at least a majority of the interest in the Indemnity Escrow Fund at such time and delivered to Buyer, the Payment Agent and the Escrow Agent.

(h) Notices. Except to the extent that this Agreement requires that a notice be made to a Securityholder (and specifically with respect to a Solo Securityholder), any notice given by Buyer to the Securityholder Representative will constitute notice to each and all of the Securityholders at the time notice is given to the Securityholder Representative. Any action taken by, or notice or instruction received from, the Securityholder Representative will be deemed to be action by, or notice or instruction from, each and all of the Securityholders. Except as otherwise contained herein (and specifically with respect to a Solo Securityholder), Buyer and the Company may, and the Escrow Agent and the Payment Agent will, disregard any notice or instruction received from any one or more individual Securityholders.

Section 11.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Israel time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Israel time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to the Company:

CartiHeal (2009) Ltd.
17 Atir Yeda St.
Kfar Saba 4464313, Israel

Attention:

Email:

with a copy (which shall not constitute notice) to:

Shibolet & Co., Law Firm

4 Berkowitz St.,

Tel-Aviv 6423806, Israel

Attention:

Email:

If to the Securityholders:	to the Securityholder Representative

If to the Securityholder Representative:

Elron Electronic Industries Ltd.

ToHa Tower, 114 Yigal Alon St., 27th floor,

Tel-Aviv 6744320, Israel

Attention:

Email:

with a copy (which shall not constitute notice) to:

Weinberg&Co. Law Office

9 Jabotinsky 31st Floor

Hachsharat Hayishuv Tower

Bnei Brak, 5126417, Israel

Attention:

Email:

If to Buyer:

Bioventus LLC
4721 Emperor Boulevard, Ste. 100

Durham, North Carolina 27703
Attention:

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor

Costa Mesa, California 92626
Facsimile: (714) 540-1235

Attention:

Email:

and with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 9424018, Israel
Attention:
Email:

Section 11.04 Entire Agreement; Severability; Amendments and Waivers.

This Agreement, the Transaction Documents and the Confidentiality Agreement (with respect to Buyer and the Company only) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(a) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) Subject to applicable Law, any provision of this Agreement may be amended, supplemented or modified by written instrument making specific reference to this Agreement and signed by the Company, Buyer and the Securityholder Representative, and any provision hereof may be waived by the Party against whom the waiver is to be effective. For purposes of this Section 11.04(b), the Securityholders agree that any amendment of this Agreement, and any waiver of any provision hereof, as to which the Securityholder Representative has given its written consent shall be binding upon and effective against the Securityholders whether or not they have signed such amendment, supplement or modification or any document with respect to such waiver.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.05 Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign this Agreement or its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of Buyer and Securityholder Representative, and any purported assignment without such prior written consent shall be null and void ab initio; provided that, prior to the Closing, Buyer may, without the prior written consent of the Securityholder Representative, assign all or any portion of its rights and obligations under this Agreement to one or more of Buyer’s direct or indirect wholly owned Subsidiaries (who, upon such assignment, shall be entitled to such rights and liable for such obligations). No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b) To the extent Buyer consummates Buyer Fundamental Change, (i) cause written notice of such transaction to be provided to (x) the Company (if such transaction is consummated prior to the Closing) or (y) the Securityholder Representative (if such transaction is consummated following the Closing), in each case at least five (5) calendar days prior to the closing of such transaction and (ii) cause the successor-in-interest of Buyer in such transaction to assume in writing all of Buyer’s obligations set forth in this Agreement (and for the avoidance of doubt, following any such Buyer Fundamental Change, any references to Buyer’s financial statements shall be deemed a reference to the new successor entity’s financial statements, and any reference to a Buyer Entity shall be deemed to refer to any controlled Affiliate of such new successor entity).

Section 11.06 No Third-Party Beneficiaries. Except to the extent set forth in Section 7.13, and for Securityholders nothing in this Agreement or the other Transaction Documents, express or implied, is intended to confer upon any Person other than Buyer, the Company, the Securityholder Representative, the Major Securityholders and the Buyer Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.07 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE LAW THEREOF THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW; PROVIDED, THAT MATTERS INVOLVING THE CORPORATE MATTERS OF THE COMPANY, INCLUDING WITHOUT LIMITATION, TRANSFER OF SHARES AND THE BRING-ALONG MECHANISM, SHALL BE

GOVERNED BY THE LAWS THE STATE OF ISRAEL APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN OF THE STATE OF ISRAEL. Each Party, for itself and its successors and assigns, irrevocably agrees that it shall bring any Action in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement, only in the Delaware Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware) (the “Chosen Courts”); provided, that with respect to Section 341 Legal Proceedings, “Chosen Courts” shall mean a court of competent jurisdiction in Tel Aviv, Israel.

(b) PARTIES HERETO AGREE THAT ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH ACTION AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH ACTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 11.03 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.07(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.07(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) Each of Buyer, the Company and the Securityholder Representative acknowledge and agree that inherent in all contracts governed by the law of the State of Delaware is an implied covenant of good faith and fair dealing.

Section 11.08 Arbitration. Notwithstanding any other provision herein to the contrary, the parties hereto understand and agree that all Section 3.06(b) Disputes shall be resolved by final, binding, nonjudicial arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce pursuant to the following procedures:

(a) The Company (if the Section 3.06(b) Dispute is prior to the Closing), the Securityholder Representative (if the Section 3.06(b) Dispute is after the Closing) or Buyer may send another party or parties written notice identifying the Section 3.06(b) Dispute at issue and invoking the procedures of this Section 11.08 thereby demanding confidential arbitration conducted by three independent arbitrators, one selected by the Company (if the Section 3.06(b) Dispute is prior to the Closing) or the Securityholder Representative (if the Section 3.06(b) Dispute is after the Closing), one selected by Buyer, and the third (who must be independent of the parties hereto) selected jointly by the two arbitrators previously so selected. All arbitrators must be appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any Section 3.06(b) Dispute and allow a decision to be reached within thirty (30) calendar days while also allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the Section 3.06(b) Dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys’ fees and other costs incurred by the parties, to the same extent as a court of law or equity, if the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything to the contrary in this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions of law regarding the Section 3.06(b) Dispute, which shall set forth the award, judgment, decree or order of the arbitrators.

(b) Judgment upon any award, judgment, decree or order rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in New York, New York under the Rules of Arbitration of the International Chamber of Commerce then currently in effect and the language of arbitration shall be English. The non-prevailing party to any arbitration under this Section 11.08 shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys’ fees and costs, incurred by the other party to the arbitration. The parties shall maintain the confidential nature of the arbitration proceeding and any award, judgment, decree or order rendered by the arbitrators, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, judgment, decree or order rendered by the arbitrators or its enforcement, or unless otherwise required by Law or judicial decision.

Section 11.09 Remedies Cumulative; Specific Performance. Subject to Section 9.03 and Section 10.03(g), the rights and remedies of the Parties hereto shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.11 Consent to Representation. If the Securityholder Representative so desires, acting on behalf of the Securityholders and without the need for any consent or waiver by the Company, Buyer or any other Person, Shibolet & Co. (“Shibolet”) and White & Case LLP (“W&C”) shall be permitted to represent the Securityholders (or any of them) after the Closing in connection with any matter, including any matter related to the transactions contemplated hereby, any Transaction Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Shibolet and W&C shall be permitted to represent the Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated hereby, and any related matter, such as claims or disputes arising under any Transaction Documents, including with respect to any indemnification claims hereunder or any claims arising out of alleged fraud or other similar matters. Any representation of the Company or any of its Affiliates after the Closing shall not affect the foregoing provisions hereof.

Section 11.12 Privilege. After the Effective Time, Buyer shall not, and shall cause each of its Affiliates (including the Company) not to, use any legal advice provided by Shibolet or W&C to the Company, the Securityholder Representative or any Securityholder, relating to the transactions contemplated hereby (“Company Transactions Legal Advice”) in connection with any indemnification claim dispute hereunder or any other legal proceeding or potential legal proceeding against, with or involving Buyer, the Company or any of their Affiliates or agents. After the Effective Time, the Securityholder Representative shall be permitted to access and use Company Transactions Legal Advice in connection with any indemnification claim dispute hereunder or any other legal proceeding or potential legal proceeding against, with or involving Buyer, the Company or any of their Affiliates or agents; and Shibolet, W&C, the Securityholder Representative and any Securityholder may make any such Company Transactions Legal Advice available to Shibolet, W&C or the Securityholder Representative, as the case may be. For the avoidance of doubt, Buyer, the Company and any of their Affiliates and agents may access and use for any purpose facts, data and any other information contained in any communications between Shibolet and/or W&C, on the one hand, and the Company, the Securityholder

Representative and/or any Securityholder, on the other hand, to the extent such communications belong to the Company even if such communication also contains Company Transactions Legal Advice, including as evidence in any indemnification claim dispute or any other legal proceeding or potential legal proceeding involving the Securityholder Representative or any Securityholder, but for the avoidance of doubt, excluding the Company Transactions Legal Advice contained in such communications. For the avoidance of doubt, nothing in this Section 11.12 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER

BIOVENTUS LLC

By:	/s/ Ken Reali

Name:	Ken Reali

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY

CARTIHEAL (2009) LTD.

By:	/s/ Nit Altschuler

Name:	11/7/2020

Title:	CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDER REPRESENTATIVE

ELRON ELECTRONIC INDUSTRIES LTD.

By:	Elron Electronic Industries Ltd.

Name:	Niv Levy; Yaron Elad

Title:	CFO; CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

ACCESS MEDICAL VENTURES LLC

By:	/s/ Michael Tal
Name: Michael Tal
Title: Founder

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

U.M. ACCELMED MEDICAL PARTNERS L/P

By:	/s/ Uri Geiger
Name: Uri Geiger
Title: Managing Partner

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

PERTEC MANAGEMENT LTD.

By:	/s/ Marc R. Frood
Name: Marc R Frood
Title: Auhtorised Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

By:	/s/ Zeev Zehavi
Name: Zeev Zehavi
Title: Vice President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

INCENTIVE II MANAGEMENT LTD.

By:	/s/ Boaz Lifschitz Eyal Lifschitz
Name: Boaz Lifschitz Eyal Lifschitz
Title: Managing General Partner

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

PEREGRINE VENTURES MANAGEMENT LTD

By:	/s/ Boaz Lifschitz Eyal Lifschitz
Name: Boaz Lifschitz Eyal Lifschitz
Title: Managing General Partner

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

ELRON ELECTRONIC INDUSTRIES LTD.

By:	/s/ Niv Levy; Yaron Elad
Name: Niv Levy; Yaron Elad
Title: CFO; CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

AMOON 2 FUND LIMITED PARTNERSHIP

By:	/s/ Yair C. Schindel
Name: Yair C. Schindel
Title: Managing Partner

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECURITYHOLDERS

B.G. NEGEV TECHNOLOGIES LTD.

By:	/s/ Josh Peleg
Name: Josh Peleg
Title: CEO